AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
AUGUST 30, 2013

REGISTRATION NO. 333-________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LEGEND INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1041	23-3067904
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
__________________________

Level 8, 580 St Kilda Road
Melbourne Victoria 3004
Australia
Telephone: 613-8532-2866
Facsimile: 613-8532-2805
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)
__________________________

Mr. Peter Lee
LEGEND INTERNATIONAL HOLDINGS, INC.
Level 8, 580 St Kilda Road
Melbourne Victoria 3004
Australia
Telephone: 613-8532-2866
Facsimile: 613-8532-2805
(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________________

Copies to:
R. Brian Brodrick, Esq.
Phillips Nizer LLP
666 Fifth Avenue
New York, New York 10103
212-841-0700
Facsimile (212) 262-5152
__________________________

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
__________________________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)	☐

CALCULATION OF REGISTRATION FEE:

Title Of Each Class Of Securities To Be Registered(1)	Amount to be registered	Proposed Maximum Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Subscription rights, each to purchase one share of our common stock, $0.001 par value per share(1)		$(2)	$(2)	$(2)
Common stock, $0.001 par value per share, underlying the Subscription Rights	444,047,971	$0.05	$22,202,399	$3,029(3)
Total	444,047,971		$22,202,399	$3,029

(1)  This registration statement relates to the subscription rights to purchase shares of our common stock, and shares of our common stock deliverable upon the exercise of the subscription rights.

(2)  The subscription rights are being issued without consideration.  Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(3)  Calculated pursuant to Rule 457(o) based on the proposed maximum offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
(Subject to completion, dated ______________, 2013)

LEGEND INTERNATIONAL HOLDINGS, INC

444,047,971 SHARES OF COMMON STOCK
ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

We are distributing, at no charge, to holders of our common stock non-transferable subscription rights to purchase up to 444,047,971 shares of our common stock. You will receive one subscription right for each share of common stock owned at 5:00 p.m., New York City time, on ___________, 2013.

Each subscription right will entitle you to purchase one (1) share of our common stock at a subscription price of $0.05 per share, which we refer to as the subscription privilege. The per share price was determined by our board of directors after a review of recent closing sales and volume weighted average prices of our common stock and a number of other factors. If all the rights were exercised, the total purchase price of the shares offered in this rights offering would be approximately $22.2 million.

We have entered into a standby purchase agreement with Perfectus Management Limited, a Marshall Islands corporation (“Perfectus”). Mr Joseph Gutnick, our Chairman, President and Chief Executive Officer, holds 50% of the shares and is a director of Perfectus. An independent third party to Legend and Mr Gutnick holds the other 50% of the shares of Perfectus and the second director of Perfectus is independent of Legend and Mr Gutnick. Perfectus has agreed to purchase 200 million shares of common stock not otherwise purchased by our stockholders in the subscription rights, at the subscription price of $0.05, totalling $10 million (“Standby Purchase Quantity). In addition, Perfectus has been granted an option to purchase the balance of any shares not subscribed for by shareholders under the rights issue and after the purchase of the Standby Purchase Quantity (“Option Quantity”). The consideration for the Option Quantity is $0.05 per share.  Perfectus owned no shares of common stock on the record date. Mr. Gutnick, beneficially owned 68,676,635 shares of common stock (15.47%) on the record date. – See “Principal Stockholders”. Under the agreement, Perfectus has agreed to acquire from us shares of common stock issuable at the same subscription price of $0.05 and other terms and conditions as the rights offering. The purchase of any shares by Perfectus upon its participation in the rights offering would be effected in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the ”Securities Act”), and, accordingly, would not be registered pursuant to the registration statement of which this prospectus forms a part.  We have agreed, at our cost and expense, to register for resale under the Securities Act, all shares of common stock purchased by Perfectus in the rights offering

Under the standby purchase agreement, we agree to reimburse Perfectus for up to $50,000 of its expenses relating to the standby agreement for its legal and due diligence efforts related to the rights offering. We are not paying to Perfectus any commitment or underwriting fee, or other discount in connection with the rights offering and Perfectus is not providing any service to Legend in connection with the rights offering.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on ___________, 2013, unless we extend the rights offering period. We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. All exercises of subscription rights are irrevocable, even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced.

Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold, transferred or assigned and will not be listed for trading on any stock exchange or market, specifically including the OTCQB marketplace and the OTC Bulletin Board.

Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

The shares of common stock are being offered directly by us without the services of an underwriter or selling agent.

Shares of our common stock are traded on the OTCQB marketplace under the symbol “LGDI.” On August 16, 2013, the closing sales price for our common stock was $0.042 per share. The shares of common stock issued in the rights offering will also trade on the OTCQB marketplace under the same symbol.

The exercise of your subscription rights for shares of our common stock involves risks. See “Risk Factors” beginning on page 16 of the prospectus to read about important factors you should consider before exercising your subscription rights.

	PER SHARE(1)	AGGREGATE(2)
Subscription Price	$0.05	$22,202,399
Estimated Expenses	$-	$150,000
Net Proceeds to Legend	$0.05	$22,052,399

(1)	The estimated per share expense calculations below is an approximation.
(2)	Assumes the sale of all 444,047,971 shares that are being offered pursuant to the subscription rights.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY HAVE THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 19, 2013.

As used in this prospectus, “Legend,” the “Company,” “we,” “us” and “our” refer to Legend International Holdings, Inc. and its consolidated subsidiaries unless stated otherwise or the context requires otherwise.  This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, which we refer to as the SEC or the Commission, utilizing a registration process.  It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus before making a decision whether to invest in the common stock.  You should also read and consider the information contained in the exhibits filed with our registration statement, of which this prospectus is a part, as described in “Available Information” in this prospectus.

You should rely only on the information contained in this prospectus and any applicable prospectus supplement, including the information incorporated by reference.  We have not authorized anyone to provide you with different information.  We are not offering to sell or soliciting offers to buy, and will not sell, any securities in any jurisdiction where it is unlawful.  You should assume that the information contained in this prospectus or any prospectus supplement, as well as information contained in a document that we have previously filed or in the future will file with the SEC is accurate only as of the date of this prospectus, the applicable prospectus supplement or the document containing that information, as the case may be.

Foreign Currency Translation

The functional and reporting currency of the Company is the Australian dollar (“A$”).  UNLESS OTHERWISE INDICATED, ALL FINANCIAL INFORMATION PRESENTED IS IN AUSTRALIAN DOLLARS.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

What is the rights offering?

We are distributing to holders of our common stock, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., New York City time, on ___________, 2013, the record date. The subscription rights will be evidenced by rights certificates.

What is the subscription privilege?

The subscription privilege of each subscription right gives our stockholders the opportunity to purchase for each share of common stock owned as of the record date one (1) share of our common stock at a subscription price of $0.05 per share. We have granted to you, as a stockholder of record as of 5:00 p.m., New York City time, on the record date, one subscription right for each share of our common stock you owned at that time. For example, if you owned 100 shares of our common stock as of 5:00 p.m., New York City time, on the record date, you would receive 100 subscription rights and would have the right to purchase 100 shares of common stock at $0.05 per share with your subscription privilege. You may exercise the subscription privilege of any number of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold your shares in the name of a broker, custodian bank, dealer or other nominee who uses the services of the Depository Trust Company, (“DTC”), DTC will issue one subscription right to the nominee for each share of our common stock you own at the record date. The subscription privilege of each subscription right can then be used to purchase one (1) share of common stock at $0.05 per share. As in the example above, if you owned 100 shares of our common stock on the record date, you would receive 100 subscription rights and would have the right to purchase 100 shares of common stock at $0.05 per share with your basic subscription privilege.

Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?

Yes. Any purchases in the rights offering are inherently limited by the terms as described.

Why is the Company conducting the rights offering?

We are conducting the rights offering to raise capital in a cost-effective manner that allows all stockholders to participate. We intend to use the net proceeds to develop our phosphate assets and for general corporate purposes.

How was the $0.05 per share subscription price determined?

In determining the subscription price, our board of directors considered recent closing sales and volume weighted average prices of our common stock and a number of other factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, our need for liquidity and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price was established at a price of $0.05 per full share. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. We cannot give any assurance that our common stock will trade at or above the subscription price in any given time period.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your subscription rights in full, the relative percentage of our common stock that you own will decrease, and your voting and other rights will be diluted, to the extent shares are purchased by other stockholders in the rights offering.

What agreements do we have with the standby purchasers and will the standby purchasers receive any compensation for its commitment?

We have entered into a standby purchase agreement with Perfectus, which is an affiliate of our Chairman, under which Perfectus has agreed to purchase shares of common stock not otherwise purchased by our stockholders in the subscription rights. Perfectus owned no shares of common stock on the record date. Perfectus has agreed to purchase 200 million shares of common stock not otherwise purchased by our stockholders in the subscription rights, at the subscription price of $0.05, totalling $10 million (“Standby Purchase Quantity). In addition, Perfectus has been granted an option to purchase the balance of any shares not subscribed for by shareholders under the rights issue and after the purchase of the Standby Purchase Quantity (“Option Quantity”). The consideration for the Option Quantity is $0.05 per share.   We have agreed, at our cost and expense, to register for resale under the Securities Act of 1933, all shares of common stock purchased by Perfectus in the rights offering.

How many shares will the standby purchaser and its affiliates own after the rights issue?

If the entire rights offering is completed and all of our stockholders as of the record date purchase their subscription right, we will issue an additional 444,047,971 shares of common stock (subject to any adjustment for earning), the result of which we will have an aggregate of 888,095,942 shares issued and outstanding. In such an event, our Chairman would continue to beneficially own approximately 15.46% of our issued and outstanding common stock and Perfectus would not acquire any shares.

If none of our stockholders as of the record date purchase shares under the subscription right, then Perfectus will purchase, pursuant to the standby purchase agreement, 200,000,000 shares in the rights offering and would own 200,000,000 shares of our common stock (out of 644,047,971 shares on issue), which would equal approximately 31% of our then issued and outstanding shares in addition to the 10.66% of the issued and outstanding shares that would be beneficially owned by our Chairman.

If none of our stockholders as of the record date purchase shares under the subscription right, then Perfectus will purchase, pursuant to the standby purchase agreement, 200,000,000 shares in the rights offering and if Perfectus exercised the option to purchase the balance of the subscription rights, Perfectus would own 444,047,971 shares of our common stock, which would equal approximately 50% of our then issued and outstanding shares in addition to the 7.73% of the issued and outstanding shares that would be beneficially owned by our Chairman.

How soon must I act to exercise my subscription rights?

The subscription rights may be exercised at any time beginning on the date of this prospectus and prior to the expiration of the rights offering, which is on October 10, 2013, at 5:00 p.m., New York City time. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you prior to the expiration of the rights offering. Although we have the option of extending the expiration of the rights offering for a period not to exceed 30 days, we currently do not intend to do so.

May I transfer my subscription rights?

No. You may not sell or transfer your subscription rights to anyone.

Are we requiring a minimum subscription to complete the rights offering?

No.

Are there any conditions to completing the rights offering?

No.

Can our board of directors extend, cancel or amend the rights offering?

Yes. We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering. If we elect to extend the rights offering for a period of more than 30 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced.

Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Our board of directors also reserves the right to amend or modify the terms of the rights offering. If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price although no such change is presently contemplated.

Has the board of directors made a recommendation to our stockholders regarding the rights offering?

The board of directors does not make any recommendation to stockholders regarding the exercise of rights under the rights offering. You should make an independent investment decision about whether or not to exercise your rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise your rights, you will lose any value represented by your rights and your percentage ownership interest in us will be diluted. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

What will happen if I choose not to exercise my subscription rights?

If you do not exercise any subscription rights, the number of shares of our common stock you own will not change; however, due to the fact that shares will be purchased by other stockholders in the rights offering, your percentage ownership after the completion of the rights offering will be diluted.

How do I exercise my subscription rights? What forms and payment are required to purchase the shares of our common stock?

If you wish to participate in the rights offering, you must take the following steps:

•	deliver payment to the subscription agent using the methods outlined in this prospectus before 5:00 p.m., New York City time, on ___________, 2013; and

•	deliver a properly completed rights certificate to the subscription agent before 5:00 p.m., New York City time, on ___________, 2013.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the full extent possible based on the amount of the payment received, subject to the elimination of fractional shares.

When will I receive my new shares?

If you purchase shares of our common stock through the rights offering, you will receive your new shares as soon as practicable after the closing of the rights offering.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $0.05 per full share.

What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of our common stock you wish to purchase.

If you wish to participate in the rights offering and purchase shares of our common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election.” You should receive this form from your record holder with the other rights offering materials.

How many shares of our common stock will be outstanding after the rights offering?

As of August 16, 2013, we had 444,047,971 shares of our common stock issued and outstanding and options to purchase 22,437,000 shares of our common stock outstanding. We expect to issue a minimum of 200,000,000 shares and a maximum of 444,047,971 shares of our common stock in this rights offering through the exercise of subscription rights. Assuming no options are exercised prior to the expiration of the rights offering, we anticipate that we will have a minimum of 644,047,971 shares and a maximum of 888,095,942 shares of our common stock outstanding immediately after completion of the rights offering.

How much money will the Company receive from the rights offering?

Assuming all the shares of common stock offered are sold, the gross proceeds from the rights offering will be approximately $22.2 million. See “Use of Proceeds.”

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the headings “Risk Factors” in this prospectus.

May stockholders in all states participate in the rights offering?

Although we intend to distribute the rights to all stockholders, we reserve the right in some states to require stockholders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the shares for investment purposes only, and that they have no present intention to resell or transfer any shares acquired. Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.

Will the subscription rights be listed on a stock exchange or national market?

The subscription rights may not be sold, transferred or assigned and will not be listed or quoted for trading on any stock exchange or market, including the OTCQB marketplace or OTC Bulletin Board.

How do I exercise my subscription rights if I live outside the United States?

We will not mail this prospectus or the rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold the rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent and timely follow the procedures described in “The Rights Offering—Foreign Stockholders.”

What fees or charges apply if I purchase shares of our common stock?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising subscription rights?

For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights. This position is not binding on the Internal Revenue Service (the “IRS”) or the courts, however. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see “Material U.S. Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by hand delivery, first class mail or overnight courier service to:

Continental Stock Transfer and Trust Company
17 Battery Place, 8th Floor
New York NY 10004
USA

You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact Continental Stock Transfer and Trust Company, 17 Battery Place, 8th Floor, New York NY 10004, USA.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains numerous forward-looking statements relating to our business. such forward-looking statements are identified by the use of words such as believes, intends, expects, hopes, may, should, plan, projected, contemplates, anticipates or similar words. Actual production, operating schedules, results of operations, ore reserve and mineral deposit estimates and other projections and estimates could differ materially from those projected in the forward-looking statements.  The factors that could cause actual results to differ materially from those projected in the forward-looking statements include:

•	The risk factors set forth herein,

•	The possibility that the phosphates we find are not commercially economical to mine,

•	The risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions),

•	Changes in the market price of phosphate,

•	The uncertainties inherent in our production, exploratory and developmental activities, including risks relating to permitting and regulatory delays,

•	The uncertainties inherent in the estimation of ore reserves,

•	The effects of environmental and other governmental regulations, and

•	Uncertainty as to whether financing will be available to enable further exploration and mining operations.

Investors are cautioned not to put undue reliance on forward-looking statements.  We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

This summary highlights information contained in the prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not you should exercise your subscription rights. This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “Risk Factors”, and our financial statements and the accompanying notes, before making an investment decision

Our Business

Legend has been an exploration stage company since August 2006. During February 2011, the Company announced its maiden mineral reserve estimates for its 100% owned Paradise South phosphate project in accordance with SEC Industry Guide 7. As a result of establishing mineral reserve estimates, Legend has entered into the development stage for this project as it engages in the process of preparing the mineral deposit for extraction, while it continues with its other various exploration activities.

Legend is primarily focused on the commencement of mining, beneficiation and processing of its 100% owned phosphate mineralization near Mount Isa in northwest Queensland, Australia. Legend has a phased implementation plan to become a leading supplier of phosphate fertilizers.  Legend’s phosphate assets, which are owned and operated by Legend’s wholly-owned subsidiary, Paradise Phosphate Limited, or Paradise, consist of exploration and mining licenses which are grouped into projects called Paradise North, Paradise South, D-Tree and the Golden Cross Joint Venture project.

Phosphate rock is the primary source of phosphorus, a mineral which is an essential building block for all life on Earth and it is a vital nutrient for humans, animals and plants. Being essential for life means that we need to consume phosphorus in our food. Approximately 90% of mined phosphate rock is used in the production of phosphate fertilizers which are needed to maintain the high crop yields required for world food production. Legend plans to market a range of phosphate fertilizers.

Paradise’s initial business objective is the development of the Paradise North project to mine and deliver phosphate Direct Shipping Ore (“DSO”) to potential customers in the Australasian and South Asian regions. DSO refers to ore which needs negligible processing to meet customer requirements, often needing only crushing and screening, before it can be used as feedstock for phosphate fertilizer manufacture or as a direct application fertilizer.

The Paradise North Project has an estimate for capital expenditure of approximately A$26.4 million which is anticipated to provide all of the necessary infrastructure required to deliver phosphate DSO to the Port of Townsville. A bulk mining phosphate DSO operation requires minimal mine infrastructure and is based on contract mining. A majority of the capital expenditure is allocated to haul road upgrades and rail access security.  Legend intends to use part of the net proceeds of the rights offering to advance the Paradise North Project.

While Paradise is focused on near term production from the Paradise North project, its longer term business objective is to pursue additional growth opportunities by undertaking work to progress plans for the development of a phosphate beneficiation plant at the Paradise South project. Paradise aims to attract a strategic partner to finance the development of its phosphate mineralization. This could involve a range of possible transactions including entering into joint venture arrangements, accepting direct investment into the projects or the issue of new shares in Paradise. Concurrently, Paradise will also pursue exploration activity at the D-Tree and Golden Cross Joint Venture projects.

The planned beneficiation plant will use phosphate rock from Paradise South as feedstock and is planned to have a capacity to produce up to 2Mt per year of phosphate concentrate. This product may be used as feedstock to manufacture high analysis phosphate fertilizers DAP (Diammonium Phosphate), MAP (Monoammonium Phosphate) and superphosphates.

The manufacture and marketing of MAP and DAP fertilizers using feedstock from the Paradise South beneficiation plant is also being examined. A valuable by-product of DAP/MAP manufacture from Paradise South concentrate is Aluminum Fluoride (AlF3), an important input into the aluminum smelting process.

Our principal executive office is located at Level 8, 580 St Kilda Road, Melbourne, Victoria 3004 Australia.  Our telephone number at that address is 613-8532-2866.  Our website is located at www.lgdi.net.  Information contained on our web site does not constitute a part of this prospectus.

The Rights Offering

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered
We are distributing, at no charge, to holders of our common stock non-transferable subscription rights to purchase up to 444,047,971 shares of our common stock. You will receive one subscription right for each share of common stock owned at 5:00 p.m., New York City time, on ___________, 2013.

Subscription Privilege	The subscription privilege of each subscription right will entitle you to purchase one (1) share of our common stock at a subscription price of $0.05 per share.
Limitation on the Purchase of Shares
Any stockholder may exercise subscription privileges to the extent that any such exercise is the result of rights as described herein and that the total number of shares sold by the Company does not exceed 444,047,971 shares.

Standby Purchase Agreement
We have entered into a standby purchase agreement with Perfectus under which Perfectus has agreed to purchase 200 million shares of common stock not otherwise purchased by our stockholders in the subscription rights, at the subscription price of $0.05, totalling $10 million (“Standby Purchase Quantity). In addition, Perfectus has been granted an option to purchase the balance of any shares not subscribed for by shareholders under the rights issue and after the purchase of the Standby Purchase Quantity (“Option Quantity”). The consideration for the Option Quantity is $0.05 per share. Mr Joseph Gutnick, our Chairman, President and Chief Executive Officer, holds 50% of the shares and is a director of Perfectus. An independent third party to Legend and Mr Gutnick holds the other 50% of the shares of Perfectus and the second director of Perfectus is independent of Legend and Mr Gutnick.   Perfectus has agreed to acquire from us the shares of common stock issuable upon exercise of the unexercised rights, at the same subscription price of $0.05 and other terms and conditions as the rights offering stockholders.

Record Date	5:00 p.m., New York City time, on ___________, 2013.
Expiration of the Rights Offering	5:00 p.m., New York City time, on ___________, 2013.
Subscription Price	$0.05 per full share, payable in cash. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.

Use of Proceeds	We intend to use the net proceeds to develop our phosphate assets and for general corporate purposes. See “Use of Proceeds”.
Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on any stock exchange or market, including the OTCQB marketplace or the OTC Bulletin Board.
No Board Recommendation
Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

No Revocation
All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $0.05 per full share.

U.S. Federal Income Tax Considerations
For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights. This position is not binding on the IRS or the courts, however. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see “Material U.S. Federal Income Tax Consequences.”

Extension, Cancellation and Amendment
We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering. If we elect to extend the rights offering for a period of more than 30 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced.

Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Our board of directors also reserves the right to amend or modify the terms of the rights offering. If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price although no such change is presently contemplated.

Procedures for Exercising Rights
To exercise your subscription rights, you must complete the rights certificate and deliver it to the subscription agent, Continental Stock Transfer & Trust Company, together with full payment for all the subscription rights you elect to exercise under the subscription privilege. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

Subscription Agent and Information Agent	Continental Stock Transfer & Trust Company 17 Battery Place, 8th Floor New York NY 10004 USA
Shares Outstanding Before the Rights Offering	444,047,971 shares of our common stock were outstanding as of August, 2013.
Shares Outstanding After Completion of the Rights Offering
We expect to issue a minimum of 200,000,000 shares and a maximum of 444,047,971 shares of our common stock in this rights offering. Assuming no options are exercised prior to the expiration of the rights offering, we anticipate that we will have a minimum of 644,047,971 shares and a maximum of 888,095,942 shares of our common stock outstanding immediately after completion of the rights offering.

Fees and Expenses	We will pay the fees and expenses related to the rights offering.
OTCQB Marketplace Trading Symbol	Shares of our common stock are traded on the OTCQB marketplace under the symbol “LGDI.”
Questions
If you have any questions about the rights offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact Continental Stock Transfer & Trust Company.

Risk Factors
You should read the ”Risk Factors” section as well as the other cautionary statements throughout this prospectus so that you understand the risks associated with an investment in our securities. Any investment in our common stock should be considered a high-risk investment because of the nature of mineral exploration. Only investors who can afford to lose their entire investment should invest in these securities.

RISK FACTORS

Prospective investors should carefully consider the following risk factors, together with the other information contained in this prospectus, in evaluating the Company and its business before purchasing our securities. In particular, prospective investors should note that this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and that actual results could differ materially from those contemplated by such statements. The factors listed below represent certain important factors which we believe could cause such results to differ. These factors are not intended to represent a complete list of the general or specific risks that may affect us. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect us to a greater extent than indicated.

We Lack an Operating History And Have Losses Which We Expect To Continue Into the Future.

To date we have had no material source of revenue. We have no operating history as a mining company upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

-	exploration and development of any mineral property we identify; and

-	our ability to generate revenues and profitably operate a mine on any mineral property we identify.

We Will Require Further Financing To Determine If There Is Commercial Minerals, Develop Any Minerals We Identify And To Maintain The Mineral Claims.

Our success may depend on our ability to raise further capital. We will require further substantial additional funds to conduct mineral exploration and development activities on all of our tenements. There is no assurance whatsoever that funds will be available from any source or, if available, that they can be obtained on terms acceptable to us to make investments. In this regard, our subsidiary, Paradise, was unable to complete an initial public offering in Australia in 2012 due in part to adverse financial market conditions. If funds are not available in the amounts required to achieve our business strategy, we would be unable to reach our objective. This could cause the loss of all or part of your investment.

The Report Of Our Independent Registered Public Accounting Firm Contains An Explanatory Paragraph Questioning Our Ability To Continue As A Going Concern.

The report of our independent registered public accounting firm on our financial statements as of December 31, 2012 and 2011, and for the years ended December 31, 2012 and 2011, includes an explanatory paragraph questioning our ability to continue as a going concern. This paragraph indicates that we have not yet commenced revenue producing operations, have incurred net losses from inception, and have an accumulated (deficit) of $170,990,000 which conditions raise substantial doubt about our ability to continue as a going concern.  Our financial statements do not include any adjustment that might result from the outcome of this uncertainty.

There are Risks Related to the Construction, Development and Operation of Our Proposed Phosphate Mining and Beneficiation Facilities

The planning, construction and operation of phosphate mining and beneficiation facilities is a complex undertaking that involves various elements including engineering, design, procurement of equipment, transportation, water resources,  construction and obtaining financing and permits required related thereto.

We will need to obtain substantial equity and/or debt financing from third parties to fund the construction and development of our proposed phosphate mining and beneficiation facilities. We do not have any definitive agreements or understandings at this time to obtain this financing and there can be no assurance that we will be successful in doing so.

If we are not successful obtaining the necessary permits and approvals or raising the necessary funds, in a timely manner, or at all, in order to plan, construct or operate the mining and beneficiation facilities, this would have material adverse effect on our business and financial condition.

Phosphate Market, Price and Demand and the Need to Enter Into Off-Take Agreement/s

Paradise intends to derive its revenue initially from the extraction and sale of phosphate rock from the Paradise North Project. The price which Paradise may receive for its phosphate products depends on numerous factors that are beyond Paradise’s control and are inherently unpredictable, including general global economic conditions, currency exchange rates, increases of supply by competitors, shipping costs, alternative product development and changes in the demand for phosphate.

The viability of the Paradise North Project is dependent upon Paradise entering into a joint venture arrangement or off-take agreement with a customer or customers on acceptable terms and there is a risk that acceptable off-take arrangements may not eventuate.

The additional growth opportunities are also exposed to a risk that Paradise may not be able to achieve an acceptable price for the phosphate products which it hopes to produce, or be able to enter into viable off-take agreements for its anticipated fertilizer products.

World Economic Conditions Could Adversely Affect Our Results of Operations and Financial Condition

The effects of the continuing global financial crisis are difficult to accurately predict. As a result of this crisis, conditions in the credit markets have continued to be uncertain and risk adverse. These adverse conditions may make it harder for the Company to raise additional funds to finance the continued development of its business and may reduce the demand for phosphate and diamonds, which, at least in the short term, could reduce the value of the Company's mineral exploration properties. Continued adverse economic conditions could adversely affect our liquidity, results of operations and financial condition.

We Could Encounter Delays Due To Regulatory And Permitting Delays.

We could face delays in obtaining mining permits and environmental permits. Such delays could jeopardize financing, if any, in which case we would have to delay or abandon work on the properties.

There Are Uncertainties Inherent In The Estimation Of Mineral Reserves.

Reserve estimates, including the economic recovery of ore, will require us to make assumptions about recovery costs and market prices. Reserve estimation is, by its nature, an imprecise and subjective process and the accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation, judgment and experience. The economic feasibility of properties will be based upon our estimates of the size and grade of ore reserves, metallurgical recoveries, production rates, capital and operating costs, and the future price of phosphate and diamonds. If such estimates are incorrect or vary substantially it could affect our ability to develop an economical mine and would reduce the value of your investment.  Further, it may take many years from the initial phase of drilling before production is possible and, during that time, the economic feasibility of exploiting a discovery may change.

If We Define An Economic Ore Reserve And Achieve Production, It Will Decline In The Future. An Ore Reserve Is A Wasting Asset.

Our future ore reserve and production, if any, will decline as a result of the exhaustion of reserves and possible closure of any mine that might be developed.  Eventually, at some unknown time in the future, all of the economically extractable ore will be removed from the properties, and there will be no ore remaining unless this Company is successful in near mine site exploration to extend the life of the mining operation. This is called depletion of reserves. Ultimately, we must acquire or operate other properties in order to continue as an ongoing business. Our success in continuing to develop reserves, if any, will affect the value of your investment.

Unforeseen changes in the phosphate rock properties may result in the product failing to meet the required specifications, and accordingly the Company can make no assurance that the product will meet required specifications at this time.

The mineralogical composition of phosphate bearing rocks is subject to natural variability resulting in differences in physical properties, levels of impurities and available phosphorus content. Fertilizer manufacturers and farmers require phosphate concentrate or rock to be delivered which meet specified tolerances on elemental impurities and quantity of available phosphorus.

The Company has conducted a range of tests on phosphate rock from the Paradise North Project (and the Company's other Projects). These tests are necessarily conducted on discrete samples of rock taken from drill holes or excavations. Assumptions are then made regarding the spatial continuity of the phosphate rock properties. Unforeseen changes in the phosphate rock properties may result in the product failing to meet the required specifications, and accordingly the Company can make no assurance that the product will meet required specifications at this time.

There Are Significant Risks Associated With Mining Activities.

The mining business is generally subject to risks and hazards, including quantity of production, quality of the ore, environmental hazards, industrial accidents, the encountering of unusual or unexpected geological formations, cave-ins, flooding, earthquakes and periodic interruptions due to inclement or hazardous weather conditions. These occurrences could result in damage to, or destruction of, our mineral properties or production facilities, personal injury or death, environmental damage, reduced production and delays in mining, asset write-downs, monetary losses and possible legal liability. We could incur significant costs that could adversely affect our results of operation.  Insurance fully covering many environmental risks (including potential liability for pollution or other hazards as a result of disposal of waste products occurring from exploration and production) is not generally available to us or to other companies in the industry. What liability insurance we carry may not be adequate to cover any claim.

We May Be Subject To Significant Environmental And Other Governmental Regulations That Can Require Substantial Capital Expenditure, And Can Be Time-Consuming.

We may be required to comply with various laws and regulations pertaining to exploration, development and the discharge of materials into the environment or otherwise relating to the protection of the environment in the countries that we operate, all of which can increase the costs and time required to attain operations. We may have to obtain exploration, development and environmental permits, licenses or approvals that may be required for our operations. There can be no assurance that we will be successful in obtaining, if required, a permit to commence exploration, development and operation, or that such permit can be obtained in a timely basis. If we are unsuccessful in obtaining the required permits it may adversely affect our ability to carry on business and cause you to lose part or all of your investment.

Mining Accidents Or Other Adverse Events At Our Property Could Reduce Our Production Levels.

If and when we reach production it may fall below estimated levels as a result of mining accidents, cave-ins or flooding on the properties. In addition, production may be unexpectedly reduced if, during the course of mining, unfavourable ground conditions or seismic activity are encountered, ore grades are lower than expected, or the physical or metallurgical characteristics of the ore are less amenable to mining or processing than expected. The happening of these types of events would reduce our profitably or could cause us to cease operations which would cause you to lose part or all of your investment.

The acquisition of mineral properties is subject to substantial competition. If we must pursue alternative properties, companies with greater financial resources, larger staffs, more experience, and more equipment for exploration and development may be in a better position than us to compete for properties. We may have to undertake greater risks than more established companies in order to compete which could affect the value of your investment.

We May Lose Our Claims If We Do Not Maintain A Minimum Level of Work On The Claims

We will be required to carry out a minimum level of work on each claim to maintain our claims in good standing. If we cannot afford to carry out the work or pay the fees we could lose our interest in claims. The loss of some or all of our mineral claims would adversely affect the value of your investment.

Failure To Obtain Access To Suitable Transportation Infrastructure Could Delay And/Or increase The Costs Of The Company Meeting Its Objectives.

Phosphate direct shipping ore, or DSO, from the Paradise North Project is intended to be transported to the Port of Townsville for shipping to local and international customers. The Company intends to move phosphate DSO using a combination of road and/or rail. A number of factors, including natural disasters or extreme weather events, could disrupt these transport routes.

There is currently sufficient capacity on both the Mount Isa to Townsville railway line and at the Port of Townsville to transport the Company's planned phosphate DSO production. However, both these transport options have constraints on capacity and there is no certainty that any currently available capacity will be available or any further capacity will be able to be made available when required by the Company. The Company is in discussions with potential transport providers. To date no binding agreements have been entered into with these providers. The Company can make no assurance that it will be able to secure agreements to transport any phosphate it produces on acceptable terms. Failure to obtain access to suitable transportation infrastructure could delay and/or increase the costs of the Company meeting its objectives.

If The Legal Action By IFFCO Is Successful, We May Have To Raise further Capital Or Sell Assets To Pay The Damages.

The Company is subject to litigation risks, which could adversely affect its business.

On March 25, 2013, the Indian Farmers Fertilizer Cooperative Limited (“IFFCO”) and its subsidiary, Kisan International Trading FZE (“Kisan”,) commenced an arbitration proceeding against the Company before the Singapore International Arbitration Centre seeking damages for the Company’s alleged failure to enter into a long term rock off-take agreement (“ROTA”) with IFFCO for phosphate rock in accordance with the terms of the Share Options Agreement, dated as of July 14, 2008, between the Company and IFFCO. Under the Share Options Agreement, the Company and IFFCO had agreed to use their reasonable best efforts to negotiate and enter into the ROTA within 24 months following the execution of this Agreement, which time period was subsequently extended to July 14, 2012. On April 25, 2013, the Company submitted a response denying IFFCO’s claims on the basis that the Company had complied with its obligations under the Share Option Agreement. On May 6, 2013, IFFCO and Kisan filed a reply to the defense filed by Legend.  The proceeding is at its earliest stages so it is difficult to determine the Company’s exposure, if any. In any event, the Company intends to vigorously defend this matter. No provision for losses has been recorded in connection with this litigation.

Approximately 23.19% Of Our Common Stock Is Controlled By Certain Stockholders, Including Our Chairman And Chief Executive Officer, Who Have The Ability To Substantially Influence The Election Of Directors And Other Matters Submitted To Stockholders

Mr Joseph Gutnick, our Chairman, President and Chief Executive Officer, beneficially owned 68.7 million shares of our common stock, which represented 15.47% of our shares outstanding as of August 16, 2013. In addition, Mr Gutnick is a party to a stockholders agreement with IFFCO, which beneficially owned 7.72% of our common stock as of such date. Pursuant to the stockholders agreement, Mr Gutnick and IFFCO have agreed to vote their shares together on certain matters, including the election of directors. As a result, they have and are expected to continue to have the ability to significantly influence the election of our Board of Directors and the outcome of all other issues submitted to our stockholders. The interests of these principal stockholders may not always coincide with our interests or the interests of other stockholders, and they may act in a manner that advances their best interests and not necessarily those of other stockholders. One consequence to this substantial influence or control is that it may be difficult for investors to remove management of the Company. It could also deter unsolicited takeover, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

If none of our stockholders as of the record date purchase shares under the basic subscription right, then our Chairman’s affiliate, Perfectus, will purchase, pursuant to the standby purchase agreement, 200 million shares of common stock not otherwise purchased by our stockholders in the subscription rights, at the subscription price of $0.05, totalling $10 million (“Standby Purchase Quantity). In addition, Perfectus has been granted an option to purchase the balance of any shares not subscribed for by shareholders under the rights issue and after the purchase of the Standby Purchase Quantity (“Option Quantity”). The consideration for the Option Quantity is $0.05 per share.

We Are Substantially Dependent Upon AXIS Consultants To Carry Out Our Activities

Legend holds a 9.09% interest in AXIS at a cost of A$1 and which is accounted for under the cost method and any profits generated by AXIS are returned to its stockholders in the form of dividends. The majority stockholder (72.73%) of AXIS is a third party independent of Legend Directors and management (J I Gutnick and his family or any of their private companies do not hold any shares in AXIS).

We are substantially dependent upon AXIS for our senior management, financial and accounting, corporate legal and other corporate headquarters functions.  For example, each of our officers is employed by AXIS and, as such, is required by AXIS to devote substantial amounts of time to the business and affairs of the other stockholders of AXIS.

Pursuant to a services agreement, AXIS provides us with office facilities, administrative personnel and services, management and geological staff and services.  No fixed fee is set in the agreement and we are required to reimburse AXIS for any direct costs incurred by AXIS for us. In addition, we pay a proportion of AXIS indirect costs based on a measure of our utilization of the facilities and activities of AXIS plus a service fee of not more than 15% of the direct and indirect costs. Further, from time to time we have provided funds to AXIS in advance to ensure that AXIS is able to provide the services under the service arrangements and this may continue into the future. This service agreement may be terminated by us or AXIS on 60 days’ notice. See “Certain Relationships and Related Transactions.”

We are one of nine affiliated companies. Each of the companies has some common Directors, officers and stockholders. In addition, each of the companies is substantially dependent upon AXIS for its senior management and certain mining and exploration staff.  A number of arrangements and transactions have been entered into from time to time between such companies. Currently, there are no material arrangements or planned transactions between the Company and any of the other affiliated companies other than AXIS.  However, it is possible we may enter into such transactions in the future which could present conflicts of interest. In addition, there may be conflicts among the Company and the other companies that AXIS provides services to with respect to access to executive and administrative personnel and other resources.

Historically, AXIS has allocated corporate opportunities to each of the companies engaged in the exploration and mining industry after considering the location of each of the companies’ operations and the type of commodity for which each company explores within its geographic region. At present, there are no conflicts among the nine companies with respect to the principal geographic areas in which they operate and/or the principal commodities that they are searching for.

Our Common Stock Is Traded Over The Counter, Which May Deprive Stockholders Of The Full Value Of Their Shares

Our common stock is traded in the OTCQB marketplace.  As such, our common stock may have fewer market makers, lower trading volumes and larger spreads between bid and asked prices than securities listed on an exchange such as the New York Stock Exchange or the NASDAQ Stock Market. These factors may result in higher price volatility and less market liquidity for the common stock.

A Low Market Price May Severely Limit The Potential Market For Our Common Stock

Our common stock is currently trading at a price substantially below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers.  These rules generally apply to any equity security that has a market price of less than $5.00 per share, subject to certain exceptions (a “penny stock”).  Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors.  For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale.  The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market.  Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.  The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock.

The Market Price Of Your Shares Will Be Volatile.

The stock market price of mineral exploration companies like us has been volatile. Securities markets may experience price and volume volatility. The market price of our stock may experience wide fluctuations that could be unrelated to our financial and operating results. Such volatility or fluctuations could adversely affect your ability to sell your shares and the value you might receive for those shares.

Risk Related to the Rights Offering.

A Significant Number Of Our Shares Will Be Available For Future Sale Which Could Depress The Market Price Of Our Common Stock.

As of August 16, 2013, an aggregate of 444,047,971 shares of our common stock were outstanding.  In addition, as of August 16, 2013, there were outstanding options to purchase an aggregate of 22,437,000 shares of our common stock. Upon exercise of all rights offered hereunder, an additional 444,047,971 shares of common stock would be outstanding.

We may seek to sell additional convertible debt or equity securities to provide the Company with additional capital resources to grow the business and fund its development projects. For this purpose we make seek to sell securities in public or private transactions, which may include underwritten offerings to the public or additional rights offerings to current stockholders. Sales of large amounts of our common stock in the market could adversely affect the market price of the common stock. Moreover, the perceived risk of the potential dilution that would result from the exercise of our outstanding options could cause stockholders to attempt to sell their shares and investors to “short” the stock. All of these events could have a significant adverse impact on the market price of our common stock and could impair our future ability to raise capital through offerings of our securities in the future at a time and price that we deem appropriate.

The Subscription Price Determined For This Offering Is Not An Indication Of Our Value.

The subscription price in the rights offering is equal to $0.05 per share. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company. You should not consider the subscription price an indication of the value of the Company or our common stock.

You May Not Revoke Your Subscription Exercise And Your Purchase Of Shares In The Rights Offering May Be At A Price Higher Than The Market Price.

Once you exercise your subscription rights, you may not revoke the exercise. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the market price of our common stock falls below the subscription price, then you will have committed to buy shares of common stock in the rights offering at a price that is higher than the market price. Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you purchased in the rights offering at a price equal to or greater than the subscription price. Until certificates are delivered or your account at your broker, custodian bank or other nominee is credited upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. We will issue certificates representing your shares of our common stock, or credit your account at your broker, custodian bank or other nominee with shares of our common stock, electronically in registered, book-entry form only on our records or on the records of our transfer agent, Continental Stock Transfer & Trust Company, that you purchased pursuant to your basic subscription and oversubscription rights as soon as practicable after the rights offering has expired and all proration calculations, reductions, and additions contemplated by the terms of the rights offering have been effected.

The Issuance Of Additional Shares Of Our Common Stock Could Limit Our Ability To Apply Our Net Operating Loss Carryforwards To Offset Our Taxable Income (If Any) In Any Future Year.

In addition, the issuance of share of our common stock to Perfectus in connection with its participation in the rights offering may, when considered with other changes in ownership, constitute a change in ownership as defined under Section 382 of the United States Internal Revenue Code of 1986, as amended. If a change in ownership is deemed to have occurred, our net operating loss carryforwards that could be applied to offset our taxable income (if any) in any future year would be limited. We cannot determine what effect, if any, these factors would have on the trading price of our common stock.

Because We May Terminate The Offering At Any Time Prior To The Expiration Date, Your Participation In The Rights Offering Is Not Assured.

We do not intend, but have the right, to terminate the offering at any time prior to the expiration date. If we determine to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any money received from subscribing stockholders promptly, without interest or deduction.

You Will Need To Act Promptly And To Carefully Follow The Subscription Instructions, Or Your Exercise Of Rights May Be Rejected.

Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 pm, New York City time, on ___________, 2013, the expiration date. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration date. We shall not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You Will Not Receive Interest On Subscription Funds, Including Any Funds Ultimately Returned To You Promptly.

You will not earn any interest on your subscription funds while they are being held by the subscription agent pending the closing of this rights offering. In addition, if we cancel the rights offering or if you exercise your oversubscription privilege and are not allocated all of the shares of common stock for which you over-subscribe, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.

You May Not Receive All Of The Shares You Subscribe For Pursuant To Oversubscription Rights

If an insufficient number of shares are available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among stockholders who exercised their oversubscription rights based on the number of shares each stockholder subscribed for under their basic subscription rights.

USE OF PROCEEDS

Assuming all the shares offered are sold, the gross proceeds from the rights offering will be $22,202,399, with net proceeds, after deducting estimated offering expenses of $150,000, of approximately $22,052,399.  We intend to use the net proceeds to further develop our phosphate assets and for general corporate purposes.  Pending the application of the net proceeds for these purposes, we intend to invest them generally in short-term, investment-grade, interest-bearing securities.

Our management will retain broad discretion in the allocation of the net proceeds of this offering.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2013:

•	on an actual basis;

•	on an adjusted basis to give effect to the issue of shares of common stock on August 8, 2013, as if such issue had occurred as of June 30, 2013(column 2 on table) ; and

•
on an adjusted basis to give effect to the sale of 200,000,000 shares of common stock offered in the rights offering and application of the net proceeds as described in “Use of Proceeds.” This adjustment is based on no shareholders exercising their subscription rights and Perfectus acquiring 200,000,000 shares under the standby purchase agreement (column 3 on table).

•
on an adjusted basis to give effect to the sale of all 444,047,971 shares of common stock offered in the rights offering and application of the net proceeds as described in “Use of Proceeds.” This adjustment is based on either all shareholders exercising their subscription rights, or shareholders exercising part of their subscription rights and Perfectus acquiring up to 200,000,000 shares under the standby purchase agreement, or Perfectus exercising the option and acquiring further shares under the option arrangement, or a mixture of any of these scenarios, such that the entire 444,047,971 shares are issued (column 4 on table).

   This table should be read in conjunction with our consolidated financial statements and the related notes thereto included in this prospectus.

	As of June 30, 2013
	Actual 000s Column 1	As Adjusted 000s Column 2	As Adjusted 000’s Column 3	As Adjusted 000’s Column 4
Cash and cash equivalents	$78	$2,703	$12,528	$24,730
Other current assets	$1,636	$1,636	$1,636	$1,636
Total current assets	$1,714	$4,339	$14,164	$26,366
Total non-current assets	$5,836	$5,836	$5,836	$5,836
Total assets	$7,550	$10,175	$20,000	$32,202
Total current liabilities	$1,355	$1,355	$1,355	$1,355
Total non-current liabilities	$130	$130	$130	$130
Total liabilities	$1,485	$1,485	$1,485	$1,485

Stockholders’ equity:
Preferred stock - $.001 par value; 20,000,000 shares authorized, no shares issued and outstanding as of June 30, 2013	$-	$-	$-	$-
Common stock - $.001 par value; 1,250,000,000 shares authorized, 391,547,971 shares issued and outstanding as of June 30, 2013; 444,047,971 as adjusted (column 2), 644,047,971 as adjusted (column 3) and 888,095,942 as adjusted (column 4)	$436	$488	$688	$932
Additional; paid-in capital	$174,497	$177,070	$186,845	$198,803
Accumulated deficit	$(168,868)	$(168,868)	$(169,018)	$(169,018)

Total stockholders’ equity	$6,065	$8,690	$18,515	$30,717

Total liabilities and stockholders’ equity	$7,550	$10,175	$20,000	$32,202

Subsequent to June 30, 2013, the Company has drawn down a financing facility of A$700,000. The effect of that draw down is to increase cash and current liabilities by A$700,000 but does not result in a change to the total stockholders' equity. Accordingly it has no effect on the capitalisation.

DILUTION

Purchasers of our common stock in the rights offering will experience an immediate dilution of the net tangible book value of the shares purchased. At June 30, 2013, we had a net tangible book value of approximately $6.065 million, or $0.01 per share of our common stock. After giving effect to the issue of shares of common stock on August 8, 2013, as if such issue had occurred as of June 30, 2013, the sale of the 200,000,000 shares of our common stock in the rights offering (being the minimum amount of shares to be taken by Perfectus under the standby purchase agreement and assuming existing shareholder do not exercise any subscription rights) and after deducting transaction and offering expenses, the pro forma net tangible book value at June 30, 2013 attributable to common stockholders would have been $18,515,000, or $0.03 per share of our common stock. This amount represents an immediate dilution to purchasers in the rights offering of $0.02 per share. The following table illustrates this per share dilution.

Subscription price		$0.05
Net tangible book value per share at June 30, 2013, before the rights offering*	$0.02
Net increase in pro forma tangible book value per share attributable to the rights offering	$0.01
Pro forma net tangible book value per share after giving effect to the rights offering		$0.03
Dilution in pro forma net tangible book value per share to purchasers		$0.02

*after adjusting for effect of the issue of 52.5 million shares of common stock.

PLAN OF DISTRIBUTION

As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., New York City time, on __________ __, 2013. If you wish to exercise your subscription rights and purchase shares of our common stock, you should complete the rights certificate and return it with payment for the shares by hand delivery, first class mail or overnight courier service to the subscription agent, Continental Stock Transfer & Trust Company, at the following address:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York NY 10004
USA

See “The Rights Offering—Method of Exercising Subscription Rights.” If you have any questions, you should contact Continental Stock Transfer & Trust Company at (212) 845-3224.

We have agreed to pay the subscription agent and the information agent customary fees plus certain expenses in connection with the rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and, except as described herein, no commissions, fees or discounts will be paid in connection with the rights offering. Some of our employees may solicit responses from you as a holder of subscription rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with the rights offering will be approximately $150,000.

Standby Purchase Agreement

The following description of the standby purchase agreement with Perfectus summarizes all of the material terms of the standby purchase agreement. A form of the definitive standby purchase agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. We urge you to carefully read the entire document. For purposes of this discussion, we sometimes refer to Perfectus (and any affiliated assignee) as the standby purchaser.

Conditions to Closing. The standby purchase agreement provides that the obligations of Perfectus to complete the purchase of our common stock are subject to satisfaction or waiver of the following conditions specified in the standby purchase agreement:

•
The respective representations and warranties of Legend must be true and correct in all material respects as of the date of the standby purchase agreement and as of the closing date of the stock offering;

•	Subsequent to the execution and delivery of the standby purchase agreement and prior to the closing date, there must not have been any material adverse effect on Legend (as defined in the agreement);

•	As of the closing date, there must not have been a market adverse effect (as defined in the standby purchase agreement);

•	We must have obtained any required federal, state and regulatory approvals for the rights offering on conditions reasonably satisfactory to us;

•
Legend shall have executed a registration rights agreement in form and substance satisfactory to Perfectus providing for the registration for resale under the Securities Act of the shares obtained by Perfectus in connection with the rights offering and under the agreement, as well as all other shares of common stock owned by Perfectus; and

•
As of the closing date, the parties have satisfied the usual and customary closing conditions set forth in the standby purchase agreement, including delivery to the standby purchaser of an opinion of counsel to Legend.

Under the standby agreement a "material adverse effect" means an event or occurrence which has a material adverse effect on the financial condition, or on the earnings, financial position, stockholders' equity, operations, assets, results of operations, regulatory compliance or business of Legend and its subsidiaries taken as a whole; provided that the meaning shall exclude any changes from general economic, industry, market or competitive conditions or changes in laws, rules or regulations generally affecting persons in our industry.

The obligations of Legend to complete the common stock sale to the standby purchaser are subject to satisfaction or waiver of the following conditions specified in the standby purchase agreement:

•
The representations and warranties of the standby purchaser must be true and correct in all material respects as of the date of the standby purchase agreement and as of the closing date of the stock offering; and

•	The standby purchaser confirming its agreement that the shares being purchased by it deemed "restricted securities" under the Securities Act.

The respective obligations of Legend and Perfectus to complete the offering to standby purchaser are subject to satisfaction or waiver of the following conditions specified in the standby purchase agreement:

•
No judgment, injunction, decree, regulatory proceeding or other legal restraint must prohibit, or have the effect of rendering unachievable, the consummation of the rights offering or the sale of stock to the standby purchaser; and

•	No stop order suspending the effectiveness of the registration statement may have been issued and no proceeding for that purpose may have been initiated or threatened by the Commission.

Terminating the Standby Purchase Agreement. The standby purchase agreement may be terminated at any time prior to the closing date by the standby purchaser by written notice to Legend if there is a material adverse effect or a market adverse effect that is not cured within a cure period of 21 days, provided that the right to terminate the agreement after the occurrence of each material adverse effect or a market adverse effect, which has not been cured within the cure period, will expire seven days after the expiration of the cure period.

The standby purchase agreement may be terminated by Legend or by the standby purchaser by written notice to the other party:

•
At any time prior to the closing date, if there is a material breach of the agreement by the other party that is not cured within 15 days after the non-breaching party has delivered written notice to the breaching party of the breach;

•	At any time after ___________, 2013, unless the closing has occurred prior to such date; and

•	Consummation of the offering to the standby purchaser is prohibited by law, rule or regulation.

Under the standby purchase agreement, we agree to reimburse Perfectus for up to $50,000 of its expenses relating to the standby agreement for its legal and due diligence efforts related to the rights offering. We are not paying to Perfectus any commitment or underwriting fee, or other discount in connection with the rights offering and Perfectus is not providing any service to Legend in connection with the rights offering.

We have also agreed at our cost and expense, to register for resale under the Securities Act, all shares of common stock purchased by Perfectus in the rights offering.

Other than as described herein, we do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

THE RIGHTS OFFERING

Please read the following information concerning the subscription rights in conjunction with the statements under “Plan of Distribution” in this prospectus, which the following information supplements.

The Subscription Rights

We are distributing to the record holders of our common stock as of the record date non-transferable subscription rights to purchase shares of our common stock. The subscription price of $0.05 per full share was determined by our board of directors after a review of recent closing sales and volume weighted average prices of our common stock and a number of other factors. The subscription rights will entitle the holders of our common stock to purchase approximately an aggregate of 444,047,971 shares of our common stock for an aggregate purchase price of approximately $22.2 million.

Each holder of record of our common stock will receive one subscription right for each share of our common stock owned by such holder as of 5:00 p.m., New York City time, on the record date.

Subscription Privilege

With your subscription privilege, you may purchase one (1) share of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $0.05 per share, prior to the expiration of the rights offering. You may exercise all or a portion of your subscription privilege.

We will deliver certificates representing shares of our common stock purchased with the subscription privilege as soon as practicable after the rights offering has expired.

Reasons for the Rights Offering

Our board of directors has approved the rights offering as a cost-effective manner of raising capital that allows all stockholders to participate. Our board of directors also considered several alternative capital raising methods prior to concluding that the rights offering was appropriate under the circumstances. We are conducting the rights offering to raise capital that we intend to use to develop our phosphate assets and for general corporate purposes. Although we believe that the rights offering will strengthen our financial condition, our board of directors is making no recommendation regarding your exercise of the subscription rights.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified, even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You may exercise your subscription rights as follows:

Subscription by Registered Holders

You may exercise your subscription rights by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with your full subscription payment, to the subscription agent at the address set forth below under “—Subscription Agent and Information Agent,” prior to the expiration of the rights offering.

Subscription by DTC Participants

We expect that the exercise of your subscription rights may be made through the facilities of DTC. If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC, or having your broker instruct DTC, to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your full subscription payment.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank or other nominee, or if you hold our common stock certificates and would prefer to have an institution conduct the transaction relating to the subscription rights on your behalf, you should instruct your broker, custodian bank or other nominee or institution to exercise your subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m., New York City time, on October 10, 2013, which is the expiration of the rights offering. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian bank, nominee or institution, as the case may be, all of the required documents and your full subscription payment prior to 5:00 p.m., New York City time, on ___________, 2013.

Payment Method

Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by cashier’s or certified check drawn upon a U.S. bank payable to “Continental Stock Transfer & Trust Company, as Subscription Agent for Legend International Holdings, Inc” at the address set forth below in “—Subscription Agent and Information Agent.” The subscription agent will not accept non-certified checks or payment by any other means. Payment received after the expiration of the rights offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable. Your payment will be considered received by the subscription agent only upon receipt by the subscription agent of any cashier’s or certified check drawn upon a U.S. bank payable to the subscription agent.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.

Unless a rights certificate provides that the shares of our common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the subscription agent.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If we do not apply your full subscription payment to your purchase of shares of our common stock, any excess subscription payment received by the subscription agent will be returned, without interest, as soon as practicable.

Expiration Date and Amendments

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., New York City time, on ___________, 2013, which is the expiration of the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time, regardless of when the rights certificate and subscription payment were sent. We may extend the expiration of the rights offering for a period not to exceed 30 days by giving oral or written notice to the subscription agent prior to the expiration of the rights offering, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering. If we elect to extend the rights offering for a period of more than 30 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced.

Our board of directors also reserves the right to amend or modify the terms of the rights offering. If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price although no such change is presently contemplated.

Subscription Price

In determining the subscription price, our board of directors considered recent closing sales and volume weighted average prices for our common stock and a number of other factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis.

In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price was established at a price of $0.05 per full share. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. We cannot assure you that the market price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights.

Conditions, Withdrawal and Termination

We reserve the right to withdraw the rights offering prior to the expiration of the rights offering for any reason. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate, cancel or withdraw the rights offering, in whole or in part, we will issue a press release notifying the stockholders of such event, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following such termination, cancellation or withdrawal.

Cancellation Rights

Our board of directors may cancel the rights offering at any time prior to the time the rights offering expires for any reason. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Subscription Agent and Information Agent

The subscription agent and the information agent for this offering is Continental Stock Transfer and Trust Company. The address to which subscription documents, rights certificates and subscription payments should be mailed or delivered by hand delivery, first class mail or overnight courier service is:

Continental Stock Transfer and Trust Company
17 Battery Place, 8th Floor
New York NY 10004
USA

If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription rights.

Fees and Expenses

We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

No Fractional Shares

We will not issue fractional shares or cash in lieu of fractional shares. Fractional shares of our common stock resulting from the exercise of the basic subscription privileges and the over-subscription privileges will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Medallion Guarantee May Be Required

Your signature on each rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or
•	you are an eligible institution.

You can obtain a signature guarantee from a financial institution—such as a commercial bank, savings and loan association, credit union or broker dealer—that participates in one of the Medallion signature guarantee programs. The three Medallion signature guarantee programs are the following:

•	Securities Transfer Agents Medallion Program (STAMP) whose participants include more than 7,000 U.S. and Canadian financial institutions.
•	Stock Exchanges Medallion Program (SEMP) whose participants include the regional stock exchange member firms and clearing and trust companies.
•	New York Stock Exchange Medallion Signature Program (MSP) whose participants include NYSE member firms.

If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion Guarantee would be a bank, savings and loan association, brokerage firm, or credit union with whom you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee the signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

Notice to Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the subscription agent with the proper subscription payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. In resolving all such questions, we will review the relevant facts, consult with our legal advisors and we may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors, and we will not accept any alternative, conditional or contingent subscriptions or directions. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and cancelled. If the rights offering is cancelled for any reason, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. In addition, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable, if subscribers decide to cancel their subscription rights in the event that we extend the rights offering for a period of more than 30 days after the expiration date or if there is a fundamental change to the rights offering.

Stockholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering, if any, until certificates representing the shares of our common stock are issued to you. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, the full subscription payment and any other required documents to the subscription agent.

Foreign Stockholders

We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.

Standby Purchase Agreement

We have entered into a standby purchase agreement with Perfectus, which is an affiliate of our Chairman, under which Perfectus has agreed to purchase shares of common stock not otherwise purchased by our stockholders in the subscription rights. Perfectus owned no shares of common stock on the record date. Our Chairman beneficially owned 68,676,635 shares of common stock (15.46%) on the record date. See “Principal Stockholders”. Perfectus has agreed to purchase 200 million shares of common stock not otherwise purchased by our stockholders in the subscription rights, at the subscription price of $0.05, totalling $10 million (“Standby Purchase Quantity). In addition, Perfectus has been granted an option to purchase the balance of any shares not subscribed for by shareholders under the rights issue and after the purchase of the Standby Purchase Quantity (“Option Quantity”). The purchase of the shares by Perfectus is at the same subscription price of $0.05 and other terms and conditions as the rights offering.  The purchase of any shares by Perfectus upon its participation in the rights offering would be effected in a transaction exempt from the registration requirements of the Securities Act and, accordingly, would not be registered pursuant to the registration statement of which this prospectus forms a part.  For additional information, see “Plan of Distribution.”

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the rights offering expires, you have not obtained such clearance or approval.

U.S. Federal Income Tax Treatment of Rights Distribution

We believe that our distribution and any stockholder’s receipt and exercise of these subscription rights to purchase shares of our common stock generally should not be taxable to our stockholders for the reasons described below in “Material U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Listing

The subscription rights will not be listed or quoted for trading on any stock exchange or market, nor on the OTCQB marketplace or the OTC Bulletin Board. The shares of our common stock issuable upon exercise of the subscription rights will be available for trading on the OTCQB marketplace under the symbol “LGDI.”

Shares of Our Common Stock Outstanding After the Rights Offering

Assuming no options are exercised prior to the expiration of the rights offering, we expect that there will be a minimum of 644,047,971 shares and a maximum of 888,095,942 shares of our common stock outstanding immediately after completion of the rights offering.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

DESCRIPTION OF BUSINESS

Background and Strategy

Legend has been an exploration stage company since August 2006. During February 2011, the Company announced its maiden mineral reserve for its 100% owned Paradise South phosphate project in accordance with SEC Industry Guide 7. As a result of establishing mineral reserve estimates, Legend has entered into the development stage for this project. We are currently engaged in the process of refining engineering requirements and gaining the remaining approvals required for construction and mineral extraction.

Legend is primarily focused on the commencement of mining, beneficiation and processing of its 100% owned phosphate mineralization near Mount Isa in northwest Queensland, Australia. Legend has a phased implementation plan to become a leading supplier of phosphate fertilizers.  Legend’s phosphate assets, which are owned and operated by Legend’s wholly-owned subsidiary, Paradise Phosphate Limited, or Paradise, consist of exploration and mining licenses which are grouped into projects called Paradise North, Paradise South, D-Tree and the Golden Cross Joint Venture project.

Phosphate rock is the primary source of phosphorus, a mineral which is an essential building block for all life on Earth and it is a vital nutrient for humans, animals and plants. Being essential for life means that we need to consume phosphorus in our food. Approximately 90% of mined phosphate rock is used in the production of phosphate fertilizers which are needed to maintain the high crop yields required for world food production. Legend plans to market a range of phosphate fertilizers.

Paradise’s initial business objective is the development of the Paradise North project to mine and deliver phosphate Direct Shipping Ore (“DSO”) to potential customers in the Australasian and South Asian regions. DSO refers to ore which needs negligible processing to meet customer requirements, often needing only crushing and screening, before it can be used as feedstock for phosphate fertilizer manufacture or as a direct application fertilizer.

The Paradise North Project has an estimate for capital expenditure of approximately A$26.4 million which is anticipated to provide all of the necessary infrastructure required to deliver phosphate DSO to the Port of Townsville. A bulk mining phosphate DSO operation requires minimal mine infrastructure and is based on contract mining. A majority of the capital expenditure is allocated to haul road upgrades and rail access security.  Legend intends to use part of the net proceeds of the rights offering to advance the Paradise North Project

While Paradise is focused on near term production from the Paradise North project, its longer term business objective is to pursue additional growth opportunities by undertaking work to progress plans for the development of a phosphate beneficiation plant at the Paradise South project. Paradise aims to attract a strategic partner to finance the development of its phosphate mineralization. This could involve a range of possible transactions including entering into joint venture arrangements, accepting direct investment into the projects or the issue of new shares in Paradise. Concurrently, Paradise will also pursue exploration activity at the D-Tree and Golden Cross Joint Venture projects.

The planned beneficiation plant will use phosphate rock from Paradise South as feedstock and is planned to have a capacity to produce up to 2Mt per year of phosphate concentrate. This product may be used as feedstock to manufacture high analysis phosphate fertilizers DAP (Diammonium Phosphate), MAP (Monoammonium Phosphate) and superphosphates.

The manufacture and marketing of MAP and DAP fertilizers using feedstock from the Paradise South beneficiation plant is also being examined. A valuable by-product of DAP/MAP manufacture from Paradise South concentrate is Aluminum Fluoride (AlF3), an important input into the aluminum smelting process.

Recent Developments

On February 13, 2012, we announced the restructuring of our phosphate assets in order to facilitate the financing of our 100% owned Paradise Phosphate Project.

This first step involved a transfer of all Legend’s phosphate assets into a 100% owned subsidiary of Legend, Paradise Phosphate Limited (“Paradise”); the issue of 100 million ordinary shares (100% of the issued shares of Paradise) by Paradise to Legend; and funding via a A$10 million convertible note facility (“Convertible Note Agreement”) provided by Acorn Capital Ltd as manager of two Australian investment funds (“Acorn”).  The A$10 million was convertible into equity in Paradise upon a successful Initial Public Offering (“IPO”) and listing of Paradise on the Australian Securities Exchange (“ASX”) within 12 months of the note issue date.

The convertible note facility was repayable 12 months from the completion date of the agreement, which was extended to May 10, 2013. The notes had a nominal interest rate of 10% per annum (the actual amount of effective interest depended upon the event that triggered repayment).  If, within 12 months of the completion date of the agreement, Paradise conducted a public offering of securities in Australia and those securities were listed on ASX, then the convertible notes would have converted automatically to shares in Paradise at a conversion rate of A$0.50 (subject to adjustment in accordance with the formula provided in the agreement). Paradise did not proceed with the IPO and listing on ASX due to market conditions and the advanced state of discussions with strategic partners at the time. Funds received under the convertible note facility were used to progress the project development. The notes were secured by a security interest in the phosphate assets and in the shares of Paradise. The note agreement provided for an adjustment to the repayment factor if Paradise did not complete the public offering as defined.  We repaid the notes on April 29, 2013.

Paradise will continue discussions with potential strategic partners in relation to participating in the full development of the fertilizer complex in Mt Isa, Queensland, Australia. Legend has been progressing these discussions with various international industry fertilizer corporations for over 12 months and expects to continue these discussions.

Legend, in accordance with its initial strategy of exploration for various mineral commodities across northern Australia (with a focus on diamond exploration) also controls and maintains landholdings in the Northern Territory of Australia. These interests are managed by Legend through a dedicated exploration team.

The following chart sets forth the Company’s corporate organization as of August 2013:

Paradise Phosphate Limited (100% owned subsidiary)

Strategy

Paradise’s goal is the development of its phosphate mineralization and the commencement of mining and processing operations. Paradise aims to become an integrated, reliable and low cost supplier of quality phosphate fertilizer products to support the growing global population.

Paradise’s properties consist of exploration and mining licenses within approximately 200km from Mt Isa in the state of Queensland, Australia. The licences are grouped into projects called Paradise North, Paradise South, D-Tree and the Golden Cross Joint Venture project.

## Paradise Regional Tenements

Mt Isa
Townsville
Rail link
Brisbane

LEGEND
Paradise North Project
Paradise South Project
D-Tree Project
Golden Cross Joint Venture Projects
Railways
Main Paradise access tracks
Population centres
Major roads
Powerline
138°0'0"E
139°0'0"E
140°0'0"E
19°0'0"S
20°0'0"S
21°0'0"S
22°0'0"S
Highland Plains
GREGORY DOWNS
D-Tree
Paradise North
Paradise South
CAMOOWEAL
Lake Julius
Lily and Sherrin Creek
Moondarra Dam
MT ISA
CLONCURRY
N
0 15 30 60
Kilometers
DAJARRA
Quita Creek

24 Paradise Phosphate

Paradise’s initial business objective is the development of the Paradise North project to mine and deliver phosphate Direct Shipping Ore (“DSO”) to potential customers in the Australasian and South Asian regions. DSO refers to ore which needs negligible processing to meet customer requirements, often needing only crushing and screening, before it can be used as feedstock for phosphate fertilizer manufacture or as a direct application fertilizer.

While Paradise is focussed on near term production from the Paradise North project, its longer term business objective is to pursue additional growth opportunities by undertaking work to progress plans for the development of a phosphate beneficiation plant at the Paradise South project. Paradise aims to attract a strategic partner to finance the development of its phosphate mineralization. This could involve a range of possible transactions including entering into joint venture arrangements, accepting direct investment into the projects or the issue of new shares in Paradise. Concurrently, Paradise will also pursue exploration activity at the D-Tree and Golden Cross Joint Venture projects.

2012 Paradise Highlights:

•	Tender for the Paradise South beneficiation plant design and construction was completed. The three tender packages cover:

o	beneficiation plant;

o	electrical power transmission; and

o	water supply and tailings dam.

•
Lodgement of a Supplementary Environmental Impact Statement and Environmental Management Plan for the Paradise South project to the Queensland Government Department of Environment and Heritage Protection (“DEHP”).

•	Issue of an Environmental Authority by the DEHP on October 25, 2012, which stipulates the environmental limits for an operation of up to 7.5 million tonnes of ore per year for 30 years.

•	Negotiation of a groundwater allocation licence for the Paradise South mining lease.

•
Grant of Australian Patent Number 2011205157 to Legend. The patent describes a methodology for the beneficiation for phosphate ore which captures ultrafine particles of phosphate which otherwise would be discarded as waste. The patent has since been assigned to Paradise.

•	Acceptance of the Plan of Operations for Paradise North by the DEHP which approved commencement of mining activity at Paradise North in 2013.

•	Paradise shipped phosphate DSO from Paradise North for trial production at the Ballance Agri-Nutrients Ltd single superphosphate plant in New Zealand.

Phosphate Industry

Phosphorus is an essential building block for all life on earth and it is a vital nutrient for humans, animals and plants. It forms the backbone of the double helix shape of our DNA and the DNA of every other living organism on the planet.

Being essential for life means that we need to consume phosphorus in our food. Phosphorus is absorbed by plants from the soil. Phosphate fertilizers are applied to agricultural soils to replenish the phosphate consumed by plants and to improve and maintain high crop yields. In addition to nitrogen and potassium, phosphorus is one of the three key macronutrients required for plant growth. Phosphorus has no substitute in food production and an expanding global human population means a corresponding expansion in the global demand for phosphorus.

Mined phosphate rock is the primary source of phosphorus, with over 90% of the world's mined rock being used to produce phosphate fertilizers. Other uses include the production of livestock feed, domestic detergents and other specialty chemicals used in the pharmaceutical, technological and food manufacturing industries. Phosphate fertilizer is sold in many forms with differing concentrations of phosphorus, other nutrient additives and solubility. The simplest form is crushed phosphate rock, known as reactive phosphate rock ("RPR"), which releases phosphorus from water soluble minerals when applied to weakly acidic soils. RPR can be blended with types of organic fertilizers to increase the phosphorus content of these fertilizers.

Phosphate deposits can occur as either marine sedimentary, biogenic (bat or bird guano) or igneous formations. Over 75% of the world's phosphate resources originate from marine sedimentary deposits.

The main phosphate bearing mineral is apatite, a calcium phosphate mineral. Paradise's phosphate ore was deposited in an ancient sedimentary basin known as the Georgina Basin which covers large parts of central and northern Australia in Queensland and the Northern Territory. The sedimentary phosphate rock was deposited approximately 500 million years ago in a shallow marine environment and is flat lying, close to the surface and relatively soft.

Shallow sedimentary rocks such as Paradise's phosphate deposits are often mined in open pits using large mining equipment such as draglines or excavators and trucks.

To be economically viable, phosphate orebodies generally need to satisfy the following key criteria:

•	be close to the earth's surface to allow cost effective mining;

•	contain at least 28% P2O5 or have ore that is suitable for upgrading to 28% P2O5 through beneficiation;

•
contain levels of oxides such as iron oxide, aluminium oxide and magnesium oxide that maximise the efficiency of the chemical reactions which produce phosphoric acid (these levels vary for different types of rocks and different fertilizer producers); and

•
contain low levels of heavy metals such as cadmium (the Food and Agriculture Organization of the United Nations ("FAO") recommends under 27 ppm for cadmium for RPR. Cadmium may cause adverse health effects if introduced into the food chain in high concentrations.

Processing of mined rock is sometimes needed to remove impurities and increase the concentration of phosphate to meet fertilizer manufacturer specifications. A concentrate of greater than 28% P2O5 is generally desirable for phosphate rock to be used in fertilizer production.

Concentration, or beneficiation, of phosphate can take place over a number of steps depending on the properties of the mined rock, screening is used to remove hard waste followed by grinding and flotation to remove other impurities. The concentrate is then dried before being used as feedstock for fertilizer manufacturing.

Based on price data from the World Bank GEM Commodities Database, phosphate fertilizer prices have fluctuated widely in recent years. Since 2009 phosphate fertilizer prices have increased. Long term changes in the demographics of emerging economies with a growing population and rising expectations of living standards have resulted in increased demand. The April 2013 price for phosphate rock 70% BPL/32% P2O5 (fas Casablanca) based on World Bank data was US$167.50 per tonne with DAP (fob Tampa) at US$508.25 per tonne.

Paradise South

Ore Reserve estimate for Paradise South ore and beneficiated phosphate concentrate.

	Ore Reserves1,2
	Metric Tonnes (Millions)	%P2O5	Average BPL	%Fe2O3	%Al2O3	%MgO
Proven	129.9	13.2	28.8	5.9	2.4	0.8
Probable	68.7	11.9	26.0	5.6	2.3	1.0
Total	198.6	12.7	27.8	5.8	2.3	0.8
	Average Phosphate Concentrate Grade Post Processing3
	Metric Tonnes (Millions)	%P2O5	Average BPL	%Fe2O3	%Al2O3	%MgO
Proven	35.5	32.2	70.4	3.0	0.8	0.6
Probable	17.2	31.9	69.7	2.9	0.8	0.8
Total	52.7	32.1	70.1	3.0	0.8	0.7

Ownership and Tenement Status

The Paradise South project tenements and applications are 100% owned by Paradise, pending registration by the Queensland Department of Natural Resources and Mines of the transfer of these tenements from Legend to Paradise.

Granted Tenements for the Paradise South project

Lease	Lease Status	Project	Grant Date	Expiry Date	Acres	Annual Commitment (AUD)
EPM16942	Granted	Paradise South	28-Aug-09	27-Aug-14	14,310	$155,000
EPM17447	Granted	Paradise South	23-Feb-10	22-Feb-14	7,155	$70,000

___________________________

1
These Ore Reserves are estimated based upon information compiled under the guidance of Mr. Dean Basile MAusIMM (Mining One Pty Ltd) who is a competent person as defined in the 2004 Edition of the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves. The Reserves were estimated at an effective “mine gate” commodity price of US$90 per concentrate tonne (US$155 F.O.B Townsville), with P2O5 >30%, Fe2O3<3% and MgO<1%. The commodity price was derived from the previous three years historical averages as reported by CRU Strategies Ltd.

2
Ore reserves are defined here as the phosphorite ore material for the beneficiation plant. It is “as-mined” material and is before screening and processing in the proposed flotation beneficiation plant to be located at Paradise South. All ore reserves are in areas that are fully accessible for mining; free of surface or subsurface encumbrance, legal setbacks, environmental reserves and other legal restrictions that preclude permittable access for mining; believed by us to be permittable within a reasonable timeframe; and meet specified minimum physical, economic and chemical criteria related to current mining and production practices of the industry.

3
Mineral reserves are defined here as the recoverable rock concentrate post screening and processing of the ore through the proposed flotation beneficiation plant to be located at Paradise South. This material is therefore a subset of the ore reserves and cannot be aggregated with the ore reserves. These reserves are in areas that are fully accessible for mining; free of surface or subsurface encumbrance, legal setbacks, environmental reserves and other legal restrictions that preclude permittable access for mining; believed by us to be permittable within a reasonable timeframe; and meet specified minimum physical, economic and chemical criteria related to current mining and production practices of the industry.

Tenements under application for Paradise South project. * ML90210 will not be transferred to Paradise

Lease	Lease Status	Purpose	Application Date	Acres
ML90197	Application	Mining Paradise South	23-Nov-09	5,619
ML90221	Application	Tailings/Settling Dam	1-Jul-11	528
ML90222	Application	Water Supply	1-Jul-11	1,643
ML90223	Application	Power Lines/Aerials	29-Jul-11	475
ML90224	Application	Power Lines/Aerials	29-Jul-11	126
ML90225	Application	Power Lines/Aerials	29-Jul-11	24
ML90226	Application	Power Lines/Aerials	29-Jul-11	554
ML90227	Application	Slurry Pipeline	29-Jul-11	496

Project History

Phosphate mineralization was discovered at Paradise South by Broken Hill South Ltd in 1967. By 1972 over 55,000 metres of rotary percussion holes were drilled and 33 shafts sunk across both Paradise South and Paradise North. At Paradise South, 64,000 tonnes of phosphate ore was extracted to supply a 100 tonne per day beneficiation plant. This plant produced concentrate of up to 34% P2O5 which was used for testing by fertilizer manufacturers.

During the 2009 and 2010 drilling programs, 7,218m of reverse circulation and 1,191m of diamond holes were drilled and sampled. In 2009, a pilot beneficiation plant was constructed in Adelaide to confirm the suitability of Paradise’s proprietary metallurgical flotation process. Two 40 tonne samples from the Paradise South project were processed in Adelaide which successfully upgraded the rock phosphate content from 14.3% P2O5 and 18.7% P2O5 to 31.7% P2O5 and 34.4% P2O5 respectively. Subsequent geological modelling and further metallurgical tests were used to define a detailed open pit design and mining schedule.

In 2009 Legend applied for a patent for the phosphate flotation methodology which Paradise intends to use at the Paradise South project. The flotation method recovers ultra-fine phosphate particles which conventional beneficiation methods would treat as waste. The patented process uses a Jameson flotation cell which has been used for many years to recover fine particles in potash and coal. The Jameson cell is considered to be well suited to the flotation of fine particles since it generates smaller bubbles than both conventional and column cells. The Jameson cell is a mature technology, and under this patent, is being uniquely applied to phosphate flotation. Pilot plant trials in 2009 using two 40 tonne samples of phosphate from the Paradise South project successfully achieved high phosphate recovery which was supported by the additional recovery of the fine material. This result indicates that the use of this methodology at the Paradise South project would maximise the recovery of saleable phosphate concentrate from the proposed beneficiation plant.

Mining Lease Applications have been made for mining and processing operations and associated infrastructure at the Paradise South project.

Environmental Permitting Requirements

The level of environmental approval for mining projects in Queensland depends on the size and nature of the proposed mining operation. The proposed mining operation at the Paradise South project includes a beneficiation processing plant requiring power and water infrastructure and accordingly has been approved through an Environmental Impact Statement (“EIS”) with a supporting Environmental Management Plan. The EIS for the Paradise South project has been completed by the Legend development team with support from an independent engineering consultancy and was submitted to Queensland Government Department of Environment and Heritage Protection (“DEHP”) in August 2011. The EIS was made available for public comment and a Supplementary EIS was submitted on 1 June 2012 as a response to comments received on the EIS. The DEHP approved the EIS in July 2012.

The Company undertook a final revision of the EMP to progress the application for the Environmental Authority for the Paradise South Project. The draft Environmental Authority conditions were negotiated with government and a draft Environmental Authority was issued in October 2012. This Environmental Authority is subject public comment and is expected to be approved in mid-2013.

Throughout 2012, baseline surveys of environmental conditions were undertaken at Paradise South project. These surveys included quality measurements of ground and surface water and will be used to define water quality objectives for future mining and beneficiation activities.

Paradise South Beneficiation Plant Design & Construction Tender

In February 2012 a tender design was completed by a team comprising in-house and external consultants. Site visits for tenderers were conducted in April 2012 and tender submissions received in May 2012. Tender evaluations for each package were conducted from June to August 2012 and a shortlist of preferred design and construction contractors advised in August 2012.

The three tender packages are:

•
Package 1: Construction of beneficiation plant at Paradise South. The plant is designed to beneficiate 3.5 million tonnes of phosphate ore per year to produce 1 million tonnes of phosphate concentrate with a grade of greater than 32% P2O5. The beneficiation process will use the phosphate flotation method patented by Legend.

•	Package 2: Construction of a 26km, 220kV single circuit power transmission line, switch yard and 220/11kV transformer substation.

•	Package 3: Construction of a water supply dam at Battle Creek capable of supplying 2.5 gigalitres per year. Construction of a tailings storage facility at Paradise South.

Metallurgical Testwork

During 2012 samples of Paradise South beneficiated concentrate that had been stockpiled from the 2009 pilot plant test work were used for phosphoric acid test work, as well as for testing various parameters for the Paradise South beneficiation plant.  The following points summarise the test work completed during the reporting period:

•
A 600kg sample of Paradise South concentrate was prepared from previous stockpiled pilot plant concentrates at Amdel, dewatered, mixed and blended for assay with the purpose of sending to Prayon for phosphoric acid testing in 2013.

2012 Exploration Program

Exploration during 2012 at Paradise South was limited to re-analysis of geological data from previous drilling campaigns.

Paradise North

Ore Reserves for the Paradise North Project

No Ore Reserve estimate has been declared for the Paradise North project.

Ownership and Tenement Status

The Paradise North project tenements and applications are 100% owned by Paradise, pending registration by the Queensland Department of Natural Resources and Mines of the transfer of these tenements from Legend to Paradise.

Granted Tenements for the Paradise North project

Lease	Lease Status	Project	Grant Date	Expiry Date	Acres	Annual Commitment (AUD)
EPM17330	Granted	Paradise North	23-Jul-09	22-Jul-14	3,180	$335,000
EPM17441	Granted	Paradise North	6-Oct-09	5-Oct-14	14,310	$110,000
ML90191	Granted	Paradise North	7-Apr-11	30-Apr-26	484	NA

Project History

In the 1960s exploration at the Paradise North project, formerly known as Lady Jane, identified phosphate mineralization in the geographic area currently covered by Paradise’s tenements. The extent of the mineralization was identified from 66 drill holes, of which 36 are located on Paradise tenements EPM 17330 and EPM 17441. Paradise has used data from these 36 drill holes to estimate the grade and tonnage of phosphate mineralization located within Paradise’s tenements.

Exploration at Paradise North since 2009 consisted of 417 drill holes with a total length of over 9,800 metres of drilling. The drilling was aimed at identifying material with phosphate grades higher than 28% P2O5 which may be suitable as phosphate DSO. Subsequent test work was conducted to define the mineralization characteristics of the rock as they relate to high analysis phosphate fertilizer production and use as direct application fertilizer reactive phosphate rock.

In April 2011 Mining Lease 90191 was granted for the Paradise North project allowing Paradise to commence mining operations up to 1 million tonnes per year of ore, subject to the approval of a plan of operations by the DEHP.

Environmental Permitting Requirements

Paradise holds an Environmental Authority over the Paradise North mining lease allowing mining activity subject to an approved Plan of Operations.

Throughout 2012, baseline surveys of environmental conditions were undertaken at Paradise North project. These surveys included quality measurements of ground and surface water and will be used to define water quality objectives for future mining activities.

Plan of Operations

A Plan of Operations for the Paradise North mine lease was submitted to the DEHP on September 19, 2012. The Plan of Operations was accepted by the DEHP on October 23, 2012 which approves commencement of mining activity at Paradise North in 2013.

Under this authorization Paradise is permitted to conduct mining at two test pits producing approximately 45,000 tonnes of DSO phosphate material. This work is necessary to better understand the natural variability of the ore body as part of the planned ore reserve estimation. The material will be stockpiled and potentially delivered to customers as bulk samples.

The Paradise North deposit has an in-situ phosphate grade of greater than 28% P2O5 making it potentially suitable to be used as feed for fertilizer production and as RPR. Paradise North phosphate DSO does not require any concentration (beneficiation) of the phosphate content resulting in significantly lower capital expenditure as no beneficiation plant needs to be built to bring the Paradise North Project into production. The current mineralized material model indicates that the deposit is close to the surface, amenable to bulk open pit mining methods and will have low strip ratios. Paradise proposes to mine phosphate DSO, screen and crush the rock, load it into covered containers and transport via road train to Mount Isa. The containers can then be transferred to flat-bed rail wagons for rail transport to the Port of Townsville. The phosphate rock would then be loaded into ships bound for potential customers in the Australasian and South Asian region.

The Paradise North Project has an estimate for capital expenditure of approximately A$26.4 million which is anticipated to provide all of the necessary infrastructure required to deliver phosphate DSO to the Port of Townsville. A bulk mining phosphate DSO operation requires minimal mine infrastructure and is based on contract mining. A majority of the capital expenditure is allocated to haul road upgrades and rail access security.

2012 Exploration Program

Exploration during 2012 at Paradise North was aimed at acquiring additional data to allow an Ore Reserve estimate to be computed for the mining lease.

Exploration work conducted:

•	Channel sampling and face mapping of historic trenches excavated in the late 1960’s.

•	Surface sampling operation including cultural clearance of sampling area.

•	Compositing of 2009 RC drilling samples for metallurgical test work.

•	Moisture content testing was completed and methods of drying the rock product were also investigated and tested.

D-Tree

Ore Reserves for the D-Tree Project

No Ore Reserve has been declared for the D-Tree project.

Ownership and Tenement Status

The D-Tree project tenements and applications are 100% owned by Paradise, pending registration by the Queensland Department of Natural Resources and Mines of the transfer of these tenements from Legend to Paradise.

Granted Tenements for the D-Tree project

Lease	Lease Status	Project	Grant Date	Expiry Date	Acres	Annual Commitment (AUD)
EPM14753	Granted	D-Tree	21-Apr-08	20-Apr-13*	16,695	$10,000
EPM15763	Granted	D-Tree	26-Jun-08	25-Jun-13	62,805	$100,000
EPM17333	Granted	D-Tree	29-Sep-09	28-Sep-14	30,210	$100,000
EPM17446	Granted	D-Tree	29-Sep-09	28-Sep-13	5,565	$50,000
ML90190	Granted	D-Tree	12-Aug-10	31-Aug-15	104	NA
* application for extension for 5 years has been lodged and the Company is waiting on a determination.

Project History

Explorers in the 1960s identified mineralized phosphate material at the D-Tree project. The D-Tree project deposit spans several of Paradise’s exploration tenements, EPM’s 15763, 14753, 17446 and 17333 and Mining Lease 90190, and is located approximately 10km west of the Paradise South Project. The exploration campaign at the D-Tree project commenced in 2008 and concluded in 2009. In total, over 19,500 metres of drilling was completed in this period which covered approximately 35% by area of the mineralized material discovered in the 1960’s. Legend subsequently reported mineralized material which contains a core zone of high grade phosphate mineralization. Mining Lease 90190 was granted in 2010 over this high grade portion of the deposit, allowing for a 0.5Mtpa phosphate DSO operation.

A 40 tonne sample of phosphate rock from the D-Tree Project was tested in the 2009 pilot beneficiation plant trials in Adelaide. The sample successfully produced a marketable grade rock concentrate of 33% P2O5 from 17.5% P2O5 ore feed.

Recent citric solubility testing on a high grade sample also indicated the suitability of portions of the D-Tree Project as reactive phosphate rock direct application fertilizer.

2012 Exploration program

During the year, work commenced on defining a new estimate of the total mineralized phosphate material at the D-Tree project. The spatial parameters of the new estimate will be increased to include exploration lease numbers 15763, 17446 and 17333. In addition to data verification and preliminary calculations of grade and tonnage for the new estimate, Paradise conducted site preparation work for future drilling programs and ongoing environmental baseline sampling of water quality.

Golden Cross Joint Venture Project

Ore Reserves for the Golden Cross JV Project

No Ore Reserve estimate has been declared for the Golden Cross JV project.

Ownership and Tenement Status

The tenements comprising the Golden Cross Joint Venture project are registered in the name of King Eagle Resources Pty Ltd, a wholly owned subsidiary of Golden Cross Resources Ltd. Legend entered into an earn-in joint venture with Golden Cross Resources Ltd in May 2008. The terms of the agreement required the Company to spend $3 million over 5 years on the Golden Cross Joint Venture project to earn an 80% participating interest. Legend has assigned its rights under this agreement to Paradise and the total expenditure on the project is $3.06 million as of December 2012.

The tenements for the Golden Cross Joint Venture Project are summarized in the table below.

Granted Tenements for Queensland Projects

Lease	Lease Status	Project	Grant Date	Expiry Date	Acres	Annual Commitment (AUD)
EPM14905*	Granted	Golden Cross	12-Dec-06	11-Dec-16	73140	$100,000
EPM14906*	Granted	Golden Cross	24-Aug-07	23-Aug-17	58830	$50,000
EPM14912*	Granted	Golden Cross	30-Jan-07	29-Jan-17	79500	$50,000

* earning 80% interest

Project History

The Lily and Sherrin Creek phosphate mineralized zones were defined in the 1970s. The Quita Creek and Highland Plains phosphate deposits were also defined at that time.

Legend commenced drilling programs at Lily and Sherrin Creek in 2008 with the latest program concluding in 2011. During this period 2,250 metres of drilling was completed. The programs successfully confirmed the presence of phosphate mineralization. The first drilling program at Highland Plains and Quita Creek commenced in 2011 and drilled 1,248 metres and 597 metres respectively.

2012 Exploration program

A total of 1,452 samples were assayed following drilling programs in 2011. All of the samples were analyzed for the standard suite of elements (P2O5, Fe2O3, Al2O3, CaO and MgO) via Inductively Coupled Plasma mass spectrometry (ICP) and as part of the joint venture agreement were then also tested by X-ray fluorescence for uranium content.

The number of samples for each tenement is as follows:

•	EPM14912 – Lily and Sherrin Creek – 454 samples.

•	EPM14905 – Quita Creek – 446 samples.

•	EPM14906 – Highland Plains – 552 samples.

Assay results were received during the fourth quarter of 2012 and at this time geological modelling has only taken place for the Highland Plains data with the other tenements to be reviewed in 2013.

Government Regulations, Declarations & Conditions

The Company’s exploration operations are subject to Australian Federal and State laws and regulations governing the method of acquisition and ownership of mining rights, exploration, development, mining, production, taxes, labour standards, occupational health, mine safety, toxic substances and other matters. Australian Federal and State legislation also governs environmental management and native title issues.  We are committed to and, to our knowledge, are in compliance with all governmental legislation and regulations.

Government Requirements for Maintenance of Licences

To ensure that licences are kept in good standing the Company is required to pay the annual rent amount for each licence on its respective anniversary date.  The amount due is dependent upon the size of the licence. The Company is also required to work the licences and meet the annual expenditure commitments. Annual reporting is required, specifying details of the exploration programme which has occurred and which is anticipated for the following year.  Failure to comply would place the licences at risk of cancellation and therefore forfeit the right to explore on that ground.

License Conditions

The Company is required to meet certain standard conditions and obligations as specified by the Queensland Mineral Resources Act, Exploration Permits. These include conducting activities in a way which minimise environmental damage, rehabilitation, avoiding interference with registered native title sites or areas and ensuring compliance with any other relevant legislation. Programmes of Work are to be submitted at the time of application for any ground disturbance or exploration works, the conditions of which are clearly specified and adhered to. Security bonds are payable on the grant of the permits and additional conditions can be imposed by the government State Minister.

Native Title

The rights and obligations of the Company with respect to native title obligations differ depending upon the permit’s proposed impact on the land.  All the exploration permit applications held by the company will need to comply with the Native Title Act.  The overwhelming majority on permit applications will be advertised under the expedited procedure and require advertising to determine whether there are any objections.  If there are no objections, the Queensland Government can grant the permit and will impose the Native Title Protection Conditions on the permit before grant.  These conditions ensure that any native title claimants are aware of the proposed exploration work and gives them an opportunity to identify any culturally sensitive areas.  If there are objections, the company will need to negotiate an agreement with the native title claimants.  Following lodgement of this agreement with the Queensland government the permit will be granted.

Environment

The rights and obligations of the Company with respect to environmental management and rehabilitation are based upon the principles of disturbance minimisation, including such things as preservation of mature trees, preventing the spread of noxious weeds, avoiding the disturbance of waterways and waste management.  Rehabilitation is a condition of the Security bond and requires such things as sealing of collars, plugging of casings and replacement of topsoils.

Royalties
The royalty rate for phosphate rock is the higher of the following: (a) 80 cents for each tonne of phosphate rock; or (b) the rate, rounded down to 2 decimal places, for each tonne of phosphate rock worked out using the following formula –

R = $1 x	G 32.3	x	Pcurr $72.50

where R is the royalty rate, G is the average P2O5 content of the phosphate rock for the return period, and Pcurr is the average price for the return period, converted to Australian dollars at the average hedge settlement rate for the return period, of Moroccan phosphate rock with 32.3% P2O5 content.

The royalty is payable to the State of Queensland.

Contractual Agreements in relation to Queensland Phosphate Interests

(i)
On November 2, 2007, we entered into an agreement with Iron Duyfken Pty Ltd to acquire three (3) project areas in the Georgina Basin of Queensland, Australia. Each project hosts a known and well documented, substantial deposit of phosphate rock (Cook, P.J, 1989, Howard, P.F, 1986). These deposits were delineated by earlier work conducted by previous major companies since 1967 and have been named the Lady Annie, Lady Jane and Thorntonia phosphate deposits. The deposits were defined in times when phosphate prices were low. Phosphate prices have risen considerably since those times due to increased world demand especially from China and India. Past feasibility studies on these deposits will be reassessed with a view to commercialization of the deposits, based on current prices. Legend agreed to pay A$500,000 and issue 500,000 shares of common stock as consideration.

(ii)
Effective November 7, 2007, we entered into an agreement with Ansett Resources & Industries Pty Ltd to acquire one (1) project area in the Georgina Basin of Queensland, Australia. The project hosts a known and well documented, substantial deposit of phosphate rock (Cook, P.J, 1989, Howard, P.F, 1986). The deposit was delineated by earlier work conducted by previous major companies since 1967 and have been named the D-Tree phosphate deposit. As set out above, the deposit was defined in times when phosphate prices were low. Phosphate prices have risen considerably since those times due to increased world demand especially from China and India. Past feasibility studies on this deposit will be reassessed with a view to commercialization of the deposit, based on current prices. Legend agreed to pay A$300,000 as consideration.

(iii)
We entered into a farm-in and joint venture heads of agreement with King Eagle Resources Pty Limited on December 7, 2007 pursuant to which Legend can earn an 80% interest in phosphate on three tenement blocks named Quita Creek, Highland Plains and Lily and Sherrin Creek by spending $3 million on phosphate exploration over five years. Legend has no rights to any other minerals on the three tenement blocks.

(iv)
Effective February 27, 2008, we entered into a Share Sale Agreement whereby the Company agreed to purchase all of the issued and outstanding shares of Teutonic Minerals Pty Ltd. As a result, Teutonic became a subsidiary of the Company from that date. Teutonic held an application for a mineral licence over phosphate in the Georgina Basin in the State of Queensland, Australia which has subsequently been withdrawn, allowing Legend’s application to take priority. The consideration payable to the vendors was A$300,000, and the Company granted a 1% gross revenue royalty from production from the mineral licence.

(v)
On October 27, 2008, we entered into a Heads of agreement with Mt. Isa Metals Ltd. (“MET”) for the formation of a Joint Venture (“JV”) over each party’s respective interest in tenements overlying the D-Tree phosphate deposit. Under the JV, Legend contributed tenements EPM 14753, EPMA’s 17333, 17437, 17443 and 17446, and MET contributed tenement EPM 15763 (D-Tree West). Legend managed and held an 80% interest in the JV and MET held a 20% contributing interest in the JV. The JV has access to plant and infrastructure at Legend’s 100% owned proposed Lady Annie phosphate development, which lies 9 miles to the east of D-Tree. The Heads of Agreement was replaced by a formal JV agreement dated April 18, 2009. Effective September 30, 2009, MET exited the JV. Legend, as manager of the D-Tree JV, had invoiced MET A$1.739 million for MET’s 20% interest in the D-Tree project for the period September 1, 2008 to June 30, 2009. MET decided to dilute its interest rather than pay the invoices and in accordance with the JV agreement, MET’s interest has reduced to less than 5%, thus requiring MET to exit the JV. MET retains a royalty of A$0.50 per tonne from product from the D-Tree Joint Venture tenements.

(vi)
On December 24, 2008, we entered into a Sale and Purchase Agreement with Elkedra Diamonds Pty Ltd and Uramet Minerals Limited to purchase a 100% interest in EPM 15014, EPM 15015 and application for EPM 17930 for a consideration of A$900,000. The purchase by Legend was subject to a number of pre-conditions including the receipt by the vendors of any necessary consents and approvals required under the Mining Act and approval for the purchase under the Foreign Acquisition and Takeovers Act 1975 (Cth). These pre-conditions were satisfied in February 2009 and the purchase by Legend settled. As part of the purchase, all parties provided standard warranties for such a transaction to each other. The tenements covered by this purchase are located immediately north of the Queensland phosphate project and are prospective for phosphate and diamonds.

Northern Territory and Western Australian Exploration Interests

Legend’s exploration interests in the Northern Territory cover diamonds and base metals.

The entire exploration interests of Legend are highly prospective for diamonds and uranium. Legend is currently focused on discovering further diamond deposits in the Northern Territory, Australia. Numerous diamond indicator mineral, microdiamond occurrences and other anomalies are being followed up across all projects.

Acquisition of Northern Territory Tenements

Effective as of March 3, 2006, Legend entered into a Contract for the Sale of Exploration Tenements (“Contract”) with Astro Diamond Mines N.L. (“Astro”) an Australian company pursuant to which the Company acquired certain diamond exploration tenements in Northern Australia from Astro. The consideration payable by Legend to Astro was Australian dollars $1.5 million and Legend was also required to pay to Astro any costs incurred on the tenements after February 1, 2006.  Astro provided commercial warranties which are usual for a transaction of this nature in favour of Legend. Under Australian law, Astro was required to provide an independent experts report to stockholders for this transaction. In order to prepare the independent experts report, a mineral valuation was prepared on behalf of Astro which indicated that the preferred value for the tenements that are the subject of the transaction was A$1.5 million. This formed the basis of the consideration agreed by the parties. The President and Chief Executive Officer of the Company, Mr. J. I. Gutnick was Chairman and Managing Director of Astro at the time of entering into the Contract and Dr DS Tyrwhitt, an independent Director of the Company, who is also a Director of Astro and was a Director of Astro at the time of entering into the Contract. The tenements are located in the Northern Territory of Australia and are prospective for diamonds.

Legend has entered into an agreement with Ashton Mining Limited (“Ashton”) and Rio Tinto Exploration Pty Ltd (“Ashton Agreement”) dated December 4, 2009 and a second agreement with Mwana Africa plc, Gravity Diamonds Limited and Diamond Mines Australia Pty Ltd dated April 24, 2009 (“Gravity Agreement”). Under these two agreements, Legend has acquired further diamond interests in the Northern Territory of Australia. As way of background, in April and July 2004, Ashton, MED and certain of MED’s 100% owned subsidiaries entered into agreements whereby MED purchased certain diamond assets (including the Merlin diamond mine and diamond exploration tenements) from Ashton and Ashton retained rights over these diamond assets including royalty rights, marketing rights and earn back rights. In addition, Rio Tinto and Gravity had entered into an agreement in July 2003 whereby Gravity acquired certain diamond interests from Rio Tinto in the McArthur Basin, which is in the broad vicinity of Legend and MED’s diamond interests in the Northern Territory, with Rio Tinto retaining certain residual rights.

Under the Ashton Agreement, Legend purchased all of the Ashton and Rio Tinto’s mining information, rights under three agreements and interests in four (4) exploration licences, six (6) applications for exploration licences, five (5) substitute exploration licences and one (1) mining lease for an amount of A$1,000,000. Rio Tinto retained the royalty payable by MED in respect of the Merlin diamond mine and rights to conduct exploration, development and production activities for non-diamond minerals. Under the Gravity Agreement, Legend purchased Gravity’s interest in twelve (12) exploration licences, nine (9) applications for exploration licences and one (1) substitute exploration licence; Gravity’s rights, interests and obligations under the Red Metal Agreement and all exploration and data bases relevant to historical exploration; and Legend paid Gravity A$400,000 for these assets.

In summary, under the Ashton Agreement and Gravity Agreement, Legend has acquired all of Ashton’s, Rio Tinto’s and Gravity’s rights under previous agreement between those parties, not already held by Legend or MED.

Investment in Northern Capital Resources Corp (“NCRC”)

Legend holds a 31.50% interest in NCRC, an unlisted US corporation. NCRC’s subsidiary is Golden River Resources Corporation (“Golden River”). NCRC also holds exploration interests in Australia.

Merlin Diamonds Limited

At December 31, 2012, we held a 41.9% controlling interest in Merlin Diamonds Limited (“MED”), an Australian diamond exploration and mining company.  During the first quarter of fiscal 2013, we sold substantially all of our interest in MED.

History

Legend was incorporated in the State of Delaware on January 5, 2001 under the name Sundew International, Inc. On March 13, 2003, Legend filed for an Amendment to its Certificate of Incorporation pursuant to which the name of Sundew International, Inc. was changed to "Legend International Holdings, Inc."

Following the change of management in November 2004, the Company developed a new plan of operations, which was to engage in mineral exploration activities.

In March 2006, the Company acquired diamond exploration tenements in Northern Australia and in November 2007, Legend acquired a number of phosphate exploration interests in the State of Queensland in Australia.

In August 2009, Legend acquired a controlling interest in Merlin Diamonds Limited (“MED”) (formerly North Australian Diamonds Limited), an Australian company with diamond interests in the Northern Territory of Australia.

During the 2009 year, the Company took a private placement of shares in NCRC. During the 2010 and 2011 years, the Company took additional private placements in NCRC to increase its holding to 31.50% at December 31, 2012.

Legend has not been involved in any bankruptcy, receivership or similar proceeding.  Legend has not been involved in any material reclassification, merger consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

DESCRIPTION OF PROPERTIES

Legend has exploration properties as discussed under – Description of Business”.  Legend occupies certain executive and office facilities in Melbourne, Victoria and certain regional areas in Australia to support field operations and AXIS also provides office facilities pursuant to the Service Agreement with AXIS.  See – Business - Employees” and “Certain Relationships and Related Transactions”. Legend believes that its administrative space is adequate for its current needs.

LEGAL PROCEEDINGS

On March 25, 2013, the Indian Farmers Fertilizer Cooperative Limited (“IFFCO”) and its subsidiary, Kisan International Trading FZE (“Kisan”,) commenced an arbitration proceeding against the Company before the Singapore International Arbitration Centre seeking damages for the Company’s alleged failure to enter into a long term rock off-take agreement (“ROTA”) with IFFCO for phosphate rock in accordance with the terms of the Share Options Agreement, dated as of July 14, 2008, between the Company and IFFCO. Under the Share Options Agreement, the Company and IFFCO had agreed to use their reasonable best efforts to negotiate and enter into the ROTA within 24 months following the execution of this Agreement, which time period was subsequently extended to July 14, 2012. On April 25, 2013, the Company submitted a response denying IFFCO’s claims on the basis that the Company had complied with its obligations under the Share Option Agreement. On May 6, 2013, IFFCO and Kisan filed a reply to the defense filed by Legend.  The proceeding is at its earliest stages so it is difficult to determine the Company’s exposure, if any. In any event, the Company intends to vigorously defend this matter. No provision for losses has been recorded in connection with this litigation.

MARKET INFORMATION

Our common stock trades on the OTCQB marketplace under the trading symbol “LGDI.” On August 16, 2013, there were 56 record holders of our common stock. This number does not include the number of persons or entities that hold stock in nominee or street name through various brokerage firms, banks and other nominees. On August 16, 2013, the last closing sales price reported on the OTCQB marketplace for our common stock was $0.042 per share.

The following table sets forth the high and low sale prices of our common stock on Nasdaq (through August 15, 2013) and the OTCQB marketplace since that date:

Calendar Period	High Bid (1)	Low Bid (1)

2011
First Quarter	1.10	0.70
Second Quarter	0.83	0.43
Third Quarter	0.61	0.30
Fourth Quarter	0.43	0.08

2012
First Quarter	0.18	0.10
Second Quarter	0.13	0.06
Third Quarter	0.11	0.07
Fourth Quarter	0.10	0.06

2013
First Quarter	0.09	0.03
Second Quarter	0.10	0.04

(1)	The quotations set out herein reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

(2)	As of August 16, 2013, there are 444,047,971 shares of common stock outstanding.

(3)
To date we have not paid dividends on our common stock and we do not expect to declare or pay any dividends on our common stock in the foreseeable future. Payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by the Board of Directors.

Stockholders

As of August 16, 2013, there were approximately 56 record holders of the Company's common stock. Within the holders of record of the Company's common stock are depositories such as Cede & Co., a nominee for The Depository Trust Company (or DTC), that hold shares of stock for brokerage firms which, in turn, hold shares of stock for one or more beneficial owners. Accordingly, the Company believes there are many more beneficial owners of its common stock whose shares are held in "street name", not in the name of the individual shareholder.

Options

Effective as of December 12, 2005, the Board of Directors of Company approved the distribution to stockholders for no consideration of an aggregate of 36,135,500 non-transferable options, each of which is exercisable to purchase one share of common stock of the Company at an exercise price of US$0.25 (US$0.111, as adjusted) per share with a latest exercise date of December 31, 2012 and otherwise on the terms and conditions set out in Appendix A to the Form 8-K dated December 12, 2005.  The options were issued on a pro-rata basis to all stockholders of record on December 31, 2005 on the basis of two (2) options for every one (1) share of common stock owned by a stockholder on the record date. The options may not be exercised until the shares underlying the options are registered under federal and state securities laws. On June 26, 2006, the Board of Directors amended the terms and conditions of the options and included a cashless exercise clause for the options in the terms and conditions. These options expired as of December 31, 2012.

Dividend Policy

The Company has not previously paid any cash dividends on common stock and does not anticipate or contemplate paying dividends on common stock in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company's business. The only restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by law. Under Delaware corporate law, no dividends or other distributions may be made which would render the Company insolvent or reduce assets to less than the sum of its liabilities plus the amount needed to satisfy any outstanding liquidation preferences.

Effective November 17, 2006, the Company’s Board of Directors declared a 1-for-2 share bonus issue in the form of a dividend that was payable in December 2006 to stockholders of record as of November 17, 2006.  An aggregate of 27,599,722 shares of common stock were issued in connection with this dividend.

In November 2006, the Company’s Board of Directors declared a second 1-for-2 share bonus issue in the form of a dividend that was payable in January 2007 to stockholders of record as of December 31, 2006.  An aggregate of 41,934,337 shares of common stock were issued in connection with this dividend.

Transfer Agent

The transfer agent and registrar for the Company's common stock is Continental Stock Transfer & Trust Company of 17 Battery Place, 8th Floor, New York, NY 10004.

SELECTED FINANCIAL DATA

Our selected consolidated financial data is presented below as of and for the years ended December 31, 2012 and 2011 and as of and for the six months ended June 30, 2013 and 2012. Our selected consolidated financial data as of and for the years ended December 31, 2012 and 2011 has been derived from financial statements, which have been audited by PKF O’Connor Davies, A Division of O’Connor Davies, LLP (PKF O’Connor Davies).  Our selected consolidated financial data as of and for the six months ended June 30, 2013 and 2012 are derived from our unaudited interim consolidated financial statements. Our results for the six months ended June 30, 2013 are not necessarily indicative of our results of operations that may be expected for any future period. The selected financial data should be read in conjunction with our consolidated financial statements as of and for the years ended December 31, 2012 and 2011 and as of and for the six months ended June 30, 2013 and 2012 and Notes thereto, which are included elsewhere in this prospectus.

	Six months ended June 30			Twelve months ended December 31
	2013	2012	2013 Conv. Transl	2012	2011	2012 Conv. Transl
	A$000s	A$000s	US$000s	A$000s	A$000s	US$000s

Revenues				-	-	-

Other income	38	80	35	118	389	122

Costs and expenses	4,400	8,633	4,022	(20,444)	(19,778)	(21,206)

(Loss) from operations	(4,362)	(8,553)	(3,987)	(20,326)	(19,389)	(21,084)

Other gains/(losses)	(796)	1,323	(728)	2,342	(13,472)	2,429

(Loss) from continuing operations before income taxes and equity in losses of unconsolidated entity	(5,158)	(7,230)	(3,259)	(17,984)	(32,861)	(18,655)

Benefit from/(provision) for income tax	32	(650)	29	(650)	-	(674)

Equity in (losses) of unconsolidated entity	-	(124)	-	(124)	(7,133)	(128)

Net (loss) from continuing operations	(5,126)	(8,004)	(3,230)	(18,758)	(39,994)	(19,457)

Net income/(loss) from discontinued operations	7,248	(1,815)	6,625	(4,662)	(4,083)	(4,836)

Net income/(loss) attributable to Legend stockholders	2,122	(9,819)	3,395	(23,420)	(44,077)	(24,293)

Other comprehensive income (loss)	-	-	-	-	-	-

Comprehensive income/(loss) attributable to Legend stockholders	2,122	(9,819)	3,395	(23,420)	(44,077)	(24,293)

Net gain/(loss) from continuing operations per share	(0.02)	(0.03)	(0.02)	(0.08)	(0.18)	(0.08)

Net gain/(loss) from discontinued operations per share	0.03	(0.01)	0.03	(0.02)	(0.01)	(0.02)

Net gain/(loss) per share	0.01	(0.04)	0.01	(0.10)	(0.19)	(0.10)

Weighted average number of shares outstanding (000s)	291,852	226,656	291,852	237,913	226,405	237,913

Balance Sheet Data	A$000s	A$000s	US$000s	A$000s	A$000s	US$000s

Total assets	7,550	20,494	6,901	34,987	36,906	36,292

Total liabilities	(1,485)	(18,317)	(1,357)	(25,849)	(8,744)	(26,813)

Stockholders’ equity	6,065	2,177	5,544	9,138	28,162	9,479
Convenience translation at December 31, 2012 using December 31, 2012 exchange rate, and June 30, 2013 using June 30, 2013 exchange rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION.

General

The following discussion and analysis of our financial condition and results of operation should be read in conjunction with the Financial Statements and accompanying notes and the other financial information appearing elsewhere in this prospectus.  This prospectus contains numerous forward-looking statements relating to our business. Such forward-looking statements are identified by the use of words such as believes, intends, expects, hopes, may, should, plan, projected, contemplates, anticipates or similar words. Actual operating schedules, results of operations, ore grades and mineral deposit estimates and other projections and estimates could differ materially from those projected in the forward-looking statements.

Legend has been an exploration stage company since August 2006. During February 2011, the Company announced its maiden mineral reserve for its 100% owned Paradise South phosphate project in accordance with SEC Industry Guide 7. As a result of establishing mineral reserve estimates, Legend has entered into the development stage for this project as it engages in the process of preparing the mineral deposit for extraction, while it continues with its other various exploration activities. Effective March 1, 2011, the Company has been reporting as a development stage company.

Legend also has exploration interests in the Northern Territory and Western Australia.

Foreign Currency Translation

The majority of our exploration, development and administrative operations are in Australia and, as a result, our accounts are reported in Australian dollars. Foreign income and expenses are translated into Australian dollars at the average exchange rate prevailing during the period. Assets and liabilities of the foreign operations are translated into Australian dollars at the period-end exchange rate. The following table shows the period-end rates of exchange of the Australian and US dollar compared with the US dollar during the periods indicated.

Year ended
December 31

2011	A$1.00	=	US$1.0174
2011	A$1.00	=	CDN$0.96344
2012	A$1.00	=	US$1.0373
2012	A$1.00	=	CDN$1.0339

Plan of Operation

On February 13, 2012, we announced the restructuring of our phosphate assets in order to facilitate the financing of our 100% owned Paradise Phosphate Project.

This first step involved a transfer of all Legend’s phosphate assets into a 100% owned subsidiary of Legend, Paradise Phosphate Limited (“Paradise”); the issue of 100 million ordinary shares (100% of the issued shares of Paradise) by Paradise to Legend; and funding via a A$10 million convertible note facility (“Convertible Note Agreement”) provided by Acorn Capital Ltd as manager of two Australian investment funds (“Acorn”).  The A$10 million was convertible into equity in Paradise upon a successful Initial Public Offering (“IPO”) and listing of Paradise on the Australian Securities Exchange (“ASX”) within 12 months of the note issue date.

The convertible note facility was repayable 12 months from the completion date of the agreement, which was extended to May 10, 2013. The notes had a nominal interest rate of 10% per annum (the actual amount of effective interest depended upon the event that triggered repayment).  If, within 12 months of the completion date of the agreement, Paradise conducted a public offering of securities in Australia and those securities were listed on ASX, then the convertible notes would have converted automatically to shares in Paradise at a conversion rate of A$0.50 (subject to adjustment in accordance with the formula provided in the agreement). Paradise did not proceed with the IPO and listing on ASX due to market conditions and the advanced state of discussions with strategic partners at the time. Funds received under the convertible note facility were used to progress the project, its development, production and ultimately the export of phosphate rock from the phosphate deposits. The notes were secured by a security interest in the phosphate assets and in the shares of Paradise. The note agreement provided for an adjustment to the repayment factor if Paradise did not complete the public offering as defined.  We repaid the notes on April 29, 2013.

Paradise will continue discussions with potential strategic partners in relation to participating in the full development of the fertilizer complex in Mt Isa, Queensland, Australia. Legend has been progressing these discussions with various international industry fertilizer corporations for over 12 months and expects to continue these discussions.

Since January 1, 2013, Legend has placed 195 million shares of common stock to third parties at a price of US$0.05 per share, raising US$9.75 million (142.5 million shares for $7,125,000 to June 30, 2013 and a further 52.5 million shares for $2,625,000 on August 8, 2013). Legend has also announced that it intends to undertake a rights issue of shares to all Legend stockholders, on a pro-rate basis at a price of US$0.05. If fully subscribed, the rights issue will raise US$20 million.

On January 18, 2013, Legend announced that it had entered into an agreement with a third party to sell 24 million shares in MED at a price of A$0.21 per share for a total consideration of A$5,040,000, and on March 12, 2013, it entered into two further contracts to sell a total of 35 million ordinary shares (approximately 19.9% in MED at a price of A$0.22 per share. Following closing, Legend holds less than a 1% interest in MED.

Legend utilized funds from the capital raisings and sale of MED shares to repay the Paradise convertible notes and for working capital.

As set out in  “Business - Employees” the services of our Chief Executive Officer, Chief Financial Officer, geologists, finance and clerical employees are provided by AXIS.  As part of the financing transaction discussed above, AXIS has transferred the employment of the CEO of Paradise and the General Manager Project Development to Paradise.

Results of Operations

Six Months Ended June 30, 2013 vs. Six Months Ended June 30, 2012.

The Company’s financial statements are prepared in Australian dollars (A$). A number of the costs, expenses and assets of the Company are incurred/held in US$ and the conversion of these costs to A$ means that the comparison of the six months ended June 30, 2013 to the six months ended June 30, 2012 does not always present a true comparison.

As an exploration company until February 2011 and a development stage company since then, we do not have an ongoing source of revenue. Our revenue stream is normally from interest received on cash in bank and adhoc tenement disposals and Australian Taxation Office refunds.

Other income decreased from A$80,000 for the six months ended June 30, 2012 to A$38,000 for the six months ended June 30, 2013, which primarily represents interest on funds held in the bank, as a result of the reducing cash at bank balances as funds have been used for operational purposes.

Costs and expenses decreased from A$8,633,000 in the six months ended June 30, 2012 to A$4,400,000 in the six months ended June 30, 2013. The decrease in expenses is a net result of:

a)
a decrease in legal, accounting and professional expense from A$1,274,000 for the six months ended June 30, 2012 to A$271,000 for the six months ended June 30, 2013. For the six months ended June 30, 2012 we incurred A$1,156,000 for independent experts, attorneys, accountants and advisors for the initial public offering and listing on Australian Securities Exchange of Paradise (2013 A$nil). For the six months ended June 30, 2013, accounting and audit fees were A$84,000 (2012: A$63,000) for professional services in relation to financial statements, the quarterly Form 10-Qs, Form 10-K, and annual reporting in Australia which increased due to the work on the de-consolidation of Merlin; taxation fees of A$32,000 (2012: A$64,000) related to the Company (included in 2012 are costs incurred by its subsidiary for tax work) and we incurred legal expenses of A$155,000 (2012: A$(9,000)) following a reclassification of certain costs to initial public offering costs) for legal work relating to a  claim by IFFCO and general legal work.

b)
a decrease in exploration expenditure written off from A$2,794,000 in the six months ended June 30, 2012 to A$1,241,000 in the six months ended June 30, 2013. The exploration costs include drilling/geological/geophysical/mineral analysis contractors, contract field staff costs, travel costs, accommodation and tenement costs on properties where we have not estimated mineral reserves.  On our phosphate activities, costs which were capitalized and included in development costs decreased from A$887,000 for the six months ended June 30, 2013, to A$118,000 for the six months ended June 30, primarily due to lesser activity on the feasibility test work. For the six months ended June 30, 2013, there was a reduction in exploration and development activities compared to the six months ended June 30, 2012; as a result of the Company’s main focus of updating and completing the studies for the Paradise phosphate project being completed in 2012 and as a  result of the reduction in activity of the phosphate business due to funding constraints

c)	a decrease in aircraft costs from A$368,000 in the six months ended June 30, 2012 to A$364,000 in the six months ended June 30, 2013.

d)
a decrease in stock based compensation from A$25,000 in the six months ended June 30, 2012 to A$nil in the six months ended June 30, 2013. The Company has issued options under the 2006 Incentive Option Plan throughout 2006 to 2010. The decrease is a result of a majority of the options being fully vested in prior periods.

a)
an increase in interest expense from A$555,000 for the six months ended June 30, 2012 to A$639,000 for the six months ended June 30, 2013. In May 2013 repayment was finalized on the convertible notes, the advance from affiliate incurring interest and borrowings under a loan facility.

e)	a decrease in financing costs from A$609,000 for the six months ended June 30, 2012 to A$170,000 for the six months ended June 30, 2013 due to repayment in May 2013 of convertible notes.

f)
a decrease in administration expense from A$3,008,000 in the six months ended June 30, 2012 to A$1,715,000 in the six months ended June 30, 2013. During the six months ended June 30 2013, the corporate management and service fees charged to us by AXIS was A$412,000 (2012: A$533,000). AXIS charged us direct costs of A$524,000 (2012: A$1,308,000) for Directors’ fees, salaries and salary related matters incurred in behalf of the Company, which relates to our share of salaries paid to the President & Chief Executive Officer, Chief Financial Officer and Secretary,  General Manager Business and other staff of AXIS who provide services to the Company, and for independent directors’ fees. The Company incurred A$376,000 (2012: A$318,000) in direct salaries paid by Paradise for the CEO and Project Manager and other field staff. The Company paid insurance costs of A$90,000 (2012: A$ 60,000) an increase as a result of an increase in insurance premiums. The Company incurred A$68,000 (2012: A$39,000) for travel by Directors and officers, contractors and other AXIS staff who provide services to the Company on capital raising trips and trips to the field; A$4,000 (2012: A$5,000) in borrowing costs and bank fees; A$49,000 (2012 A$54,000) for motor vehicles costs; A$nil (2012: A$1,000) for public relations; A$21,000 (2012: A$62,000 included the AGM costs for 2012 which have not yet been incurred in 2013) for stock transfer agent services; A$22,000 (2012: A$47,000) for office and computing consumables; A$22,000 (2012: A$6,000) for other contractors including external information, technology consultants; A$9,000 (2012: A$56,000) for staff support costs; A$27,000 (2012: A$311,000) for rent of offices in Melbourne, Mt Isa, and an apartment in Melbourne; A$5,000 (2012: A$16,000) for subscription to industry papers and services; A$33,000 (2012: A$112,000) for telecommunications support; A$24,000 (2012: A$64,000) for depreciation of non-field assets and minor equipment purchases; A$29,000 (2012: A$6,000) for Delaware franchise tax; and A$nil (2012: A$10,000) in donations to local community groups. For the six months ended June 30, 2013, there was a reduction of A$284,000 in rent of offices, A$121,000 in the corporate management and service fees charged to us by AXIS and A$726,000 in salaries and salary related matters incurred on behalf of the Company charged to us by AXIS and direct salaries paid by Paradise from  the six months ended June 30, 2012 as a result of the Company’s main focus of updating and completing the studies for the Paradise phosphate project being completed in 2012 and as a  result of the reduction in activity of the phosphate business due to funding constraints.

As a result of the foregoing, the loss from operations decreased from A$8,553,000 for the six months ended June 30, 2012 to A$4,362,000 for the six months ended June 30, 2013.

A decrease in the foreign currency exchange loss from A$25,000 for the six months ended June 30, 2012 to a foreign exchange loss of A$222,000 for the six months ended June 30, 2013 was recorded as a result of the movement in the Australian dollar versus the US dollar.

An impairment of equity investments was recorded of A$nil (2012: $471,000) as the Company has assessed the current net asset value of the investment from the information available and determined that the prior year provision for impairment was adequate.

At December 31, 2012, management considered the recoverability of the amount owed by AXIS and in accordance with the requirements of accounting standards provided a provision for doubtful receivable. For the six months ended June 30, 2013 the Company recorded an adjustment to the provision of A$434,000 compared to A$1,803,000 for the six months ended June 30, 2012.

A net unrealized gain of A$39,000 (2012: A$nil) was incurred on revaluation of certain marketable securities, being the difference between the carrying and market value in the six months ended June 30,2013.

A net realised loss of A$9,000 (2012: gain A$19,000) was recorded on sale of property and equipment, being the difference between cost and sale price, was incurred in the six months ended June 30, 2013.

The Company has written off/written down assets of A$960,000 (2012: A$3,000) for the six months ended June 30, 2013.

The loss before income taxes and equity in losses of unconsolidated entities was A$7,230,000 for the six months ended June 30, 2012 compared to A$5,158,000 for the six months ended June 30, 2013.

The Company has recorded reduction in the current tax liability of A$32,000 for the six months ended June 30, 2013 (2012: A$650,000) as a result of the transfer of the phosphate assets to a 100% owned subsidiary of Legend.

The equity losses in unconsolidated entities for the six months ended June 30, 2013 amounted to A$nil (2012: A$124,000). The Company holds a 31.50% interest in Northern Capital Resources Corp (“NCRC”) and accounts for this investment using the equity method of accounting.

The net loss was A$5,126,000 for the six months ended June 30, 2013 compared to a net loss of A$8,004,000 for the six months ended June 30, 2012.

A net income of A$7,248,000 (2012: loss A$1,815,000) was recorded on discontinued operations in the six months ended June 30, 2013.

The net income attributable to Legend stockholders amounted to A$2,122,000 for the six months ended June 30, 2013 compared to a net loss of A$9,819,000 for the six months ended June 30, 2012.

Year ended December 31, 2012 versus Year ended December 31, 2011

As an exploration stage company until February 2011 and a development stage company since then, we have not had an ongoing source of revenue. Our revenue stream is normally from ad-hoc tenement disposals, interest received on cash in bank and Australian Taxation Office refunds. During the year ended December 31, 2012, we received A$152,000 (US$158,000) (2011: A$493,000) in interest on funds in the bank, interest income from a related entity of A$72,000 (US$75,000) (2011: A$136,000) and other income of A$59,000 (US$61,000) (2011: A$591,000). Included in other income is an amount for MED diesel fuel rebate of A$43,000 (US$45,000) (2011: A$43,000) for fuel usage on the Merlin diamond project and sundry income of A$16,000 (US$17,000) and for 2011 for MED, A$547,000 being a refund from the government for research and development. Interest received during 2012 is lower than 2011 as the balance of cash at bank reduced as it was used in our operations.

Costs and expenses increased during the year from A$26,538,000 for the year ended December 31, 2011 to A$27,029,000 (US$28,036,000) for the year ended December 31, 2012.

The main components of costs and expenses are as follows:-

(i)
a decrease in exploration expenditure written off from A$15,033,000 in 2011 to A$7,566,000 (US$7,849,000) in 2012. Our accounting policy is to expense all exploration costs (including costs associated with the acquisition of tenement interests) as incurred. The exploration costs include drilling/geological/geophysical/ mineral analysis contractors, salaries for contract field staff, travel costs, accommodation and tenement costs on properties where we have not estimated mineral reserves.  On our phosphate activities, we continued to advance the current feasibility test work. During 2012, A$1,185,000 (US$1,229,000) (2011: A$1,682,000 of costs which were incurred on the Paradise South phosphate project in preparing the mineral deposit for extraction were capitalised and included in development costs. In relation to our diamond activities, included within exploration expenditure for 2012 was A$2,938,000 (US$3,047,000) for further studies confirming the scale and viability of the Merlin diamond project and surrounding areas; and costs of the plant and camp which was offset by the proceeds from the sale of a parcel of rough diamonds from pre-production trials of A$1,729,000 (US$1,793,000) (2011: A$nil). During 2011 in relation to our diamond activities, the studies confirming the scale and viability of the Merlin project and surrounding area and costs of the plant and camp included within exploration expenditure was A$4,384,000.

(ii)
an decrease in aircraft maintenance costs from A$934,000 in 2011 to A$769,000 (US$797,000) in 2012. The Company purchased an aircraft in August 2008 to utilize in its field operations and has incurred operating costs for the aircraft since that time and costs during 2011 include a provision for the engine maintenance program.

(iii)
an increase in interest expense from A$292,000 in 2011 to A$1,263,000 (US$1,310,000) in 2012. During 2012 and 2011, we incurred interest on the motor vehicle finance leases and interest bearing long term debt. During 2012, we incurred interest on an advance from an affiliate and the convertible note for which there was no comparison in 2011. In February 2012 the Company entered into a convertible note agreement via its wholly-owned subsidiary Paradise and the interest rate on borrowings under the agreement is fixed at 10% per annum (see note 15).

(iv)
an increase in legal, professional and accounting from A$797,000 for 2011 to A$1,790,000 (US$1,857,000) for 2012. During 2012, we paid A$1,433,000 (US$1,486,000) to independent experts, attorneys, accountants and advisors for the initial public offering and listing on Australian Securities Exchange of Paradise; accounting and audit fees of A$223,000 (US$231,000) for professional services in relation to financial statements, the quarterly Form 10-Qs, Form 10-K and Form 10-K/A and quarterly, half year and annual reporting in Australia for MED; and taxation fees of A$84,000 (US$87,000) relating to both the Company and its subsidiaries and incurred legal expenses of A$50,000 (US$52,000) for general legal work including tenement acquisition and sale arrangements. During 2011, we paid A$355,000 to independent experts and other consultants for business development; accounting and audit fees of A$356,000 for professional services in relation to financial statements, the quarterly Form 10-Qs, Form 10-K and Form 10-K/A and quarterly, half year and annual reporting in Australia for MED; and taxation fees of A$85,000 relating to both the Company and its subsidiaries and incurred legal expenses of A$1,000 for general legal work including tenement acquisition and sale arrangements.

(v)
amortization of mineral rights were A$1,398,000 in 2011 compared to A$1,398,000 (US$1,450,000) in 2012. On the acquisition date in 2007 of the business combination of MED, the Company recognized mineral rights of A$18,873,000. The underlying mineral property licences have a set term and mineral rights are being amortized over the term of the licences.

(vi)
an increase in financing costs from A$nil in 2011 to A$6,256,000 (US$6,489,000) in 2012. During 2012, our wholly owned subsidiary Paradise entered into a convertible note agreement with Acorn. The expense in 2012 represents A$666,000 (US$691,000) legal and advisor fees in relation to the issue and A$5,590,000 (US$5,798,000) repayment factor of the convertible note (see note 15).

(vii)
an increase in administrative costs from A$8,084,000 in 2011 to A$7,987,000 (US$8,284,000) in 2012. During 2012, the corporate management and service fees charged to us by AXIS was A$1,045,000 (US$1,084,000). AXIS charged us A$3,771,000 (US$3,912,000) for Directors’ fees, salaries and salary related matters incurred in behalf of the Company, which relates to our share of salaries paid to the President & Chief Executive Officer, Chief Financial Officer and Secretary, Executive General Manager, General Manager Business, Project Manager and other staff of AXIS who provide services to the Company, and for independent directors’ fees. The Company Incurred A$1,046,000 (US$1,084,000) in direct salaries paid by Paradise and MED. The Company paid insurance costs of A$157,000 (US$162,000) for 2012. The Company incurred A$197,000 (US$204,000) for travel by Directors and officers, contractors and other AXIS staff who provide services to the Company on capital raising trips and trips to the field; A$12,000 (US$13,000) in borrowing costs and bank fees; A$111,000 (US$115,000) for motor vehicles costs; A$30,000 (US$31,000) for public relations; A$181,000 (US$187,000) for stock transfer agent services; A$118,000 (US$122,000) for office and computing consumables; A$51,000 (US$53,000) for other contractors including external information technology consultants; A$111,000 (US$115,000) for staff support costs; A$593,000 (US$615,000) for rent of offices in Melbourne, Mt Isa, Perth and New York and an apartment in Melbourne, an increase from 2011 of A$310,000 due to change in office premises in Perth and New York; A$53,000 (US$55,000) for subscription to industry papers and services; A$236,000 (US$245,000) for telecommunications support; A$129,000 (US$134,000) for depreciation of non-field assets and minor equipment purchases; A$11,000 (US$12,000) for Delaware franchise tax; and A$17,000 (US$18,000) in donations to local community groups. In 2012, there was a reduction of A$685,000 in public relations, investor relations and travel costs from 2011 as a result of the Company’s main focus being updating and completing the studies for the Paradise phosphate and Merlin diamond projects. During 2011, the corporate management and service fees charged to us by AXIS was A$1,137,000 AXIS charged us A$3,619,000 for Directors’ fees, salaries and salary related matters incurred in behalf of the Company, which relates to our share of salaries paid to the President & Chief Executive Officer, Chief Financial Officer and Secretary, Executive General Manager, General Manager Business, Project Manager and other staff of AXIS who provide services to the Company, and A$312,000 for independent directors’ fees. The Company paid insurance costs of A$214,000 for 2011. The Company incurred A$672,000 for travel by Directors and officers, contractors, and other AXIS staff who provide services to the Company on capital raising trips, trips to the field; A$193,000 for investor relations consultants; A$21,000 in borrowing costs and bank fees; A$120,000 for motor vehicles costs; A$47,000 for public relations; A$135,000 for stock transfer agent services; A$138,000 for office and computing consumables; A$147,000 for other contractors including external information technology consultants; A$142,000 for staff support costs; A$283,000 for rent of offices in Melbourne, Mt Isa, Perth and New York and an apartment in Melbourne; A$240,000 for subscription to industry papers and services; A$48,000 for telecommunications support; A$241,000 for depreciation of non-field assets and minor equipment purchases; A$279,000 for employee stock-based compensation; and A$28,000 for Delaware franchise tax; and A$67,000 in donations to local community groups.

Accordingly, the loss from operations increased from A$25,305,000 for the year ended December 31, 2011 to A$26,737,000 (US$27,733,000) for the year ended December 31, 2012.

A decrease in foreign currency exchange loss of A$45,000 for the year ended December 31, 2011 to A$16,000 (US$18,000) in the year ended December 31, 2012 was recorded as a result of the movement in the Australian dollar versus the US dollar, related primarily to US cash deposits.

During December 2012, the Company made an assessment of the current net assets value of the investment in NCRC and TEM from the information available and determined that a provision for impairment was appropriate. Accordingly, the Company recorded an impairment of equity investment of A$692,000 (US$718,000) (2011: A$5,654,000).

An impairment of other investments was recorded for the year ended December 31,2011 of A$719,000 as the Company has assessed the current net asset value of the investment from the information available and determined that a provision for  impairment was appropriate for which there is no comparable amount for the year ended December 31, 2012.

A recovery of allowance for doubtful receivable has been recorded of A$2,340,000 (US$2,427,000) as of December 31, 2012 (2011: provision A$6,839,000). At  December 2011, management made an assessment of the carrying value of the receivable from AXIS and concluded that it needed to make an allowance for doubtful receivable. During 2012, AXIS repaid part of the receivable to the Company and the Company adjusted the provision for doubtful receivable.

A net realised loss of A$66,000 was recorded on sale of certain marketable securities in the year ended December 31, 2011 being the difference between the cost price and sale price for which there was no comparable amount for the year ended December 31, 2012.

A loss on redemption of other investments of A$371,000 being the difference between cost and sale price was incurred for the year ended December 31, 2011 for which there is no comparable amount for the year ended December 31, 2012.

A net realised gain of A$94,000 (US$98,000) was recorded on sale of assets, being the difference between cost and sale price was recorded for the year ended December 31, 2012 (2011 loss: A$168,000).

The Company has written off obsolete assets of A$76,000 (US$78,000) for the year ended December 31, 2012 (2011: A$34,000).

During 2012, the Company reviewed the assets held and adopted a plan to dispose of some of its assets relating to land and buildings and motor vehicles which were surplus to its needs. As part of the plan, an impairment loss of A$250,000 (US$260,000) was recognized which is included in write off/writedown of assets, representing the excess of the carrying amount of certain assets over the aggregate of the fair value. All of the impaired assets are part of the current assets – other.

The loss before income taxes and equity in losses of unconsolidated entity was A$39,201,000 for the year ended December 31, 2011 compared to A$25,987,000 (US$26,282,000) for the year ended December 31, 2012.

During 2012, the Company has provided for A$650,000 (US$674,000) income taxes relating to the transfer of the phosphate assets from the Company to its 100% owned subsidiary Paradise for which there is no comparable amount for the year ended December 31, 2011.

During the year ended December 31, 2012, the Company’s share of the losses of the unconsolidated entities amounted to A$435,000 (US$451,000) (2011: A$7,495,000). At December 31, 2012, the Company holds a 31.50% interest in NCRC and the Company through its investment in MED holds a 31.14% interest in TEM. For the year ended December 31, 2012 the equity loss for TEM was A$311,000 (US$323,000) (2011: A$362,000). The carrying value of NCRC at December 31, 2012 is A$nil. For the year ended December 31, 2012 the equity loss for NCRC is A$124,000 (US$128,000) (2011: A$7,133,000) The Company accounts for both of these investments using the equity method of accounting. .

The net loss was A$46,696,000 for the year ended December 31, 2011 compared to a net loss of A$26,422,000 (US$27,407,000) for the year ended December 31, 2012.

The share of the net loss attributable to the non-controlling interests of MED amounted to A$3,002,000 (US$3,114,000) for the year ended December 31, 2012 compared to A$2,619,000 for the year ended December 31, 2011.

At January 1, 2011, the Company held a controlling 50.46% interest in MED.  During 2011, the Company purchased a further 495,000 shares in MED at a cost of A$148,000 which resulted in a decrease in non-controlling interest of A$113,000. The Company’s interest at December 31, 2011 was 50.69%. During January and February 2012, third parties holding 4,000,000 options in MED exercised those options and were issued ordinary shares in MED; and during 2012, Merlin has issued ordinary shares to third parties to raise capital. This has resulted in the Company’s interest in MED diluting to 41.95% at December 31, 2012.  Management believes that at December 31, 2012,  it has the ability to control the operations of MED through its share ownership as well as having three out of the four Directors of MED.

The net loss attributable to Legend stockholders amounted to A$23,420,000 (US$24,293,000) for the year ended December 31, 2012 compared to A$44,077,000 for the year ended December 31, 2011.

Liquidity and Capital Resources

As at June 30, 2013, the Company had A$78,000 in cash.

We plan to continue our exploration and development program throughout 2013 and the Company has an obligation to incur expenditure on other commodity projects of A$400,000. Our budget for general administration costs for 2013 is A$2,200,000, Paradise’s budget for phosphate projects is A$1,400,000, and general and administration costs for 2013 is A$2,300,000. At June 30, 2013, the Company had a receivable from AXIS amounting to A$2,870,000 which has been fully provided for. Legend is substantially dependent upon AXIS for our senior management, financial and accounting, corporate legal, geological and other corporate headquarters functions. For example, each of our officers is employed by AXIS. AXIS provides us with office facilities, administrative personnel and services, management and geological staff and services. Legend has continued to provide funds in advance of services to be rendered by AXIS as Legend has no capabilities to undertake the services in its own right nor has it the infrastructure itself.

On February 13, 2012, the Company announced the restructuring of its phosphate assets in order to facilitate the financing of its 100% owned Paradise phosphate project. This first step involved a transfer of all Legend’s phosphate assets into a 100% owned subsidiary of Legend named Paradise; the issue of 100 million ordinary shares (100% of the issued shares of Paradise) by Paradise to Legend; and funding via a A$10,000,000 convertible note facility (“Convertible Note Agreement”) which has been injected into Paradise through Acorn, an Australian financial institution. The intention was that the A$10,000,000 would convert into equity in the subsidiary upon a successful initial public offering (“IPO”) and listing of the subsidiary on ASX within 12 months of the note issue date. Paradise did not proceed with the IPO and listing on ASX due to market conditions and the advanced state of discussions with strategic partners at the time. Legend anticipated that by using an Australian subsidiary it was better placed to lift the profile of the world quality phosphate assets, provide a stronger trading platform that will help maximize its value and enable further capital raising to support the development of phosphate rock production and subsequent value added products.

The phosphate assets comprise the Paradise phosphate rock deposits of Paradise North (historically known as Lady Jane) and Paradise South (historically known as Lady Annie), the D-Tree deposit and the deposits associated with Legend’s rights and obligations under the King Eagle Joint Venture agreement (i.e. Highland Plains, Lily & Sherrin Creek and Quita Creek). The assets include the exploration and mining permits and applications associated with the above deposits and related infrastructure.

The convertible note facility of A$10 million to Paradise was repayable 12 months from the completion date of the agreement, subsequently extended to March 10, 2013. The notes bear interest at the nominal rate of 10% per annum (the actual amount of effective interest depends upon the event that triggers repayment). Funds received under the convertible note facility were used to progress the project, its development, production and ultimately the export of phosphate rock from the phosphate deposits. The notes are secured by a security interest in the phosphate assets and in the shares in Paradise. The note agreement called for an adjustment to the repayment factor if Paradise did not complete the public offering as defined. Acorn agreed to extend the repayment date for 2 months under certain conditions including the finalization of a term sheet for an off-take agreement prior to March 10, 2013. Paradise has entered into a term sheet with a third party and the repayment date was been extended to May 10, 2013. On April 29, 2013, Paradise repaid the convertible note (see note 15 to the financial statements).

Since January 1, 2013, Legend has placed 142.5 million shares of common stock to third parties at a price of US$0.05 per share to raise US$7.5 million. At June 30, 2013 the placement has been completed for 142.5 million shares raising US$7,125,000; and (ii) that it intends to undertake a rights issue of shares to all Legend shareholders, on a pro-rate basis at a price of US$0.05. If fully subscribed, the rights issue will raise approximately US$20,000,000. On January 18, 2013, Legend announced that it had entered into an agreement with a third party to sell 24,000,000 ordinary shares (approximately 13.6%) in MED at a price of A$0.21 per share for a total consideration of A$5,040,000, and on March 12, 2013, it entered into two further contracts to sell a total of 35,000,000 ordinary shares (approximately 19.9%) in MED at a price of A$0.22 per share. Legend closed these transactions in March 2013 and as at June 30, 2013 holds a 0.28% interest in MED. Since June 30, 2013, the Company has placed 52.5 million shares raising US$2,625,000 less costs of US$25,000.

However, as the Company has not yet generated income producing activities, it will continue to seek opportunities to raise additional funds from capital raising efforts through the issuance of its shares, funding from affiliated entities as may be available, debt facilities and other financing arrangements until which time as the Company can commence revenue producing activities.

As future exploration and development activities will require additional financing, the Company is pursuing varying strategies to accomplish this including obtaining third parties to take an ownership interest in or to provide financing for the development activities related to the phosphate project, as well as capital raising through share issuances. In the event the Company is unsuccessful in raising such additional capital, it may not be able to continue active operations.

Cash Flows

Six Months ended June 30, 2013 as compared to Six Months ended June 30, 2012

For the six months ended June 30, 2013, net cash used in operating activities was A$10,961,000 (2012: A$7,418,000) primarily consisting of the net loss from continuing operations of A$5,126,000 (2012: A$8,004,000), adjusted for non-cash items being depreciation and amortization of A$278,000 (2012: A$469,000), loss/gain on sale of property and equipment A$9,000 (2012: gain A$19,000); write-down of assets of A$960,000 (2012: A$3,000),  decrease in accounts receivable of A$270,000 (2012: increase A$8,000); decrease in prepayments and deposits of A$101,000 (2012: increase A$71,000); decrease in inventories of A$31,000 (2012: A$nil), decrease in accrued financing cost of A$6,441,000 (2012: A$nil) and a decrease in accounts payable and accrued expenses of A$848,000 (2012: increase A$956,000).

Net cash provided/(used) by investing activities was A$17,252,000 (2012: used by A$868,000) which consisted of the proceeds from sale of 59,000,000 shares in MED for A$12,740,000 (2012: A$nil), proceeds from sale of plant and equipment A$4,668,000 (2012: A$36,000); offset by purchase of plant and equipment A$38,000 (2012: A$10,000) and additions to mine development of A$118,000 (2012: A$887,000).

Net cash (used)/provided by financing activities was A$(7,339,000) (2012: A$13,801,000) being the private placement of 142,500,000 shares for net proceeds of A$6,932,000 (2012: A$2,256,000), offset by repayments under finance leases of A$84,000 (2012: A$113,000), repayments to  affiliates of A$1,187,000 (2012: advance by A$1,803,000), repayment of long term debt of A$2,541,000 (2012: $145,000) and repayment of convertible debenture A$10,459,000 (2012 : A$nil).

Fiscal 2012 as Compared to Fiscal 2011

During 2012, net cash used in operating activities was A$16,892,000 (US$17,522,000), as compared to A$19,386,000 in 2011, primarily consisting of the net loss of A$26,422,000 (US$27,407,000) (2011: A$46,696,000) adjusted for non-cash items including  depreciation and amortization of A$2,964,000 (US$3,075,000) (2011: A$4,052,000), an increase in accounts receivable of A$99,000 (US$103,000) (2011: decrease A$664,000); a decrease in prepayments and deposits of A$87,000 (US$90,000) (2011: A$804,000); an increase in inventories of A$62,000 (US$64,000) (2011: A$nil); an increase in accrued financing costs of A$6,441,000 (US$6,681,000) (2011: A$nil); and an increase in accounts payable and accrued expenses of A$1,247,000 (US$1,292,000)  (2011: A$11,000). The primary reason for the increase in cash balances at December 31, 2012 has been the capital raising including convertible note; and reduction in exploration expenditure.

During 2012, net cash used in investing activities was A$1,187,000 (US$1,231,000) and A$1,617,000 in 2011. The major components in 2012 was an additional investment in consolidated entities of A$32,000 (US$33,000) (2011: A$148,000); additions to property, plant and equipment of A$126,000 (US$131,000) (2011: A$1,912,000) included in the purchase of plant and equipment for 2011 was the plant upgrade at Merlin; capitalized mine development costs A$1,185,000 (US$1,229,000) (2011 A$1,682,000); and proceeds from sale of property and equipment A$156,000 (US$162,000) (2011: A$215,000).

During 2012, net cash provided by financing activities was A$19,180,000 (US$19,895,000) (2011: used by A$2,415,000) being primarily proceeds from the convertible notes of A$10,000,000 (US$10,373,000) for which there was no equivalent in 2011; the private placement of 22,640,725 shares for net proceeds of A$2,256,000 (US$2,340,000) (2011: A$nil); net repayments under finance leases of A$307,000 (US$318,000) (2011: A$381,000); repayments to affiliates of A$2,411,000 (US$2,501,000) (2011: advances to A$2,098,000); and repayments under capital lease agreements of A$291,000 (US$302,000) (2011: A$290,000); and in MED, the private placement of 21,071,221 shares for net proceeds of A$4,531,000 (US$4,700,000) (2011: A$nil) and the exercise of 3,656,000 options for net proceeds of A$580,000 (US$662,000) (2011: A$53,000).

Contractual Obligations

The table below summarizes the payment schedule of our contractual obligations as of December 31, 2012.

Contractual Obligations	Total A$000’s	Less than 1 year A$000’s	1-3 Years A$000’s	3-5 Years A$000’s	More than 5 years A$000’s
Convertible note	10,000	10,000	-	-	-
Accrued financing costs	6,441	6,441	-	-	-
Long term debt obligations	2,509	310	2,199	-	-
Capital lease obligations	252	143	109	-	-
Operating lease obligations	84	57	27	-	-
Other long term liabilities reflected on the consolidated balance sheet under GAAP	1,093	135	218	192	548
	20,379	17,086	2,553	192	548

Impact of Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements on the Company’s annual financial statements, see Note 2 to the Company’s Consolidated Financial Statements which are included herein.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

At June 30, 2013, the Company had no long-term debt.

The Company reports in A$ and holds cash denominated in US dollars. At June 30, 2013, this amounted to US$62,000 (A$63,000). A change in the exchange rate between the A$ and the US$ will have an effect on the amounts reported in the Company’s consolidated financial statements, and create a foreign exchange gain or loss. A movement of 1% in the A$ versus the US$ exchange rate will have an effect of less than A$1,000 on the consolidated balance sheet and statement of comprehensive loss. The balance of cash of A$75,000 is held in Australian dollars.

MANAGEMENT

Directors and Executive Officers

The following table sets out certain information concerning the Company’s executive officers and directors.

Name	Age	Position(s) Held

Joseph Gutnick	61	Chairman of the Board
		President, Chief Executive Officer and Director.

David Tyrwhitt	75	Director

Manish Gupta	45	Director

Dr Allan Trench	49	Director

Henry Herzog	71	Director

Peter Lee	55	Secretary, Chief Financial Officer and Principal
		Accounting Officer.

Craig Michael	35	Chief Executive Officer – Paradise.

Edward Walker	41	General Manager Project Development – Paradise.

Director Qualifications

The following paragraphs provide information as of the date of this report about each director as well as about each executive officer. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years.  In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our directors have demonstrated an ability to exercise sound judgment, as well as a commitment of service to Legend and our Board.  Finally, we value their significant experience in the mining industry and other public and board committees.

Joseph Gutnick

Mr. Gutnick has been Chairman of the Board, President and Chief Executive Officer since November 2004 and has been Chairman of the Board, President and Chief Executive Officer of numerous public listed companies in Australia and the USA specializing in the mining sector since 1980. Mr. Gutnick is currently Chairman of the Board, President and Chief Executive Officer of Golden River Resources Corporation, Northern Capital Resources Corporation, Great Central Resources Corporation, Consolidated Gems, Inc. and Aurum, Inc., US corporations; and Executive Chairman and Managing Director of Merlin Diamonds Limited, Top End Minerals Limited and Quantum Resources Limited, Executive Chairman of Paradise Phosphate Ltd and Non-Executive Chairman of Blackham Resources Limited, all listed on Australian Securities Exchange. He has previously been a Director of Acadian Mining Corporation and Royal Roads Corporation in the last five years. M.r Gutnick was previously a Director of the World Gold Council.  He is a Fellow of the Australasian Institute of Mining & Metallurgy and the Australian Institute of Management and a Member of the Australian Institute of Company Directors.

Mr. Gutnick’s extensive experience in leading teams in building and operating major mining operations in Australia as well as his experience in founding and serving as the chief executive officer and chairman of a number of public companies will provide our Board with valuable executive leadership and management experience.

Mr. Gutnick devotes a majority of his business time to the affairs of the Company.

David Tyrwhitt

Dr Tyrwhitt was appointed a Director in March 2005. He is a geologist, holding a Bachelor of Science and PhD degrees and has 50 years experience in mineral exploration and management development and operation of gold and diamond mines in Australia.  Dr Tyrwhitt has been a Director of numerous public listed companies in Australia in the mining industry and is currently a Director of Hawthorn Resources Limited, Quantum Resources Limited, Golden River Resources Corp, a Delaware corporation (GORV.OB), Merlin Diamonds Limited and Northern Capital Resources Corp., a Delaware corporation since 2008. In the last five years, he has also been a Director of Astro Diamond Mines NL, Bassari Resources Ltd, Orchid Capital Ltd and South China Resources PLC

Dr Tyrwhitt’s experience in working on mining projects in Australia and technical skills will provide our Board with an Australian perspective to mining operations.

Manish Gupta

Mr. Gupta was originally appointed a Director in August 2008, before resigning in November 2009 due to other commitments. Mr. Gupta was re-appointed as a Director in December 2010. Mr. Gupta graduated from the Indian Institute of Technology (IIT), Delhi, India in 1988 with a Bachelor of Technology specializing in Civil Engineering and continued his studies at the Institute of Management (IIM), Calcutta, India where he gained a Post Graduate Diploma in Management in 1990 specializing in Development, Marketing, and then at the University of Pune, Pune, India where he gained a Bachelor of Laws (LLB) in 1996 excelling in Taxation and Commercial Laws. Mr. Gupta has held several positions in the Indian Government including with the Indian Taxation Office and as Deputy Secretary to the Government of India, Ministry of Chemicals and Fertilizers, and as an Additional Commissioner of Income Tax and Officer on Special Duty to the Revenue Secretary, Government of India. In May 2004, he joined IFFCO and currently heads the strategic management team of IFFCO, responsible for formulating the future vision of the society and associated strategic decision making including setting up new ventures and partnerships, acquisition of existing ventures and diversification in new areas.

Mr. Gupta’s experience in the international fertilizer markets and his engineering background will provide our Board with a valuable perspective in the development of the Company’s phosphate project.

Allan Trench

Dr Trench was appointed a Director in August 2008. Dr Allan Trench is a geologist/geophysicist and business management consultant with approximately 20 years experience within the Australian resources sector across a number of commodity groups and is currently Chairman of the Board and a Director of Acadian Mining Corporation (ADA:TSX - V), a Director of Navigator Resources Ltd, Pioneer Resources Limited, Trafford Resources Ltd, Enterprise Metals Ltd and Hot Chili Limited. Dr Trench was the Exploration Manager for WMC for the Leinster-Mt Keith region and then managed a number of exploration companies associated with Mr Joseph Gutnick before joining McKinsey & Company as a management consultant. In his role at McKinsey, Dr Trench was an advisor to a number of large international resources companies on strategic, organization and operational issues. From 2004 to 2006 Dr Trench was employed in a contract role as corporate strategist end benchmarking manager at Woodside Energy, helping to building Woodside’s capability in strategy, benchmarking and performance improvement across its global asset portfolio. Following this, he was employed by the CRU Group and was firstly responsible for global copper research managing a team of 12 analysts, then as Regional Director - Australasia. Dr Trench also currently holds the titles of Research Professor of Mineral Economics at the Graduate School of Business, Curtin University, Adjunct Professor to the WA School of Mines, Curtin University and Research Professor (Value & Risk) at the Centre for Exploration Targeting, University of Western Australia.

Dr Trench’s experience in working on complex mining projects internationally and Australia and technical skills will provide our Board with a valuable perspective on conducting business in international jurisdictions.

Henry Herzog

Mr. Henry Herzog has more than 40 years of corporate and management experience. He has been a Director of the Company since August 2008. Mr Herzog has served in various positions as President, Vice President or Director of a number of publicly listed companies in Australia and the United States, predominantly in the mining sector and is currently also a Director of Merlin Diamonds Limited. Mr. Herzog was responsible for the restructuring and reorganization of several publicly listed companies including Bayou International Limited, now known as Golden River Resources Corporation (GORV.OB), where he served as its President and Chief Executive Officer from 1986 to 1999 and as a Vice President from 1988-1989. For at least the past five years, Mr. Herzog has also been managing a number of private investment entities. He is also a member of the Board of Trustees of a non-profit college of higher education.

Mr. Herzog’s experience in corporate and management of international companies will provide our Board with a valuable perspective on conducting business in international jurisdictions.

Peter Lee

Mr Lee has been Chief Financial Officer since March 2005 and Secretary since November 2004.  He is a Director, Chief Financial Officer and Secretary of Golden River Resources Corp, a Delaware corporation (GORV.OB), Secretary of Aurum, Inc. (AURM.OB), Chief Financial Officer and Secretary of Consolidated Gems, Inc (CGEM.OB), Northern Capital Resources Corp and Great Central Resources Corp, and Chief Financial Officer and Company Secretary of Merlin Diamonds Limited, a Director, Chief Financial Officer and Company Secretary of Top End Minerals Ltd and Quantum Resources Limited, and Company Secretary of Paradise Phosphate Limited all listed on Australian Securities Exchange. Mr Lee is also a Director of Acadian Mining Corporation (ADA:TSX-V). Mr Lee is a Member of the Institute of Chartered Accountants in Australia, a Fellow of Chartered Secretaries Australia Ltd., a Member of the Australian Institute of Company Directors and holds a Bachelor of Business (Accounting) from Royal Melbourne Institute of Technology. He has over 30 years commercial experience.

Mr. Lee devotes a majority of his business time to the affairs of the Company.

Craig Michael

Mr. Michael was Executive General Manager of the Company between September 2007 and April 2012 and is now Chief Executive Officer of Paradise Phosphate Limited. Mr. Michael has extensive experience as a geology professional in the mining and resources industry. He is currently Executive Director of Merlin Diamonds Limited (ASX:MED) and Director of Aurum, Inc (AURM:OB). His previous work was with Oxiana Ltd in South East Asia and Sons of Gwalia in the goldfields of Western Australia. Mr. Michael is a member of the Australian Institute of Mining and Metallurgy and a Member of the Institute of Company Directors in Australia.

Edward Walker

Mr. Walker has been General Manager Project Development for the Paradise Phosphate Operations since October 2008. He has acquired extensive international experience in the mining and water sectors via a number of senior engineering and project manager roles in international organizations, including as Principal Engineer for Parsons Brinkerhoff Australia from April 2007 to October 2008 and prior to that was with Bahia Mineracao Limitada as Senior Project Manager. Mr. Walker spent over 10 years in senior engineering roles in Australia and the United Kingdom before spending two years as a senior project manager of an Iron Ore Mining project run by Brazilian company Bahia Mineração Limitada (BML). He then moved to a multi-disciplinary engineering firm Parsons Brinkerhoff as a Principal Engineer responsible for business development and delivery of client projects. Mr. Walker has a Bachelor of Engineering (Civil) from Swinburne University of Technology and an Executive MBA from the Business School of São Paulo.

Involvement on Certain Material Legal Proceedings During the Last Ten Years

No director, officer, significant employee or consultant has been convicted in a criminal proceeding, exclusive of traffic violations.  No director, officer, significant employee or consultant has been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities. No director, officer or significant employee has been convicted of violating a federal or state securities or commodities law.

Board of Directors

Our Certificate of Incorporation provides that there must be at least one Director of the Company. Our Board of Directors currently consists of five directors.

Directors need not be stockholders of the Company or residents of the State of Delaware.  Directors are elected for an annual term and generally hold office until the next Directors have been duly elected and qualified.  Directors may receive compensation for their services as determined by the Board of Directors. A vacancy on the Board may be filled by the remaining Directors even though less than a quorum remains.  A Director appointed to fill a vacancy remains a Director until his successor is elected by the Stockholders at the next annual meeting of Shareholder or until a special meeting is called to elect Directors.

The executive officers of the Company are appointed by the Board of Directors.  There are no family relationships between any Directors or executive officers of the Company other than as disclosed.

Our Board of Directors consists of five members, of whom three would meet the independence requirement of the NASDAQ Stock Market.

The Company encourages all Directors to attend the Annual Meeting of stockholders, either in person or by telephone. Mr. Gutnick, Dr Tyrwhitt and Dr Trench attended the 2012 Annual Meeting.

Nominating Committee

At a meeting of the Board of Directors on August 12, 2008, it was resolved that Dr. Allan Trench, Dr. David Tyrwhitt and Mr Henry Herzog be appointed to the Nominating Committee and that Dr. David Tyrwhitt be the Chair of the Committee. The Nominating Committee has authority and responsibilities as vested in it by the Board of Directors at a Directors Meeting held on June 27, 2008

Audit and Compensation Committees

At a meeting of the Board of Directors on August 12, 2008, it was resolved that Dr. Allan Trench, Dr. David Tyrwhitt and Mr. Henry Herzog be appointed to the Audit Committee and the Compensation Committee and that Dr. Allan Trench be the Chair of both of the Committees.  It is the opinion of the Board of Directors that Dr. David Tyrwhitt, Dr. Allan Trench and Mr. Henry Herzog are independent directors as defined in Rule 10A-3 of the Securities Exchange Act of 1934. In addition, the Board believes that Dr. David Tyrwhitt, Dr. Allan Trench and Mr. Henry Herzog would meet the director independence requirements of the NASDAQ Stock Market if we were listed on such Market.  The Board has designated Dr Trench as an “audit committee financial expert” under the rules and regulations of the SEC for purposes of Section 407 of the Sarbanes-Oxley Act of 2002 after determining that he meets the requirements for such designation.

Code of Ethics

We have adopted a Code of Conduct and Ethics and it applies to all Directors, Officers and employees.  A copy of the Code of Conduct and Ethics will be posted on our website and we will provide a copy to any person without charge.  If you require a copy, you will be able to download it from our website at www.lgdi.net or alternatively, contact us by facsimile or email and we will send you a copy.

Stockholder Communications with the Board

Stockholders who wish to communicate with the Board of Directors should send their communications to the Chairman of the Board at the address listed below. The Chairman of the Board is responsible for forwarding communications to the appropriate Board members.

Mr. Joseph Gutnick
Legend International Holdings, Inc.
PO Box 6315 St Kilda Road
Central Melbourne, Victoria 8008 Australia

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, our Directors, executive officers and beneficial owners of more than 10% of the outstanding common stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in our common stock and are also required to provide to us copies of such reports.  Based solely on such reports and related information furnished to us, we believe that in fiscal 2012 all such filing requirements were complied with in a timely manner by all Directors and executive officers and 10% stockholders.

Executive Compensation.

The following table sets forth the annual salary, bonuses and all other compensation awards and pay outs on account of our Chief Executive Officer, Chief Financial Officer and Secretary and Executive General Manager for services rendered to us during the fiscal years ended December 31, 2012 and 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary (A$)	Bonus (A$)	Stock Awards (A$)	Option Awards (A$)	Non-Equity Incentive Plan Compensation (A$)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (A$)	All Other Compensation (A$)	Total (A$)
Joseph Gutnick, Chairman of the Board, President and CEO of Legend and Executive Chairman of Paradise	2012 2011	773,459 594,969	- -	- -	- -	- -	- -	107,345 92,749	880,804 687,718
Peter Lee, CFO & Secretary of Legend and Company Secretary of Paradise	2012 2011	227,967 278,196	- - -	- - -	- - -	- - -	- - -	39,997 44,066	267,964 322,262
Craig Michael, Chief Executive Officer Paradise, May 2012 to current, Executive General Manager of Legend January 2012 to April 2012	2012 2011	365,166 276,801	- -	- -	- -	- -	- -	154,797 243,093	519,963 519,894

(i)	Includes share of superannuation contributions made in accordance with applicable laws in Australia.
(ii)	Includes share of cost of motor vehicle costs applicable to Messrs. Gutnick, Lee and Michael and accommodation for Mr Michael as provided by the Company.

The services of our Chief Executive Officer and Chief Financial Officer & Secretary are provided to us pursuant to a Service Agreement effective December 1, 2004 (the “Service Agreement”) by and between AXIS Consultants Pty Limited and ourselves. Mr. Michael is employed by Paradise Phosphate Limited

Grants Of Plan-Based Awards In Fiscal 2012

There were no options granted to executive officers during fiscal 2012.

Outstanding Equity Awards at Fiscal Year-End

Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Been Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph Gutnick, Chairman of the Board, President and CEO	5,000,000 2,250,000	- -	-	US$2.00 US$1.00	2/07/18 9/19/16	-	-	-	-
Peter Lee, CFO and Secretary	787,500 787,500 1,000,000	- - -	-	US$0.444 US$1.00 US$1.00	9/19/16 9/19/16 12/28/17	- - -	- - -	- - -	- - -
Craig Michael, Chief Executive Officer Paradise	150,000 150,000 1,250,000	- - -	- - -	US$0.444 US$1.00 US$1.00	9/10/17 9/10/17 12/28/17	- - -	- - -	- - -	- - -
Edward Walker, General Manager Project Development	500,000	-	-	US$1.00	04/12/18	-	-	-	-

2006 Equity Incentive Plan

The 2006 Plan provides for the granting of options. The maximum number of shares available for awards is 10% of the issued and outstanding shares of common stock on issue at any time.  If an option expires or is cancelled without having been fully exercised or vested, the remaining shares will generally be available for grants of other awards.

The 2006 Plan is administered by the Board comprised solely of directors who are not employees or consultants to Legend or any of its affiliated entities.

Any employee, director, officer, consultant of or to Legend or an affiliated entity (including a company that becomes an affiliated entity after the adoption of the 2006 Plan) is eligible to participate in the 2006 Plan if the Committee, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the success of Legend or an affiliated entity. During any one year period, no participant is eligible to be granted options to purchase more than 5% shares of our issued and outstanding common stock or if they provide investor relations activities, or are a consultant to the Company, 2% of the issued and outstanding shares of common stock in any 12 month period.

Options granted under the 2006 Plan are to purchase Legend common stock.  The term of each option will be fixed by the Board, but no option will be exercisable more than 10 years after the date of grant.  The option exercise price is fixed by the Board at the time the option is granted.  The exercise price must be paid in cash. Options granted to participants vest and have a term of 10 years.

No award is transferable, or assignable by the participant except upon his or her death.

The Board may amend the 2006 Plan, except that no amendment may adversely affect the rights of a participant without the participant’s consent or be made without stockholder approval if such approval is necessary to qualify for or comply with any applicable law, rule or regulation the Board deems necessary or desirable to qualify for or comply with.

Subject to earlier termination by the Board, the 2006 Plan has an indefinite term except that no ISO may be granted following the tenth anniversary of the date the 2006 Plan is approved by stockholders.

Other than the issue of these Options, there are no other current plans or arrangements to grant any options under the 2006 Plan.

Compensation Pursuant to Plans

The Company does not have any pension or profit sharing plans.  The Company does not have any employees and therefore has no superannuation obligations.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2012, information regarding options under our 2006 stock option plan, our only active plan.  The 2006 stock option plan has been approved by our stockholders. Outstanding options under this plan that are forfeited or cancelled will be available for future grants.  All of the options are for the purchases of our common stock.

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available future issuance under equity compensation (excluding securities reflected in Column One)
Equity compensation plans approved by security holders	21,900,000	A$1.34	5,194,797
Equity compensation plans not approved by security holders	-	-	-

Director Compensation

Name	Fees Earned or Paid in Cash (A$)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total (A$)
David Tyrwhitt	66,000	-	-	-	-		66,000
Dr US Awasthi	10,000	-	-	-	-		10,000
Manish Gupta	60,000	-	-	-	-		60,000
Dr Allan Trench	66,000	-	-	-	-		66,000
Henry Herzog	66,000	-	-	-	-		66,000

It is our policy to reimburse Directors for reasonable travel and lodging expenses incurred in attending Board of Directors meetings. Commencing April 1, 2008, non-executive Directors are to be paid A$60,000 per annum and fees for attendance at board committee meetings have been set at A$1,500 per meeting.

PRINCIPAL STOCKHOLDERS

The following table sets out, to the best of our knowledge, the numbers of shares in us beneficially owned as at August 16, 2013 by:

(i)	each of our present Executive Officers and Directors,

(ii)	each person (including any “group” as that term is defined in Section 13(d)(3) of the Securities Exchange Act) who beneficially owns more than 5% of our common stock, and

(iii)	all of our present Directors and officers as a group.

Title of Class	Name	Number of Shares Owned		Percentage of Shares (1)

Shares of common stock	Joseph and Stera Gutnick *	75,926,726	(2)(3)(4)(5)	16.82
Shares of common stock	David Tyrwhitt *	1,000,000	(6)	**
Shares of common stock	Manish Gupta	350,000	(8)	**
Shares of common stock	Allan Trench *	350,000	(9)	**
Shares of common stock	Henry Herzog *	1,234,940	(10)(11)	**
Shares of common stock	Peter Lee *	2,575,000	(12)	**
Shares of common stock	Craig Michael *	1,550,000	(13)	**
Shares of common stock	Edward Walker *	500,000	(14)	**

	All officers and Directors As a Group	83,486,666		18.23

Shares of common stock	Regals Fund LP 152 West 57th Street, 9th Floor New York, NY 10119	115,345,195	(15)	25.98

Shares of common stock	Kisan International Trading, FZE Emaar Business Park No.2, Office 562, Jebel Ali Dubai, UAE Post Box 261835	34,300,464	(16)	7.72

Shares of common stock	Planetes International Ltd. Unit 820, 8th Floor, Block A Damansara Intan, 1 Jalan SS 20/27 47400 Petaline Jaya, Selangar DE MALAYSIA	150,000,000		33.78

*	unless otherwise indicated, the address for each person is C/- Legend International Holdings, Inc., Level 8, 580 St Kilda Road, Melbourne, Victoria 3004, Australia.
**	less than 1%

Notes:

(1)	Based on 444,047,971 shares outstanding as of August 16, 2013.

(2)
Includes 48,775,476 shares of common stock owned by Renika Pty. Ltd., of both of which Mr Joseph Gutnick, Stera M. Gutnick and members of their family are officers, Directors and principal stockholders.

(3)	Includes shares issuable to Mr Joseph Gutnick upon exercise of 7,250,000 stock options which have vested.

(4)	Joseph Gutnick and Stera Gutnick are husband and wife.

(5)
Includes 19,901,250 shares of common stock owned by Chabad House of Caulfield Pty Ltd. (“Chabad House”), a private corporation that is the trustee of the Heichal Menachem Community Centre Fund, a charitable organization. Joseph Gutnick and Stera Gutnick are directors of Chabad House but disclaim any beneficial interest in the shares of common stock owned by Chabad House.

(6)	Include shares issuable to Mr Tyrwhitt upon exercise of 1,000,000 stock options which have vested.

(7)	[Intentionally Omitted.]

(8)	Includes shares issuable to Mr Gupta upon exercise of 350,000 stock options which have vested.

(9)	Includes shares issuable to Dr Trench upon exercise of 350,000 options which have vested.

(10)	Includes 884,940 shares of common stock owned by Riccalo Pty. Ltd., of which Mr Henry Herzog and members of his family are officers, Directors and principal stockholders.

(11)	Includes shares issuable to Mr Herzog upon exercise of 350,000 stock options which have vested.

(12)	Includes shares issuable to Mr Peter Lee upon exercise of 2,575,000 stock options which have vested.

(13)	Includes shares issuable to Mr Craig Michael upon exercise of 1,550,000 stock options which have vested.

(14)	Includes shares issuable to Mr Walker upon exercise of 500,000 stock options which have vested.

(15)	In accordance with a Schedule 13D/A dated February 19, 2013, Regals Fund L.P., Regals Capital Management L.P., and Mr David Slager may be deemed to be beneficial owners of the shares of common stock.

(16)	Includes 34,300,464 shares of common stock owned by Kisan International Trading, FZE, a subsidiary of Indian Farmers Fertilizer Cooperative Limited (“IFFCO”).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In December 2004, the Company entered into an agreement with AXIS Consultants Pty Ltd to provide geological, management and administration services to the Company.  AXIS is affiliated through common management and is incorporated in Australia. AXIS’ principal business is to provide geological, management and administration services to companies. We are one of eight affiliated companies that AXIS provides services to, namely, Legend, Quantum Resources Limited, Northern Capital Resources Corp, Golden River Resources Corp, Great Central Resources Corp., Aurum Inc, and Consolidated Gems Inc.  Each of the companies has some common Directors, officers and stockholders. In addition, each of the companies is substantially dependent upon AXIS for its senior management and certain mining and exploration staff.  A number of arrangements and transactions have been entered into from time to time between such companies.  It has been the intention of the affiliated companies and respective Boards of Directors that each of such arrangements or transactions should accommodate the respective interest of the relevant affiliated companies in a manner which is fair to all parties and equitable to the stockholders of each. Currently, there are no material arrangements or planned transactions between the Company and any of the other affiliated companies other than AXIS.

Legend holds a 9.09% interest in AXIS at a cost of A$1 and which is accounted for under the cost method and any profits generated by AXIS are returned to its stockholders in the form of dividends. The majority stockholder (72.73%) of AXIS is a third party independent of Legend Directors and management (J I Gutnick and his family or any of their private companies do not hold any shares in AXIS).

AXIS is paid by each company it manages for the costs incurred by it in carrying out the administration function for each such company. Pursuant to the Service Agreement, AXIS performs such functions as payroll, maintaining employee records required by law and by usual accounting procedures, providing insurance, legal, human resources, company secretarial, land management, certain exploration and mining support, financial, accounting advice and services. AXIS procures items of equipment necessary in the conduct of the business of the Company. AXIS also provides for the Company various services, including but not limited to the making available of office supplies, office facilities and any other services as may be required from time to time by the Company as and when requested by the Company.

We are required to reimburse AXIS for any direct costs incurred by AXIS for the Company.  In addition, we are required to pay a proportion of AXIS’s overhead cost based on AXIS’s management estimate of our utilization of the facilities and activities of AXIS plus a service fee of not more than 15% of the direct and overhead costs. Amounts invoiced by AXIS are required to be paid by us.  We are also not permitted to obtain from sources other than AXIS, and we are not permitted to perform or provide ourselves, the services contemplated by the Service Agreement, unless we first requests AXIS to provide the service and AXIS fails to provide the service within one month.

The Service Agreement may be terminated by AXIS or us upon 60 days prior notice.  If the Service Agreement is terminated by AXIS, we would be required to independently provide, or to seek an alternative source of providing, the services currently provided by AXIS. There can be no assurance that we could independently provide or find a third party to provide these services on a cost-effective basis or that any transition from receiving services under the Service Agreement will not have a material adverse effect on us.  Our inability to provide such services or to find a third party to provide such services may have a material adverse effect on our operations.

In accordance with the Service Agreement AXIS provides the Company with the services of our Chief Executive Officer, Chief Financial Officer, geologists and clerical employees, as well as office facilities, equipment, administrative and clerical services. We pay AXIS for the actual costs of such facilities plus a maximum service fee of 15%.

During the 2011 year, AXIS charged the Company A$5,939,000 in management fees including salaries incurred in relation to AXIS staff that provided services to the Company, A$7,228,000 for exploration services provided to the Company, interest of A$136,000, and provided advances of A$17,697,000. AXIS charged interest at a rate of 11.19% for 2011. The amount due from AXIS at December 31, 2011 was A$7,484,000 (September 2011: A$6,740,000). At December 31, 2011, management considered the recoverability of the amount owed by AXIS and, in accordance with the requirements of accounting standards, has provided a provision for doubtful receivable of $6,839,000. The net amount of A$645,000 is included under non-current assets – advances to affiliates

During 2012, AXIS charged the Company A$6,202,000 (US$6,433,000) for management and administration services and A$3,023,000 (US$3,136,000) for exploration services. The Company paid A$7,728,000 (US$8,016,000) for 2012 charges and funding advances. For 2012 Axis repaid A$915,000 (US$949,000) to the Company and accordingly, the Company recorded an adjustment to the provision of A$2,340,000 (US$2,427,000). For 2012, the Company charged AXIS interest of A$72,000 (US$75,000) at a rate between 9.84% and 10.24%. The net amount owed by AXIS at December 31, 2012 of A$645,000 (US$669,000) is included under current and non-current assets – receivables affiliates.

During the 2011 year, Edinox Pty Ltd (“Edinox”), a company associated with Mr J I Gutnick, advanced the Company A$2,264,000. The Company has provided security in the form of properties owned by Legend for the advance. Under the terms of the agreement the advance was repayable on April 2, 2012 but has been extended to at call. For 2012, Edinox charged the Company interest at a rate between 6.32% and 4.92% and costs of A$171,000 (US$177,000)(2011: A$31,000). For 2012 the Company paid A$201,000 (US$208,000) (2011:A$nil) to Edinox for interest and costs. At December 31, 2012, the Company owed Edinox A$2,264,000 (US$2,348,000) (2011: A$2,295,000).

The Company appointed Mr Mordechai Gutnick, as the Company’s General Manager, Business in December, 2007. Mr Gutnick is the son of Joseph Gutnick, the Company’s President and Chairman of the Board. Mr Mordechai Gutnick receives an annual salary paid via AXIS.  In addition, in December, 2007, Mr Mordechai Gutnick was granted 2,000,000 stock options.

At December 31, 2011, the Company’s holding in MED was 50.69%. During fiscal 2012, MED issued 24,727,221 ordinary shares for net consideration of A$5,131,000 as a result of the exercise of options and share placements. During fiscal 2012, the Company acquired 165,000 additional shares in MED at a cost of A$32,000. The net dilutive effect of the issues and acquisitions reduced the Company’s interest to approximately 41.95% at December 31, 2012. As such, the Company recorded adjustments to the Company’s additional paid-in capital and non-controlling interest accounts related to these transactions which are reflected in the accompanying Statement of Stockholders’ Equity (Deficit) during fiscal 2012. At December 31, 2012, the management of the Company believes it has the ability to control the operations of MED through its share ownership and control of the management of the day to day operations. Additionally, the Company’s President and Chief Executive Officer and two of its independent Directors serve as Executive Chairman and Managing Director, and Directors, respectively, of MED. At December 31, 2012, it is management’s conclusion that the Company has a controlling financial interest in MED and accordingly, it consolidated MED’s results into the Company.

During the 2009 year, the Company and MED entered into a camp access agreement and airfield access agreement relating to the Merlin camp and airstrip to allow the Company to utilize these facilities. At December 31, 2012, the amount due to MED was A$12,000 (US$12,000) and at December 31, 2011, A$45,000. The Company through its investment in MED holds a 31.14% interest in TEM. During the 2012 year, MED charged TEM for corporate and direct costs. The amount owed by TEM at December 31, 2012 was A$200,000 (US$207,000) and is included in current assets – receivables – affiliates.

During the 2011 year, the Company took additional private placements of shares of common stock in Northern Capital Resources Corp (“NCRC”). At December 31, 2012, the Company held 31.50% of the shares of NCRC. The Company’s President and Chief Executive Officer and one of its independent Directors (Dr Tyrwhitt) are President and Chief Executive Officer and Director respectively of NCRC and certain companies with which the Company’s President is affiliated own approximately 39.85% of the outstanding shares of NCRC. The amount due from NCRC at December 31, 2012 was A$nil (2011: A$63,000) and is included under non-current assets – advances to affiliates.

Transactions with Management.

We have a written policy that we will not enter into any transaction with an Officer, Director or affiliate of us or any member of their families unless the transaction is approved by a majority of our disinterested non-employee Directors and the disinterested majority determines that the terms of the transaction are no less favourable to us than the terms available from non-affiliated third parties or are otherwise deemed to be fair to us at the time authorized.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our certificate of incorporation, as amended, and by-laws and to the applicable provisions of the DGCL. Copies of our certificate of incorporation, as amended, and by-laws have been filed with the SEC.

General

Our authorized capital stock consists of 1,270,000,000 shares. The authorized capital stock is divided into 20,000,000 shares of preferred stock, par value $.001 per share, and 1,250,000,000 shares of common stock, par value $.001 per share. As of August 16, 2013, we had issued and outstanding 444,047,971 shares of common stock, held by approximately 56 stockholders of record. As of August 16, 2013, 21,537,000 common shares were reserved for issuance upon the exercise of outstanding stock options. Each common share has the same relative rights as, and is identical in all respects with, each other common share. As of August 16, 2013, no shares of preferred stock were issued or outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Thus, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably any dividends that may be declared by our board of directors out of funds legally available for dividends, subject to any preferential dividend rights of outstanding preferred stock. If we liquidate, dissolve or wind up, the holders of common stock are entitled to receive ratably all of our assets available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights or any rights to share in any sinking fund. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any of our outstanding preferred stock.

Preferred Stock

Our certificate of incorporation authorizes the issuance of preferred stock from time to time in one or more series with rights and privileges that might be senior to our common stock, without the consent of holders of the common stock. Our certificate also authorizes the board of directors to fix the powers, rights, designations, preferences, qualifications, limitations and restrictions, and dividend, voting and conversion rights pertaining to each series of preferred stock that we issue. The issuance of preferred stock with voting and other rights may adversely affect the voting power of the holders of our common stock and could have the effect of delaying, deferring or preventing a change in control. We have no present plans to issue any shares of preferred stock.

Antitakeover Provisions

Section 203 of the DGCL provides that, subject to certain exceptions specified therein, an “interested stockholder” of a Delaware corporation may not engage in any business combination with the corporation for a three-year period following the time that such stockholder becomes an “interested stockholder” unless (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an “interested stockholder,” (2) upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (3) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders. Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. Our certificate of incorporation does not exclude us from the restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company and its telephone number is (212) 845-3224.

OTCQB Marketplace

Our common stock is traded on the OTCQB marketplace under the symbol “LGDI.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This summary describes certain material U.S. federal income tax consequences, as of the date of this prospectus, to U.S. holders (as defined below) of the receipt and exercise (or expiration) of the subscription rights acquired through the rights offering and the receipt, ownership and sale of the common shares received upon exercise of the basic subscription privilege or, if applicable, the over-subscription privilege. In the following discussion, “we” and “our” refer to Legend.

This summary applies to you only if you are a U.S. holder (as defined below), acquire your subscription rights in the rights offering and hold your subscription rights or common shares issued to you upon exercise of the basic subscription privilege or, if applicable, the over-subscription privilege, as capital assets within the meaning of section 1221 of the Code. This section does not apply to you if you are not a U.S. holder or if you are a member of a special class of holders subject to special rules, including, without limitation, financial institutions, regulated investment companies, real estate investment trusts, holders who are dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, persons liable for alternative minimum tax, holders who hold common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction or holders whose functional currency is not the U.S. dollar.

We have not sought, and will not seek, a ruling from the IRS regarding the Federal income tax consequences of this rights offering and the related share issuance. This summary is based upon the Code, the Treasury Regulations promulgated thereunder, legislative history, judicial authority and published rulings, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the IRS, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion that follows neither binds nor precludes the IRS from adopting a position contrary to that expressed in this prospectus, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the position was litigated. This summary does not address any tax consequences under foreign, state, or local tax laws.

You are a U.S. holder if you are a beneficial owner of subscription rights or common stock and you are:

•
An individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under section 7701(b) of the Code,

•
A corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United Sates, any state thereof or the District of Columbia,

•	An estate whose income is subject to U.S. federal income tax regardless of its source, or
•
A trust (a) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or holds the common stock received upon exercise of the subscription rights, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of receiving and exercising the subscription rights and acquiring, holding or disposing of our common shares.

EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Receipt, Exercise and Expiration of the Subscription Rights; Tax Basis and Holding Period of Shares Received upon Exercise of the Subscription Rights

Receipt of the Subscription Rights

Your receipt of the subscription rights pursuant to the rights offering should be treated as a non-taxable distribution with respect to your existing common stock for U.S. federal income tax purposes, and the following summary assumes you will qualify for such non-taxable treatment.  If, however, the rights offering does not qualify as non-taxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date.  The distribution would be taxed as a dividend to the extent that it qualifies as a dividend and is made out of our current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your common stock and then as a capital gain.  If the rights offering does not qualify as non-taxable, expiration of the subscription rights would result in a capital loss.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your common stock on the date you receive your subscription rights, your subscription rights will be allocated a zero tax basis for U.S. federal income tax purposes, unless you elect to allocate tax basis between your existing common stock and your subscription rights in proportion to the relative fair market values of the existing common stock and your subscription rights determined on the date of receipt of your subscription rights. If you choose to allocate tax basis between your existing common stock and your subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive your subscription rights. Such an election is irrevocable.

If the fair market value of your subscription rights is 15% or more of the fair market value of your existing common stock on the date you receive your subscription rights, then you must allocate your tax basis in your existing common stock between your existing common stock and your subscription rights in proportion to the relative fair market values determined on the date you receive your subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Exercise and Expiration of the Subscription Rights

You will not recognize any gain or loss upon the exercise of subscription rights received in the rights offering. Your tax basis in a new share of our common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the shares and your tax basis, if any, in the subscription rights. The holding period of a share of our common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

Expiration of Subscription Rights

If you allow subscription rights received in the rights offering to expire, you generally will not recognize any gain or loss for U.S. income tax purposes, and you will re-allocate any portion of the tax basis in your existing common stock previously allocated to the subscription rights that have expired to the existing shares of common stock.

Sale of Shares of Our Common Stock and Receipt of Distributions on Shares of Our Common Stock

You will recognize capital gain or loss upon the sale of our common stock acquired through the exercise of subscription rights in an amount equal to the difference between the amount realized and your tax basis in our common stock. The capital gain or loss will be long-term if your holding period in the shares is more than one year. Long-term capital gains recognized by individuals are taxable under current law at a maximum rate of 20%. Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. If you have held your shares of our common stock for one year or less, your capital gain or loss will be short-term. Short-term capital gains are taxed at a maximum rate equal to the maximum rate applicable to ordinary income. Your ability to use any capital loss is subject to certain limitations.

Distributions, if any, on shares of our common stock acquired through the exercise of subscription rights will be taxable to you as a dividend when actually or constructively received to the extent of our current and accumulated earnings and profits for the taxable year in which the distribution is made. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Dividends received by non-corporate holders of our common stock in taxable years beginning after December 31, 2012 are taxed under current law at the holder’s capital gain tax rate (a maximum rate of 20%), provided that the holder meets applicable holding period and other requirements. Under current law, dividends received by non-corporate holders of our common stock in taxable years beginning after December 31, 2012 will be taxed as ordinary income. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your tax basis in our common stock will be treated as gain from the sale or exchange of such common stock. Your tax basis in any property you receive as a distribution on shares of our common stock will be the property’s fair market value (regardless of whether the distribution is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock).

Health Care and Reconciliation Act of 2010

On March 30, 2010, President Obama signed into law the Health Care and Reconciliation Act of 2010, which requires certain U.S. stockholders who are individuals, estates or trusts to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012.  U.S. holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number (“TIN”), (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Tax Consequences to the Company

As of December 31, 2012, we had NOL carryforwards of approximately $14.5 million for U.S. federal income tax purposes. An ownership change generally would produce an annual limitation on the utilization of our pre-ownership change NOLs and certain other tax assets if the aggregate stock ownership of holders of at least 5% of our stock increases by more than 50 percentage points over the preceding three-year period. The amount of annual limitation generally is equal to the value of our stock immediately prior to the ownership change multiplied by the adjusted federal long-term tax-exempt rate. The purchase of shares of our common stock pursuant to the rights offering may trigger an ownership change with respect to our stock.

FINANCIAL STATEMENTS

See the Consolidated Financial Statements beginning on page F-1, “Financial Statements”

LEGAL MATTERS

The validity of the common stock offered in this prospectus has been passed upon by Phillips Nizer LLP of New York, New York

EXPERTS

The financial statements of Legend as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011 and the cumulative amounts from inception, January 5, 2001 through December 31, 2012, have been audited by PKF O’Connor Davies, as set forth in their report thereon appearing in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement.  Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT

The Delaware Business Corporation Act and our by-laws, provide that we shall indemnify our officers and directors and hold harmless each person who was, is or is threatened to be made a party to or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was our director or officer, against losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding.  However, the statutory indemnity does not apply to: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) unlawful distributions; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the forgoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Introduction to Interim Consolidated Financial Statements.

The interim consolidated financial statements included herein have been prepared by Legend International Holdings, Inc. (“Legend” or the “Company”) without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “Commission”). Certain information and footnote disclosure normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These interim consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

In the opinion of management, all adjustments, consisting of normal recurring adjustments and consolidating entries, necessary to present fairly the consolidated financial position of the Company and subsidiaries as of June 30, 2013, the results of its consolidated operations for the six month periods ended June 30, 2013 and June 30, 2012 and for the cumulative period January 5, 2001 (inception) through June 30, 2013, and the changes in its consolidated cash flows for the six month periods ended June 30, 2013 and June 30, 2012 and for the cumulative period January 5, 2001 (inception) through June 30, 2013, have been included.  The results of operations for the interim periods are not necessarily indicative of the results for the full year.

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Foreign Currency Translation

The functional and reporting currency of the Company is the Australian dollar (“A$”). Amounts have been rounded, except for earnings per share, to the nearest thousand.

UNLESS OTHERWISE INDICATED, ALL FINANCIAL INFORMATION PRESENTED IS IN AUSTRALIAN DOLLARS.

LEGEND INTERNATIONAL HOLDINGS, INC.
(A Development Stage Company)
Consolidated Balance Sheet

	June 2013 A$000s	December 2012 A$000s
ASSETS	(unaudited)

Current Assets:
Cash	78	2,889
Receivables	62	440
Prepayments	46	123
Receivables - affiliates	-	464
Marketable securities	63	-
Assets held for sale	1,315	3,371
Inventories	150	172
Total Current Assets	1,714	7,459

Non-Current Assets:
Property and equipment, net	2,186	7,610
Other investments	200	379
Deposits	465	1,085
Receivables - affiliates	-	381
Prepayments	-	18
Development costs	2,985	2,867
Mineral rights	-	14,095
Goodwill	-	1,093
Total Non-Current Assets	5,836	27,528

Total Assets	7,550	34,987

LIABILITIES

Current Liabilities:
Accounts payable and accrued expenses	1,274	2,640
Accrued financing costs	-	6,441
Advances from affiliates	-	2,264
Convertible notes	-	10,000
Current Tax Liability	-	650
Short-term debt	-	310
Lease liability	81	143
Total Current Liabilities	1,355	22,448

Non-Current Liabilities:
Reclamation and rehabilitation provision	66	1,093
Long-term debt	-	2,199
Lease liability	64	109
Total Non-Current Liabilities	130	3,401

Total Liabilities	1,485	25,849

Commitments and Contingencies

Stockholders’ Equity
Preferred stock: US$.001 par value, 20,000,000 shares authorised, none issued and outstanding.
Common stock: US$.001 par value, 1,250,000,000 shares authorised
391,547,971 and 249,047,971 shares issued and outstanding	436	298
Additional paid-in-capital	174,497	166,812
Retained (deficit) prior to exploration activities	(839)	(839)
Retained (deficit) during exploration period	(107,617)	(107,617)
Retained (deficit) during development period	(60,412)	(62,534)

Legend Stockholders’ Equity (Deficit)	6,065	(3,880)
Non-controlling interests	-	13,018

Total Equity	6,065	9,138

Total Liabilities and Equity	7,550	34,987

The accompanying notes are integral part of the consolidated financial statements.

LEGEND INTERNATIONAL HOLDINGS, INC.
(A Development Stage Company)
Consolidated Statements of Comprehensive Loss
(Unaudited)

	For the three months ended June 30		For the six months ended June 30		January 5, 2001 (Inception) to June 30,

	2013 A$000s	2012 A$000s	2013 A$000s	2012 A$000s	2013 A$000s

Revenues:

Sales	-	-	-	-	6
less cost of sales	-	-	-	-	(1)

Gross profit	-	-	-	-	5

Other income
Interest income – related entity	-	-	-	-	441
Interest income – other	22	45	38	80	8,928
Other	-	-	-	-	12
Total other income	22	45	38	80	9,381

Costs and expenses:
Legal, accounting and professional	204	738	271	1,274	5,173
Exploration expenditure	613	1,542	1,241	2,794	73,995
Aircraft costs	93	142	364	368	3,948
Stock based compensation	-	11	-	25	12,817
Interest expense	287	449	639	555	2,452
Financing costs	31	125	170	609	6,426
Impairment of investment	-	-	-	-	327
Administration expenses	848	1,368	1,715	3,008	43,778
Total costs and expenses	2,076	4,375	4,400	8,633	148,916

(Loss) from operations	(2,054)	(4,330)	(4,362)	(8,553)	(139,530)

Foreign currency exchange gain/(loss)	(217)	(83)	(222)	(25)	(444)
Impairment of equity investment	-	-	-	(471)	(6,125)
Impairment of other investment	-	-	-	-	(719)
Recovery of /(provision for)allowance for doubtful receivable	1,595	859	434	1,803	(2,870)
Realized/unrealised gain/(loss) on marketable securities	(39)	-	(39)	-	147
Loss on other investments	-	-	-	-	(371)
Gain/(loss) from sale of property and equipment	17	19	(9)	19	(83)
Writeoff/writedown of assets	(15)	(3)	(960)	(3)	(1,562)

(Loss) from continuing operations before income taxes	(713)	(3,538)	(5,158)	(7,230)	(151,557)
Benefit from /(provision) for income taxes	-	-	32	(650)	(618)

(Loss) from continuing operations before equity in (losses) of unconsolidated entities	(713)	(3,538)	(5,126)	(7,880)	(152,175)
Equity in (losses) of unconsolidated entity	-	-	-	(124)	(8,750)

Net (loss) from continuing operations	(713)	(3,538)	(5,126)	(8,004)	(160,925)

Discontinued operations
Gain on disposal of discontinued operations	-	-	9,194	-	9,194
Equity in (losses) of unconsolidated entities	-	(129)	(25)	(185)	(991)
Net (loss) from discontinued operations	-	165	(2,723)	(1,524)	(24,345)
Amortization of mineral rights	-	(349)	(350)	(699)	(5,128)
Adjustment to fair value on stepped acquisition	-	-	-	-	2,201
Net profit/(loss) attributable to non-controlling interests of discontinued operations	-	(109)	1,152	593	12,189

Net income/(loss) from discontinued operations	-	(422)	7,248	(1,815)	(6,880)
Net income/(loss) attributable to Legend stockholders	(713)	(3,960)	2,122	(9,819)	(167,805)
Other Comprehensive Income/(Loss):
Foreign currency translation adjustments	-	-	-	-	(1,063)
Comprehensive income/(loss) attributable to Legend stockholders	(713)	(3,960)	2,122	(9,819)	(168,868)
Amounts attributable to Legend Stockholders:
Basic and diluted net gain/(loss) per common equivalent share
Net gain/(loss) from continuing operations per share	0.00	(0.02)	(0.02)	(0.03)	(1.27)
Net gain/(loss) from discontinued operations per share	0.00	0.00	0.03	(0.01)	(0.06)
Basic and diluted net gain/(loss) per common equivalent shares	0.00	(0.02)	0.01	(0.04)	(1.33)
Weighted average number of common equivalent shares used in per share calculations	314,405	226,905	291,852	226,656	127,343

The accompanying notes are integral part of the consolidated financial statements.

LEGEND INTERNATIONAL HOLDINGS, INC.
(A Development Stage Company)
Consolidated Statements of Stockholders’ Equity (Deficit)
for the period ended June 30, 2013
(Unaudited)

	Common Stock
	Shares 000s	Par Value A$000s	Additional Paid-In Capital A$000s	Retained (Deficit) Prior to Exploration Activities A$000s	Retained (Deficit) During Exploration Period A$000s	Retained (Deficit) During Development Period A$000s	Non-Controlling Interests A$000s	Stockholders’ Equity (Deficit) A$000s
Balance, January 5, 2001	-	-	-	-	-	-	-	-

Shares issued to founder for organisation cost and services at US$0.05 per shares	4,298	5	119	-	-	-	-	124

Shares issued for services rendered at US$0.05 per share	146	-	4	-	-	-	-	4

Shares issued for cash	616	1	17	-	-	-	-	18

Net Loss	-	-	-	(131)	-	-	-	(131)

Balance, December 31, 2001	5,060	6	140	(131)	-	-	-	15

Shares issued for cash	225	-	6	-	-	-	-	6

Shares issued for officer’s compensation	11,250	15	148	-	-	-	-	163

Net Loss	-	-	-	(183)	-	-	-	(183)

Balance, December 31, 2002	16,535	21	294	(314)	-	-	-	1

Shares issued for services rendered at US$0.022 per share	5,026	7	139	-	-	-	-	146

Net Loss	-	-	-	(157)	-	-	-	(157)

Balance, December 31, 2003	21,561	28	433	(471)	-	-	-	(10)

Shares issued for services rendered at US$0.022 per share	2,005	3	55	-	-	-	-	58

Options issued for services	-	-	161	-	-	-	-	161

Loan forgiveness-former major shareholder	-	-	12	-	-	-	-	12

Net Loss	-	-	-	(235)	-	-	-	(235)

Balance, December 31, 2004	23,566	31	661	(706)	-	-	-	(14)

LEGEND INTERNATIONAL HOLDINGS, INC.
(A Development Stage Company)
Consolidated Statements of Stockholders’ Equity (Deficit)
for the period ended June 30, 2013
(Unaudited)
(continued)

	Common Stock
	Shares 000s	Par Value A$000s	Additional Paid-In Capital A$000s	Retained (Deficit) Prior to Exploration Activities A$000s	Retained (Deficit) During Exploration Period A$000s	Retained (Deficit) During Development Period A$000s	Non-Controlling Interests A$000s	Stockholders’ Equity (Deficit) A$000s
Shares issued on cashless exercise of options	17,086	22	(22)	-	-	-	-	-

Net Loss	-	-	-	(75)	-	-	-	(75)

Balance, December 31, 2005	40,652	53	639	(781)	-	-	-	(89)

Shares issued on cashless exercise of options	72,281	93	(93)	-	-	-	-	-

Shares and options issued under settlement agreement	113	0	35	-	-	-	-	35

Shares issued for cash	12,757	17	3,855	-	-	-	-	3,872

Cost of share issues	-	-	(128)	-	-	-	-	(128)

Amortisation of options under stock option plan	-	-	115	-	-	-	-	115

Net Loss	-	-	-	(58)	(4,478)	-	-	(4,536)

Balance, December 31, 2006	125,803	163	4,423	(839)	(4,478)	-	-	(731)

Shares issued for cash	47,687	56	25,686	-	-	-	-	25,742

Cost of share issues	-	-	(1,675)	-	-	-	-	(1,675)

Shares issued for consulting fees	2,604	3	1,001	-	-	-	-	1,004

Shares issued on cashless exercise of options	75	-	-	-	-	-	-	-

Shares issued as a result of delay in lodgement of registration statement	200	-	364	-	-	-	-	364

Shares issued for part-settlement of the acquisition of rights to exploration licences under agreement	500	1	517	-	-	-	-	518

LEGEND INTERNATIONAL HOLDINGS, INC.
(A Development Stage Company)
Consolidated Statements of Stockholders’ Equity (Deficit)
for the period ended June 30, 2013
(Unaudited)
(continued)

	Common Stock
	Shares 000s	Par Value A$000s	Additional Paid-In Capital A$000s	Retained (Deficit) Prior to Exploration Activities A$000s	Retained (Deficit) During Exploration Period A$000s	Retained (Deficit) During Development Period A$000s	Non-Controlling Interests A$000s	Stockholders’ Equity (Deficit) A$000s
Amortization of options under stock option plan	-	-	376	-	-	-	-	376

Net Loss	-	-	-	-	(8,638)	-	-	(8,638)

Balance, December 31, 2007	176,869	223	30,692	(839)	(13,116)	-	-	16,960

Shares issued for cash	42,000	44	109,984	-	-	-	-	110,028

Cost of share issues		-	(5,964)	-	-	-	-	(5,964)

Shares issued on cashless exercise of options	1,522	2	(2)	-	-	-	-	-

Shares issued on exercise of options	5,436	6	13,718	-	-	-	-	13,724

Shares issued for consulting fees	31	-	147	-	-	-	-	147

Shares issued under registration rights agreement	458	-	900	-	-	-	-	900

Amortization of options under stock option plan	-	-	5,186	-	-	-	-	5,186

Net Loss	-	-	-	-	(14,222)	-	-	(14,222)

Balance, December 31, 2008	226,316	275	154,661	(839)	(27,338)	-	-	126,759

Shares issued on exercise of options	18	-	3	-	-	-	-	3

Amortization of options under stock option plan	-	-	4,260	-	-	-	-	4,260

Net Loss from operations	-	-	-	-	(38,066)	-	-	(38,066)

Net loss from discontinued operations	-	-	-	-	(247)	-	-	(247)

Fair value of non-controlling interest	-	-	-	-	-	-	10,261	10,261

LEGEND INTERNATIONAL HOLDINGS, INC.
(A Development Stage Company)
Consolidated Statements of Stockholders’ Equity (Deficit)
for the period ended June 30, 2013
(Unaudited)
(continued)

	Common Stock
	Shares 000s	Par Value A$000s	Additional Paid-In Capital A$000s	Retained (Deficit) Prior to Exploration Activities A$000s	Retained (Deficit) During Exploration Period A$000s	Retained (Deficit) During Development Period A$000s	Non-Controlling Interests A$000s	Stockholders’ Equity (Deficit) A$000s
Net change in controlling/non-controlling interest	-	-	4,842	-	-	-	8,699	13,541

Net loss attributable to non-controlling stockholders	-	-	-	-	-	-	(1,612)	(1,612)

Balance, December 31, 2009	226,334	275	163,766	(839)	(65,651)	-	17,348	114,899

Shares issued on cashless exercise of options	66	-	-	-	-	-	-	-

Amortization of options under stock option plan	-	-	1,728	-	-	-	-	1,728

Options issued for consulting fees	-	-	247	-	-	-	-	247

Net Loss from operations	-	-	-	-	(32,730)	-	-	(32,730)

Net loss from discontinued operations	-	-	-	-	(5,136)	-	-	(5,136)

Adjustment due to purchase of additional shares in subsidiary	-	-	(2,705)	-	-	-	(1,327)	(4,032)

Adjustment due to issue of shares by subsidiary	-	-	772	-	-	-	1,692	2,464

Net loss attributable to non-controlling stockholders	-	-	-	-	-	-	(3,803)	(3,803)

Balance, December 31, 2010	226,400	275	163,808	(839)	(103,517)	-	13,910	73,637

LEGEND INTERNATIONAL HOLDINGS, INC.
(A Development Stage Company)
Consolidated Statements of Stockholders’ Equity (Deficit)
for the period ended June 30, 2013
(Unaudited)
(continued)

	Common Stock
	Shares 000s	Par Value A$000s	Additional Paid-In Capital A$000s	Retained (Deficit) Prior to Exploration Activities A$000s	Retained (Deficit) During Exploration Period A$000s	Retained (Deficit) During Development Period A$000s	Non-Controlling Interests A$000s	Stockholders’ Equity (Deficit) A$000s
Shares issued on cashless exercise of options	7	-	-	-	-	-	-	-

Amortization of options under stock option plan	-	-	452	-	-	-	-	452

Net Loss from operations	-	-	-	-	(4,100)	(35,030)	-	(39,130)

Net loss from discontinued operations	-	-	-	-	-	(4,084)	-	(4,084)

Adjustment due to purchase of additional shares in subsidiary	-	-	(60)	-	-	-	(34)	(94)

Net loss attributable to non-controlling stockholders	-	-	-	-	-	-	(2,619)	(2,619)

Balance, December 31, 2011	226,407	275	164,200	(839)	(107,617)	(39,114)	11,257	28,162

Shares issued for cash	22,640	23	2,233	-	-	-	-	2,256

Amortization of options under stock option plan	-	-	44	-	-	-	-	44

Net Loss from operations	-	-	-	-	-	(18,759)	-	(18,759)

Net loss from discontinued operations	-	-	-	-	-	(4,661)	-	(4,661)

Adjustment due to purchase of additional shares in subsidiary	-	-	(3)	-	-	-	(29)	(32)

Adjustment due to issue of shares by subsidiary	-	-	338	-	-	-	4,792	5,130

Net loss attributable to non-controlling stockholders	-	-	-	-	-	-	(3,002)	(3,002)

Balance, December 31, 2012	249,047	298	166,812	(839)	(107,617)	(62,534)	13,018	9,138

LEGEND INTERNATIONAL HOLDINGS, INC.
(A Development Stage Company)
Consolidated Statements of Stockholders’ Equity (Deficit)
for the period ended June 30, 2013
(Unaudited)
(continued)

	Common Stock
	Shares 000s	Par Value A$000s	Additional Paid-In Capital A$000s	Retained (Deficit) Prior to Exploration Activities A$000s	Retained (Deficit) During Exploration Period A$000s	Retained (Deficit) During Development Period A$000s	Non-Controlling Interests A$000s	Stockholders’ Equity (Deficit) A$000s

Shares issued for cash	142,500	138	6,794	-	-	-	-	6,932

Net loss from operations	-	-	-	-	-	(5,126)	-	(5,126)

Net income from discontinued operations	-	-	-	-	-	7,248	-	7,248

Adjustment due to issue of shares by subsidiary	-	-	891	-	-	-	6,249	7,140

Adjustment for deconsolidation of subsidiary	-	-	-	-	-	-	(18,115)	(18,115)

Net loss attributable to non-controlling stockholders	-	-	-	-	-	-	(1,152)	(1,152)

Balance, June 30, 2013	391,547	436	174,497	(839)	(107,617)	(60,412)	-	6,065

The accompanying notes are integral part of the consolidated financial statements.

LEGEND INTERNATIONAL HOLDINGS, INC.
(A Development Stage Company)
Consolidated Statement of Cash Flows
(Unaudited)

	For the six months ended June 30		January 5, 2001 (Inception) to June 30,
	2013 A$000s	2012 A$000s	2013 A$000s
CASH FLOWS FROM OPERATING ACTIVITIES:

Net (Loss) from continued operations	(5,126)	(8,004)	(160,925)

Adjustments to reconcile net loss to net cash(used) by operating activities:
Foreign currency exchange (gain) loss	222	25	444
Unrealized (gain)/losses on marketable securities	39	-	(212)
Shares and Options issued for Stock Based Compensation
- Employees	-	25	12,816
- Consultants	-	-	778
- Exploration agreement	-	-	518
- Registration payment arrangements	-	-	1,265
Provision for reclamation and remediation	(19)	(9)	760
Gain/loss on sale of property and equipment	9	(19)	486
Writedown/writeoff of assets	960	3	1,562
Depreciation and amortization	278	469	5,388
Equity accounting loss	-	124	8,750
Impairment of equity investment	-	471	6,125
Impairment of other investment	-	-	719
Allowance for doubtful receivable	(434)	(1,803)	2,870
Interest receivable	(3)	(2)	(414)
Accrued interest added to principal	-	425	68
Net Change in:
Receivables	270	(8)	(2,099)
Prepayments and deposits	101	(71)	(1,469)
Inventories	31	-	(79)
Accrued financing cost	(6,441)	-	-
Accounts payable and accrued expenses	(848)	956	(1,403)

Net Cash (Used) by Operating Activities	(10,961)	(7,418)	(124,052)

CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from sale of trading securities	-	-	3,205
Investment in trading securities	-	-	(1,284)
Investment in equity accounted investments	-	-	(18,759)
Acquisition of subsidiary	-	-	(327)
Investment in consolidated entity	-	(7)	(13,411)
Proceeds from sale of subsidiary	12,740	-	12,740
Purchase of property and equipment	(38)	(10)	(13,628)
Development costs	(118)	(887)	(2,985)
Proceeds from sale of property and equipment	4,668	36	5,149

Net Cash Provided/(Used) by Investing Activities	17,252	(868)	(29,300)

CASH FLOWS FROM FINANCING ACTIVITIES:

Advances payable - affiliates	(1,187)	1,803	(2,014)
Repayment of convertible debenture	(10,459)	-	(10,589)
Repayment of shareholder advance	-	-	(1)
Repayment under finance leases	(84)	(113)	(1,346)
Proceeds from convertible debenture payable	-	10,000	10,130
Proceeds from loan	-	-	3,240
Repayment for long term debt	(2,548)	(145)	(3,122)
Shareholder advance	-	-	7
Net proceeds from issuance of stock	6,932	2,256	162,579
Cost of share issues	-	-	(7,126)

Net Cash (Used)/Provided by Financing Activities	(7,339)	13,801	151,758

LEGEND INTERNATIONAL HOLDINGS, INC.
(A Development Stage Company)
Consolidated Statement of Cash Flows
(Unaudited)
(continued)

	For the six months ended June 30		January 5, 2001 (Inception) to June 30,
	2013 A$000s	2012 A$000s	2013 A$000s
Discontinued Operations

Net income/(loss)	7,248	(1,815)	(6,880)
Operating activities	1,946	(1,423)	424
Investing activities	-	-	(3,566)
Financing activities	-	3,238	19,216
Gain on disposal of subsidiary	(9,194)	-	(9,194)
Net Cash Provided by Discontinued Operations	-	-	-

Effect of exchange rate changes on cash	61	(27)	1,672

Net increase/(decrease) in cash	(987)	5,488	78

Cash at beginning of period	1,065	351	-

Cash at end of period	78	5,839	78

Supplemental Disclosures:
Cash paid for interest	1,433	126	1,936
Cash paid for income taxes	-	-	-
Shares and options issued for services	-	-	1,843
Accrued interest and stockholder advances charged to paid in capital	-	-	13
Stock issued for exploration agreement	-	-	518
Stock issued for registration payment arrangement	-	-	1,265
Equipment obtained through a capital lease	-	-	1,450
Capital lease obligation for exploration costs	-	-	4,189
Interest in relation to capital lease for exploration costs	-	-	42
Fair value of warrants in connection with issuance of capital stock	-	-	1,331

The accompanying notes are integral part of the consolidated financial statements.

LEGEND INTERNATIONAL HOLDINGS, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

1.	ORGANISATION AND BUSINESS

Legend International Holdings, Inc. ("the Company” or “Legend”) was incorporated under the laws of the State of Delaware on January 5, 2001.

Following a change of management in November 2004, the Company developed a new plan of operations for fiscal 2006, which is to engage in mineral exploration and development activities.  The Company's business plan calls for the identification of mineral properties where it can obtain secure title to exploration, development and mining interests. The Company’s preference is to identify large mineral deposits with low operating costs. In July 2006, the Company completed the acquisition of certain diamond mining tenements in Northern Australia. Since that time, the Company has identified that those mining tenements in Northern Australia also have potential for uranium and base metals. In November 2007, the Company acquired mining tenements prospective for phosphate in the State of Queensland, Australia.

During the economic downturn of 2008, Legend also decided that part of the Company’s strategy should be to invest into undervalued mining projects should opportunities arise. This investment would not detract from Legend’s primary goal of developing the Phosphate Project and had the aim of diversifying interests to dilute the effect of identified potential project risks. This was seen as necessary by the Company due to the obviously volatile and unpredictable nature of the commodity markets at the time. Some of these investments include taking a major stake in Merlin Diamonds Ltd (MED) which controls the Merlin Diamond Mine and included MED’s 31.90% interest in Top End Minerals Ltd and an investment in Northern Capital Resources Corporation which controlled gold and zinc assets in Nova Scotia, Canada. These are outlined in further detail below.

Legend had been an exploration stage company between August 2006 and February 2011.

Effective March 1, 2011, Legend is reporting as a development stage company. During February 2011, the Company announced its maiden mineral reserve for its 100% owned Paradise South phosphate project. In accordance with SEC Industry Guide 7, as a result of establishing mineral reserve estimates, Legend has entered into the development stage for this project as it engages in the process of preparing the mineral deposit for extraction, while it continues with its various other exploration activities. Management considers the phosphate business as its main focus of operations and plans to devote a majority of its resources to this area. As a result of establishing the phosphate mineral reserve estimates, the Company will account for development expenditure by capitalizing such costs. Exploration costs incurred on the Company’s other activities will be written off as incurred to the consolidated statements of comprehensive loss.

Legend has been focused on the development of mining, beneficiation and processing of its 100% owned phosphate mineral reserves near Mount Isa in northwest Queensland whilst continuing its exploration activities. Legend has a phased implementation plan to become one of the world's leading suppliers of phosphate fertilizer. The phased implementation plan involves independent development of a direct shipping ore (“DSO”) project, beneficiation project and a fertilizer complex project. The development of these projects is dependent on the phosphate fertilizer market and access to project finance.

On February 13, 2012, the Company announced the restructuring of its phosphate assets in order to facilitate the financing of its 100% owned Paradise phosphate project. This first step involved a transfer of all Legend’s phosphate assets into a 100% owned subsidiary of Legend named Paradise Phosphate Limited (“Paradise”); the issue of 100 million ordinary shares (100% of the issued shares of Paradise) by Paradise to Legend; and funding via a A$10,000,000 convertible note facility (“Convertible Note Agreement”) which was injected into Paradise through Acorn, an Australian financial institution. The intention was that the A$10,000,000 would convert into equity in the subsidiary upon a successful initial public offering (“IPO”) and listing of the subsidiary on ASX within 12 months of the note issue date. Paradise did not proceed with the IPO and listing on ASX due to market conditions and the advanced state of discussions with strategic partners at the time. Legend anticipated that by using an Australian subsidiary it was better placed to lift the profile of the world quality phosphate assets, provide a stronger trading platform that will help maximize its value and enable further capital raising to support the development of phosphate rock production and subsequent value added products.

The convertible note facility of A$10,000,000 to Paradise was repayable 12 months from the completion date of the agreement, subsequently extended to March 10, 2013. The notes bear interest at the nominal rate of 10% per annum (the actual amount of effective interest depends upon the event that triggers repayment). Funds received under the convertible note facility were used to progress the project, its development, production and ultimately the export of phosphate rock from the phosphate deposits. The notes were secured by a security interest in the phosphate assets and in the shares in Paradise. The note agreement calls for an adjustment to the repayment factor if Paradise did not complete the public offering as defined. Acorn agreed to extend the repayment date for 2 months under certain conditions including the finalization of a term sheet for an off-take agreement prior to March 10, 2013. Paradise has entered into a term sheet with a third party and the repayment date has been extended to May 10, 2013. On April 29, 2013, Paradise repaid the convertible note (see note 15 to the financial statements).

Since January 1, 2013, Legend has placed 142.5 million shares of common stock to  third parties at a price of US$0.05 per share to raise US$7.5 million. At June 30, 2013 placement has been completed for 142.5 million shares raising US$7,125,000; and (ii) that it intends to undertake a rights issue of shares to all Legend shareholders, on a pro-rate basis at a price of US$0.05. If fully subscribed, the rights issue will raise approximately US$20,000,000. On January 18, 2013, Legend announced that it had entered into an agreement with a third party to sell 24,000,000 ordinary shares (approximately 13.6%) in MED at a price of A$0.21 per share for a total consideration of A$5,040,000, and on March 12, 2013, it entered into two further contracts to sell a total of 35,000,000 ordinary shares (approximately 19.9%) in MED at a price of A$0.22 per share. Legend closed these transactions in March 2013 and as at June 30, 2013 holds a 0.28% interest in MED.

The Company has historically funded its activities from funds provided by capital raising through the issuance of its shares and from advances from affiliated entities. The Company has in place a planning and budgeting process to help determine the funds required to support the Company's operating requirements and its exploration and development plans. Based on this process and the amount of the Company's cash and other current assets as of June 30, 2013, management believes that the Company has sufficient operating liquidity to sustain its activities through 2013. However, as the Company has not yet commenced income producing activities, it will continue to seek opportunities to raise additional funds from capital raising efforts through the issuance of its shares, funding from affiliated entities as may be available, debt facilities and other financing arrangements until such time as the Company can commence revenue producing activities.

As future development and exploration activities will require additional financing, the Company is pursuing varying strategies to accomplish this including obtaining third parties to take an ownership interest in or to provide financing for the anticipated development activities related to the phosphate project, as well as capital raising through share issuances. In the event the Company is unsuccessful in raising such additional capital, it may not be able to continue active operations.

The financial statements presented herein have been prepared on a consolidated basis to include the accounts of Legend, its wholly owned subsidiaries Paradise Phosphate Limited, Teutonic Minerals Pty Ltd, Legend International Holdings Limited, Legend Diamonds Pty Ltd and Alexya Pty Ltd through June 30, 2013.  Following closing, on March 26, 2013 the Company lost its control in MED.  As a result, at March 26, 2013 Legend de-consolidated the operations of MED. All intercompany balances and transactions have been eliminated in consolidation.

The Company's consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, Legend has incurred net losses since its inception. Notwithstanding the losses since inception, the Company has been able to continue to raise capital to fund its operations.

2.	SIGNIFICANT ACCOUNTING PRINCIPLES AND POLICIES

The interim Consolidated Financial Statements furnished herein have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) applicable to interim financial information, the instructions to Form 10-Q, and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by US GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013.  For further information, refer to the Consolidated Financial Statements and footnotes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2012.

Fair Value Measurement

US GAAP defines fair value and establishes a fair value hierarchy organized into three levels based upon the input assumptions used in pricing assets.  Level 1 inputs have the highest reliability and are related to assets with unadjusted quoted prices in active markets.  Level 2 inputs relate to assets with other than quoted prices in active markets which may include quoted prices for similar assets or liabilities or other inputs which can be corroborated by observable market data. Level 3 inputs are unobservable inputs and are used to the extent that observable inputs do not exist.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

3.	PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. The Company records depreciation and amortization, when appropriate, using straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to expense as incurred. Additions, major renewals and replacements that increase the property's useful life are capitalized.  Property sold or retired, together with the related accumulated depreciation is removed from the appropriate accounts and the resultant gain or loss is included in net income (loss).

		At June 30, 2013			At December 31, 2012
	Depreciable Life (in years)	Cost A$000s	Accumulated Depreciation A$000s	Net Book Value A$000s	Cost A$000s	Accumulated Depreciation A$000s	Net Book Value A$000s
Land		231	-	231	231	-	231
Buildings	40	10	(6)	4	10	(5)	5
Leasehold Improvements	1-2	130	(60)	70	182	(99)	83
Motor Vehicles	5	1,209	(862)	347	1,503	(914)	589
Equipment	1-10	1,035	(645)	390	4,115	(2,106)	2,009
Aircraft	5	-	-	-	4,240	(678)	3,562
Construction in Progress		1,144	-	1,144	1,131	-	1,131
		3,759	(1,573)	2,186	11,412	(3,802)	7,610

The depreciation expense for the six months ended June 30, 2013 amounted to A$278,000 and for the six months ended June 30, 2012 amounted to A$469,000 and accumulated depreciation on assets written off and/or disposed of for the six months ended June 30, 2013 was A$913,000. Net book value of assets written off and/or disposed of for the six months ended June 30, 2013 amounted to A$3,526,000.

4.	DEVELOPMENT COSTS

As a result of establishing the phosphate mineral reserve estimates, the Company accounts for development expenditure on the tenements where reserves have been identified by capitalizing such costs. Upon commencement of commercial production, capitalized costs will be transferred to the appropriate asset category and amortized over their estimated useful lives. Capitalized costs, net of salvage values, relating to a deposit which is abandoned or considered uneconomic for the foreseeable future, will be written off.

During the six months ended June 30, 2013, A$118,000 of Paradise South phosphate project costs incurred in the process of preparing the mineral deposit for extraction were capitalized and included in development costs.

5.	DEPOSITS

Deposits held by the Company as at June 30, 2013 and December 31, 2012 consist of:

	June 30, 2013 A$000s	December 31, 2012 A$000s

Term deposit as security for a Banker’s Undertaking	180	317

Cash deposits provided to Government Departments for the purpose of guaranteeing the Company’s performance in accordance with mining law	132	616

Other	153	152

	465	1,085

6.	STOCKHOLDERS EQUITY

Share Option Plan

The Company has a Stock Incentive Plan (“Stock Plan”) for executives and eligible employees and contractors. Under this Stock Plan, options to purchase shares of stock can be granted with exercise prices not less than the fair market value of the underlying stock at the date of grant. The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price equal to or greater than the market price of the Company’s stock at the date of grant; those option awards generally vest 1/3 after 12 months, 1/3 after 24 months and the balance after 36 months with a 10-year contractual term. The expected life of the options is generally between 5 ½ to 6 ½ years. Certain option and share awards provide for accelerated vesting if there is a change in control (as defined in the Stock Plan). The maximum aggregate number of Shares which may be optioned and sold under the Stock Plan is 10% of the issued and outstanding shares (on a fully diluted basis).

The fair value of each option award is estimated on the date of grant using the Binomial option valuation model that uses the assumptions noted in the following table. The Binomial option valuation model requires the input of subjective assumptions, including the expected term of the option award and stock price volatility. Expected volatility is based on the historical volatility of our stock at the time grants are issued and other factors, including the expected life of the options of 5 ½ to 6 ½ years. The Company uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding; the range given below results from certain groups of employees exhibiting different behavior. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

A summary of option activity under the Plan as of June 30, 2013, and changes during the six months then ended is presented below:

Options	Shares 000s	Weighted-Average Exercise Price

Balance, December 31, 2012	21,900	$1.34

Granted	-	-
Exercised	-	-
Forfeited and expired	(463)	-

Balance, June 30, 2013	21,437	$1.34

Options exercisable at June 30, 2013	21,437	$1.34

At the time of an issue of options, management assess the forfeiture rate to be used for the issue based on historical experience and management’s view on the likelihood that the individual will continue employment to the end of the vesting period. The forfeiture rates historically have varied between 33.3% and 100%.

For the six months ended June 30, 2013, stock-based compensation expense relating to stock options was A$nil. No income tax benefit was recognized in the six months ended June 30, 2013 for stock-based compensation arrangements. As at June 30, 2013, there was A$nil of unrecognized compensation cost, before income taxes, related to unvested stock options.

	Options Outstanding			Options Exercisable
Exercise Price US$	Number Outstanding 000s	Weighted Average Remaining| Contractual Life (In Years)	Weighted- Average Exercise Price	Number Exercisable 000s	Weighted Average Remaining Contractual Life (In Years)	Weighted- Average Exercise Price
$0.444	1,856	3.36		1,856	3.36
$1.000	12,681	4.31		12,681	4.31
$2.000	5,900	4.68		5,900	4.68
$3.480	1,000	5.03		1,000	5.03
	21,437	4.36	$1.34	21,437	4.36	$1.34

The aggregate intrinsic value of outstanding stock options at June 30, 2013 was A$nil and the aggregate intrinsic value of exercisable stock options was A$nil.

7.	AFFILIATE TRANSACTIONS

Legend advances to and receives advances from various affiliates. All advances between consolidated affiliates are eliminated on consolidation. The Company has entered into an agreement with AXIS Consultants Pty Ltd (“AXIS”) to provide geological, management and administration services to the Company. AXIS is affiliated through common management.  The Company is one of ten affiliated companies to which AXIS provides services. Each of the companies has some common Directors, officers and shareholders. Legend holds a 9.09% interest at a cost of A$1 in AXIS, which is accounted for under the cost method.

During the six months ended June 30, 2012, AXIS charged the Company A$3,312,000 for management and administration services and A$1,736,000 for exploration and development services. The Company paid A$3,941,000 for 2012 charges and AXIS repaid A$140,000. At December 31, 2011, management considered the recoverability of the amount owed by AXIS and in accordance with the requirements of accounting standards provided a A$6,800,000 provision for doubtful receivable during the 4th quarter of 2011. For the six months ended June 30, 2012, the Company recorded an adjustment to the provision of A$1,270,000. The amount owed by AXIS at June 30, 2012 under non-current assets – advances to affiliates was A$645,000.

During the six months ended June 30, 2013, AXIS charged the Company A$1,215,000 for management and administration services and A$668,000 for exploration and development services. The Company paid A$3,617,000 for 2013 charges and funding advances. For the six months ended June 30, 2013 AXIS repaid A$2,813,000 to the Company and accordingly the Company recorded an adjustment to the provision of A$434,000. For the six months ended June 30, 2013, the Company charged AXIS interest of A$nil. The amount owed by AXIS at June 30, 2013 under non-current assets – advances to affiliates was A$2,870,000, which has been fully provided for.

The Company holds a 0.28% interest in MED. At June 30, 2013 the amount owed by MED to the Company under current assets – receivables is A$4,000 for corporate and direct costs.

During the 2011 year, Edinox Pty Ltd (“Edinox”), a company associated with Mr J I Gutnick, advanced the Company A$2,264,000. The Company has provided security in the form of properties owned by Legend for the advance. Under the terms of the agreement the advance was repayable on April 2, 2012 but has been extended to at call. At December 31, 2012 the amount owed by the Company to Edinox under current liabilities - advances from affiliates was A$2,264,000. For the six months ended 30 June, 2013, Edinox charged the Company interest of A$28,000 at a rate between 4.74% and 5.14%. As at June 30, 2013 the Company had repaid the total amount owing including accrued interest.

8.	ASSETS HELD FOR SALE

Assets held for sale represent fixed assets and intangible assets which have been acquired and that management intends to divest within the next 12 months at amounts equal or exceeding the asset carrying values at the respective balance sheet dates.

Impairment of Long-Lived Assets

The Company accounts for its long-lived assets in accordance with ASC Topic 360, “Impairment or Disposal of Long-Lived Assets”. ASC Topic 360 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of its assets, including property, plant and equipment and mineral rights, by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, the impairment loss is recorded equal to the difference between the asset’s carrying value and fair value or disposable value. At June 30, 2013, the Company reviewed the assets held and adopted a plan to dispose of some of its assets relating to land and buildings A$1,315,000 which were surplus to its needs. At December 31, 2012 as part of the plan an impairment loss of A$130,000 was recognized, representing the excess of the carrying amount of certain assets over the aggregate of the fair value. Fair value of assets held for sale are based on either sale agreements for relevant assets adjusted for selling costs or on an assessments provided to the Company by industry experts for  each asset, and is classified as a Level 2 asset according to the fair value hierarchy.  All of the impaired assets are part of the current assets – assets held for sale.

9.	LEASE LIABILITY

The Company entered into capital finance lease agreements for motor vehicles. The leases are non-cancellable and require total monthly repayments of A$7,000 and expire at various dates from 2013 to 2016. Future minimum payments due for the remaining term of the leases as of June 30, 2013 are as follows:

A$000s
2013	42
2014	59
2015	14
2016	40
155
Less amounts representing interest	10
145

Current liability	81
Non-current liability	64
145

At June 30, 2013, the net book value of the motor vehicles under capital finance leases amounts to:	168

10.	OTHER INVESTMENTS

During December 2009, the Company invested A$2,784,000 in exchange for shares in a Fund that purchases shares in companies quoted on international stock exchanges. The fair value of the equity security is not readily determinable from published information. The Company accounts for these investments at cost and reviews the carrying amount for impairment at each balance sheet date. During 2011, the Company redeemed the investment and at December 31, 2011, had received A$1,695,000 (US$1,724,000) of the redeemed investment. At December 31, 2011 the Company assessed the current net asset value of the investment from information provided by the Fund Manager and determined that a provision for impairment was appropriate of A$719,000 (US$732,000). The Company considers the provision remains appropriate as at June 30, 2013.

11.	COMMITMENTS AND CONTINGENCIES

On March 25, 2013, the Indian Farmers Fertiliser Cooperative Limited (“IFFCO”) and its subsidiary, Kisan International Trading FZE (“Kisan”,) commenced an arbitration proceeding against the Company before the Singapore International Arbitration Centre seeking damages for the Company’s alleged failure to enter into a long term rock off-take agreement (“ROTA”) with IFFCO for phosphate rock in accordance with the terms of the Share Options Agreement, dated as of July 14, 2008, between the Company and IFFCO. Under the Share Options Agreement, the Company and IFFCO had agreed to use their reasonable best efforts to negotiate and enter into the ROTA within 24 months following the execution of this Agreement, which time period was subsequently extended to July 14, 2012. On April 25, 2013, the Company submitted a response denying IFFCO’s claims on the basis that the Company had complied with its obligations under the Share Option Agreement. On May 6, 2013, IFFCO and Kisan filed a reply to the defense filed by Legend.  The proceeding is at its earliest stages so it is difficult to determine the Company’s exposure, if any. In any event, the Company intends to vigorously defend this matter. No provision for losses has been recorded in connection with this litigation.

Operating Leases

The Company has entered into lease agreements for the rental of office premises and equipment which expire between 2013 and 2014. The lease agreements have a monthly payment as adjusted by the increase in the consumer price index in Australia annually, and the future commitment amounts to A$69,000.

A$000s
Future minimum lease payments under the Company’s non-cancellable operating leases are as follows:

2013	37
2014	32
69

Exploration

The Company has to perform minimum exploration work and expend minimum amounts of money on its tenements in accordance with the terms and conditions under which the tenements were granted. The overall expenditure requirement tends to be limited in the normal course of the Company’s tenement portfolio management through expenditure exemption approvals, and expenditure reductions through relinquishment of parts or the whole of tenements deemed non-prospective. Should the company wish to preserve interests in its current tenements the amount which may be required to be expended is as follows:

A$000s

Not later than one year	1,075
Later than one year but not later than five years	2,407
Later than five years but not later than twenty one years	251
3,733

12.	FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC Topic 825 “Financial Instruments” requires the Company to disclose, when reasonably attainable, the fair market values of its assets and liabilities which are deemed to be financial instruments. The Company’s financial instruments include cash, receivables, other investments, advances due from affiliates, accounts payable and accrued expenses. The carrying amounts of cash, receivables, accounts payable and accrued expenses approximate their respective fair values due to the short term maturities of these instruments. The fair value of advances due   from affiliates are not practicable to estimate as no similar market exists for these instruments and as it does not have a specified date of repayment.

13.	INVESTMENTS/SUBSIDARIES

Consolidated Entities

Paradise Phosphate Limited (“Paradise”)

The Company holds 100% of the shares of Paradise which commenced operating during 2012. During 2012 Paradise issued 100,000,000 shares to Legend for all of Legend’s phosphate assets. The assets were transferred at their respective cost basis. Legend has paid an estimated tax liability of A$618,000 as a result of the transfer of the assets to Paradise. The amount of other income of Paradise for the six months ended June 30, 2013 and 2012 included in the Consolidated Statement of Comprehensive Loss amounts to A$27,000 and A$118,000 respectively, and the amount of loss is A$1,487,000 and A$5,429,000 respectively.

Alexya Pty Ltd (“Alexya”)

On October 22, 2010, the Company incorporated a wholly owned Australian subsidiary, Alexya to hold a certain asset and liability which has been consolidated in the accompanying consolidated financial statements. For the six months ended June 30, 2013 and 2012, the amount of revenue of Alexya included in the Consolidated Statement of Comprehensive Loss is A$nil and A$nil respectively, and the amount of the loss is A$1,197,000 and A$469,000 respectively.

Other Subsidiaries

The Company also has the following wholly owned inactive subsidiaries:

●	Legend International Holdings Limited

●	Legend Diamonds Pty Ltd.

Equity Investments

Northern Capital Resources Corp (“NCRC”)

At June 30, 2013 and December 31, 2012 the Company’s holding in NCRC was 31.50%. At December 31, 2012 and June 30, 2013, the carrying value of the investment was A$nil. For the six months ended June 30, 2013 and 2012, the Company recorded an equity loss in NCRC of A$nil and A$124,000 respectively. At June 30, 2013, the investment in the unconsolidated subsidiary is accounted for under the equity method.

The following table presents summary unaudited financial information for NCRC as of June 30, 2013 and June 30, 2012 and for the three months thus ended. Such summary financial information has been provided herein based upon the individual significance of this unconsolidated equity investment to the consolidated financial information of the Company:

	June 2013 A$000s	June 2012 A$000s

Current assets	715	320
Non- current assets	653	4,870
Total assets	1,368	5,190

Current liabilities	207	615
Non-current liabilities	-	512
Total liabilities	207	1,127

Total shareholders’ equity	1,161	4,063
Noncontrolling interest	-	(5,770)

Shareholder equity attributable to NCRC	1,161	(1,707)

Net profit/(loss)	(1,193)	(2,080)

The excess of the carrying value of this equity investment to the Company’s share of underlying equity in the net assets of the investee at June 30, 2013 approximates A$nil.

14.	DECONSOLIDATION

At December 31, 2012, the Company held a 41.9% controlling interest in MED.

On January 18, 2013 the Company announced that it has entered into an agreement to sell 24 million ordinary shares, being approximately 16.9% in MED at a price of 21 cents per share which amounts to A$5.04 million, and on March 12, 2013, it entered into two further contracts to sell a total of 35 million ordinary shares, being approximately 19.9% in MED at a price of A$0.22 per share (proceeds of approximately A$7.70 million). The shares were sold to an unaffiliated third party.

Following closing, on March 26, 2013 the Company no longer held a controlling interest in MED.  The sale of the 19.9% interest in MED resulted in the deconsolidation of MED and a gain in the amount of A$9,194,000 which represents (i) the A$12,740,000 cash proceeds from the sale and the A$102,000 fair value of the retained interest less (ii) the A$3,648,000 net liabilities of MED at the date of consolidation. The gain is included in the Consolidated Statements of Comprehensive Income under gain on disposal of discontinued operations. The investment in MED is now classified as a marketable security, and accordingly is presented at its fair market value. The fair value of the remaining investment in MED was at market value at June 30, 2013, based on quoted prices on the Australian Stock Exchange, and is classified as a Level 1 asset according to the fair value hierarchy.

Assets and liabilities at the date of deconsolidation and the comparative December 31, 2012 consist of the following:

	March 26, 2013 A$000s	December 31, 2012 A$000s
Assets
Current assets	3,845	1,938
Receivables - affiliates	527	200
Other non-current assets	994	777
Property, plant and equipment	4,878	1,660
Mineral rights	13,745	14,095
Goodwill	1,093	1,093

Total assets	25,082	19,763

Liabilities
Current liabilities	2,311	1,035
Reclamation and rehabilitation	1,008	1,007

Total liabilities related to assets	3,319	2,042

Non-controlling interests	18,115	13,018

Net book value of assets at deconsolidation	3,648	4,703

The Company’s interest in Merlin at June 30, 2013 is 0.28%.

15.	CONVERTIBLE NOTES

Effective as of February 7, 2012, the Company entered into a convertible note agreement via its wholly-owned subsidiary, Paradise, with two Australian investment funds, pursuant to which Paradise issued $7,500,000 in principal amount of notes due 12 months from the issue date (the “Notes”), which bear interest at a nominal rate of 10% per annum (the actual amount of effective interest depends upon the event that triggers repayment). It was the intention that if within 12 months of the completion date of the agreement, Paradise conducted a public offering of securities in Australia and those securities were listed on ASX, then the convertible notes would be converted into ordinary shares of Paradise at a conversion rate which was based on the pre-money value of Paradise at the time of the public offering of securities. The note agreement calls for an adjustment to the repayment factor if Paradise did not complete the public offering, as defined. On April 30, 2012, Paradise raised a further A$2,500,000 via an increase in the convertible note facility on the same terms and conditions set out for the A$7,500,000. The A$10,000,000 convertible note was due for repayment on March 10, 2013. Acorn agreed to extend the repayment date for 2 months under certain conditions including the finalisation of a term sheet for an off-take agreement prior to March 10, 2013. Paradise has entered into a term sheet with a third party and the repayment date was extended to May 10, 2013.

Paradise did not proceed with the IPO and listing on ASX due to market conditions and the advanced state of discussions with strategic partners at the time.

On April 11, 2013 the Company entered into a new agreement with Acorn to finalise repayment of the convertible note by April 29, 2013. The cash payment made by April 29, 2013 was A$16,929,000 made up of the principal amount of A$10,000,000 paid on April 12, 2013 plus interest of approximately A$1,183,000 divided by a repayment factor of 0.66 equating to A$5,746,000 and all mortgages and securities held over Legend’s shares in Paradise and Paradise’s phosphate assets have been released.

16.	SHORT TERM DEBT

During November 2010, the Company entered into a US$ denominated loan facility agreement with a third party lender, which provided for a US$3,200,000 credit facility with a term of five years. Interest on borrowings under the agreement being fixed at 6.70% per annum.

Cumulative borrowings under this agreement amounted to A$2,541,000 (US$2,472,000) and was secured by certain equipment purchased by the Company. On April 16, 2013 the Company entered into an agreement to sell the equipment securing this debt and on May 20, 2013, the sale was finalised and repayment of the debt of A$2,681,000 (US$2,609,000) including interest, early termination and break fee was completed on May 24, 2013.

17.	COMPREHENSIVE INCOME (LOSS)

The Company follows ASC Topic 220 “Comprehensive Income” (“ASC 220”). ASC 220 requires a company to report comprehensive profit (loss) and its components in a full set of financial statements. Comprehensive income profit/(loss) is the change in equity during a period from transactions and other events and circumstances from non-owner sources such as unrealized gains (losses) on foreign currency translation adjustments.

18.	INCOME TAXES

The Company has adopted the provisions of ASC Topic 740 "Income Taxes". ASC 740 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

ASC Topic 740 prescribes how a company should recognise, measure, present and disclose in its financial statements uncertain tax positions that the Company has taken or expects to take on a tax return. Additionally for tax positions to qualify for deferred tax benefit recognition under ASC 740, the position must have at least a “more likely than not” chance of being sustained upon challenge by the respective taxing authorities, and whether or not it meets that criteria is a matter of significant judgement. The Company believes that it does not have any uncertain tax positions that would require the recording or disclosure of a potential tax liability.

The Company is subject to taxation in both the USA and Australia.

At June 30, 2013, the net deferred tax asset consisted of the following:

	USA 2013 A$000s	Australia 2013 A$000s	Total 2013 A$000s
Deferred tax assets
Net operating loss carry-forward	6,683	6,787	13,470
Exploration expenditure	6,012	-	6,012
Less valuation allowance	(12,695)	(6,787)	(19,482)

Net deferred taxes	-	-	-

Under ASC 740-10 tax benefits and provisions are recognised only for tax positions that are more likely than not to be sustained upon examination by tax authorities based on the technical merits of the position. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized.

At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

In February 2012, as a result of the transfer of the phosphate assets to Paradise, the Company has realized carrying-forward net operating losses and exploration expenditure. In addition the Company made a tax payment of A$618,000 resulting from the transaction.

As a result of the ownership change that occurred in November 2004 (see note 1), Internal Revenue Code Section 382 limits the use of available operating loss carryforwards for losses incurred prior to the ownership change.  Carry-forward net operating losses will be available to offset future taxable income. Total available net operating loss carryforwards in the United States, which are subject to limitations, amount to approximately A$14,500,000 at December 31, 2012 and expire in years 2024 through 2031. Net operating loss carryforwards in Australia do not have a definite expiration date and amounted to A$15,900,000.

The Company’s tax years for all years since December 31, 2008 remain open to most taxing authorities.

19.	SUBSEQUENT EVENTS

The Company has evaluated events and transactions after the balance sheet date and, through the date the consolidated financial statements were issued and believes that all relevant disclosures have been included herein and there are no other events which require recognition or disclosure in the accompanying consolidated financial statements, other than disclosed herein.

Since June 30, 2013, the Company has placed 52.5 million shares raising US$2,625,000 less costs of US$25,000 and drawn down a financing facility of A$700,000.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Legend International Holdings, Inc

We have audited the accompanying consolidated balance sheet of Legend International Holdings, Inc. (a Development Stage Company) as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive loss, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2012 and 2011 and the cumulative amounts from inception, January 5, 2001 through December 31, 2012. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engage to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Legend International Holdings, Inc. (a Development Stage Company) at December 31, 2012 and 2011, and the results of its operations and its cash flows for the periods indicated above in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As described in note 1, at December 31, 2012 the Company had not yet commenced revenue producing operations and had a retained deficit of A$170,990,000 (US$177,368,000). These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.  Management’s plans in regard to these matters are also discussed in note 1.

New York, NY	/s/ PKF O’Connor Davies
March 18, 2013	A Division of O’Connor Davies, LLP

LEGEND INTERNATIONAL HOLDINGS, INC.
(A Development Stage Company)
Consolidated Balance Sheet
December 31, 2012

	2012 A$000s	2011 A$000s	Convenience Translation 2012 US$000s
ASSETS

Current Assets:
Cash	2,889	1,714	2,997
Receivables	440	478	456
Prepayments	123	132	128
Receivables - affiliates	464	-	481
Assets held for sale	3,371	-	3,497
Inventories	172	110	178
Total Current Assets	7,459	2,434	7,737

Non-Current Assets:
Property and equipment, net	7,610	12,809	7,894
Investment in unconsolidated entities	179	1,306	186
Other investments	200	200	207
Deposits	1,085	1,154	1,125
Receivables - affiliates	381	708	395
Prepayments	18	27	19
Development costs	2,867	1,682	2,974
Mineral rights	14,095	15,493	14,621
Goodwill	1,093	1,093	1,134
Total Non-Current Assets	27,528	34,472	28,555

Total Assets	34,987	36,906	36,292

LIABILITIES

Current Liabilities:
Accounts payable and accrued expenses	2,640	2,145	2,739
Accrued financing costs	6,441	-	6,681
Advances from affiliates	2,264	2,295	2,348
Convertible notes	10,000	-	10,373
Current tax liability	650	-	674
Current portion of long-term debt	310	296	322
Lease liability	143	283	148
Total Current Liabilities	22,448	5,019	23,285

Non Current Liabilities:
Reclamation and rehabilitation provision	1,093	969	1,134
Long-term debt	2,199	2,559	2,281
Lease liability	109	197	113
Total Non Current Liabilities	3,401	3,725	3,528

Total Liabilities	25,849	8,744	26,813

Commitments and Contingencies

Stockholders’ Equity
Common stock: US$.001 par value, 400,000,000 shares authorised
249,047,971 and 226,407,246 shares issued and outstanding	298	275	309
Additional paid-in-capital	166,812	164,200	173,034
Retained (deficit) prior to exploration activities	(839)	(839)	(870)
Retained (deficit) during exploration period	(107,617)	(107,617)	(111,631)
Retained (deficit) during development period	(62,534)	(39,114)	(64,867)

Legend Stockholders’ Equity (Deficit)	(3,880)	16,905	(4,025)
Non-controlling interests	13,018	11,257	13,504

Total Equity	9,138	28,162	9,479

Total Liabilities and Equity	34,987	36,906	36,292

The accompanying notes are integral part of the consolidated financial statements.

LEGEND INTERNATIONAL HOLDINGS, INC.
(A Development Stage Company)
Consolidated Statements of Comprehensive Loss

	For the years ended December 31		Convenience Translation	January 5, 2001 (Inception) to December 31,
	2012 A$000s	2011 A$000s	2012 US$000s	2012 A$000s
Revenues:

Sales	-	-	-	6
less cost of sales	-	-	-	(1)

Gross profit	-	-	-	5

Other income
Interest income – related entity	72	136	75	513
Interest income – other	161	506	167	9,783
Other	59	591	61	1,742
Total other income	292	1,233	303	12,038

Costs and expenses:
Legal, professional and accounting	1,790	797	1,857	5,422
Exploration expenditure	7,566	15,033	7,849	93,084
Aircraft maintenance	769	934	797	3,584
Interest expense	1,263	292	1,310	1,826
Financing costs	6,256	-	6,489	6,256
Impairment of investment	-	-	-	327
Amortization of mineral rights	1,398	1,398	1,450	4,777
Administration expenses	7,987	8,084	8,284	56,971
Total costs and expenses	(27,029)	(26,538)	(28,036)	(172,247)

(Loss) from operations	(26,737)	(25,305)	(27,733)	(160,204)
Foreign currency exchange (loss)	(16)	(45)	(18)	(167)
Adjustment to fair value on stepped acquisition	-	-	-	2,201
Impairment of equity investment	(692)	(5,654)	(718)	(6,346)
Impairment of other investment	-	(719)	-	(719)
Recovery of (provision for) allowance for doubtful receivables	2,340	(6,839)	2,427	(4,499)
Realised gain(loss) on marketable securities	-	(66)	-	186
Loss on other investments	-	(371)	-	(371)
Profit (loss) from sale of property and equipment	94	(168)	98	(74)
Writeoff/writedown of assets	(326)	(34)	(338)	(605)

(Loss) before income taxes and equity in losses of unconsolidated entities	(25,337)	(39,201)	(26,282)	(170,598)
Provision for income taxes	(650)	-	(674)	(650)

(Loss) before equity in losses of unconsolidated entities	(25,987)	(39,201)	(26,956)	(171,248)
Equity in losses of unconsolidated entities	(435)	(7,495)	(451)	(9,716)

Net (loss)	(26,422)	(46,696)	(27,407)	(180,964)

Net (gain)/loss attributable to non-controlling interests	3,002	2,619	3,114	11,037

Net (loss) attributable to Legend stockholders	(23,420)	(44,077)	(24,293)	(169,927)

Other Comprehensive Income/(Loss)
Foreign currency translation adjustments	-	863	-	(1,063)

Comprehensive (loss) attributable to Legend stockholders	(23,420)	(43,214)	(24,293)	(170,990)

Amounts attributable to Legend stockholders:
Basic and diluted loss per common shares	(0.10)	(0.19)	(0.10)	(1.43)

	Number	Number	Number	Number
	(000s )	(000s )	(000s )	(000s )

Weighted average number of common shares used in per share calculations	237,913	226,405	237,913	119,926

The accompanying notes are integral part of the consolidated financial statements.

LEGEND INTERNATIONAL HOLDINGS, INC.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity (Deficit)
for the period ended December 31, 2012

	Common Stock			Retained	Retained	Retained
	Shares 000s	Par Value A$000s	Additional Paid-In Capital A$000s	(Deficit) Prior to Exploration Activities A$000s	(Deficit) During Exploration Period A$000s	(Deficit) During Development Period A$000s	Non-Controlling Interests A$000s	Stockholders’ Equity (Deficit) A$000s
Balance, January 5, 2001	-	-	-	-	-	-	-	-

Shares issued to founder for organisation cost and services at US$0.05 per shares	4,298	5	119	-	-	-	-	124

Shares issued for services rendered at US$0.05 per share	146	-	4	-	-	-	-	4

Shares issued for cash	616	1	17	-	-	-	-	18

Net Loss	-	-	-	(131)	-	-	-	(131)

Balance, December 31, 2001	5,060	6	140	(131)	-	-	-	15

Shares issued for cash	225	-	6	-	-	-	-	6

Shares issued for officer’s compensation	11,250	15	148	-	-	-	-	163

Net Loss	-	-	-	(183)	-	-	-	(183)

Balance, December 31, 2002	16,535	21	294	(314)	-	-	-	1

Shares issued for services rendered at US$0.022 per share	5,026	7	139	-	-	-	-	146

Net Loss	-	-	-	(157)	-	-	-	(157)

Balance, December 31, 2003	21,561	28	433	(471)	-	-	-	(10)

Shares issued for services rendered at US$0.022 per share	2,005	3	55	-	-	-	-	58

Options issued for services	-	-	161	-	-	-	-	161

Loan forgiveness-former major shareholder	-	-	12	-	-	-	-	12

Net Loss	-	-	-	(235)	-	-	-	(235)

Balance, December 31, 2004	23,566	31	661	(706)	-	-	-	(14)

LEGEND INTERNATIONAL HOLDINGS, INC.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity (Deficit)
for the period ended December 31, 2012
(Unaudited)
(continued)

	Common Stock			Retained	Retained	Retained
	Shares 000s	Par Value A$000s	Additional Paid-In Capital A$000s	(Deficit) Prior to Exploration Activities A$000s	(Deficit) During Exploration Period A$000s	(Deficit) During Development Period A$000s	Non-Controlling Interests A$000s	Stockholders’ Equity (Deficit) A$000s
Shares issued on cashless exercise of options	17,086	22	(22)	-	-	-	-	-

Net Loss	-	-	-	(75)	-	-	-	(75)

Balance, December 31, 2005	40,652	53	639	(781)	-	-	-	(89)

Shares issued on cashless exercise of options	72,281	93	(93)	-	-	-	-	-

Shares and options issued under settlement agreement	113	0	35	-	-	-	-	35

Shares issued for cash	12,757	17	3,855	-	-	-	-	3,872

Cost of share issues	-	-	(128)	-	-	-	-	(128)

Amortisation of options under stock option plan	-	-	115	-	-	-	-	115

Net Loss	-	-	-	(58)	(4,478)	-	-	(4,536)

Balance, December 31, 2006	125,803	163	4,423	(839)	(4,478)	-	-	(731)

Shares issued for cash	47,687	56	25,686	-	-	-	-	25,742

Cost of share issues	-	-	(1,675)	-	-	-	-	(1,675)

Shares issued for consulting fees	2,604	3	1,001	-	-	-	-	1,004

Shares issued on cashless exercise of options	75	-	-	-	-	-	-	-

Shares issued as a result of delay in lodgement of registration statement	200	-	364	-	-	-	-	364

Shares issued for part-settlement of the acquisition of rights to exploration licences under agreement	500	1	517	-	-	-	-	518

LEGEND INTERNATIONAL HOLDINGS, INC.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity (Deficit)
for the period ended December 31, 2012
(Unaudited)
(continued)

	Common Stock			Retained	Retained	Retained
	Shares 000s	Par Value A$000s	Additional Paid-In Capital A$000s	(Deficit) Prior to Exploration Activities A$000s	(Deficit) During Exploration Period A$000s	(Deficit) During Development Period A$000s	Non-Controlling Interests A$000s	Stockholders’ Equity (Deficit) A$000s
Amortization of options under stock option plan	-	-	376	-	-	-	-	376

Net Loss	-	-	-	-	(8,638)	-	-	(8,638)

Balance, December 31, 2007	176,869	223	30,692	(839)	(13,116)	-	-	16,960

Shares issued for cash	42,000	44	109,984	-	-	-	-	110,028

Cost of share issues		-	(5,964)	-	-	-	-	(5,964)

Shares issued on cashless exercise of options	1,522	2	(2)	-	-	-	-	-

Shares issued on exercise of options	5,436	6	13,718	-	-	-	-	13,724

Shares issued for consulting fees	31	-	147	-	-	-	-	147

Shares issued under registration rights agreement	458	-	900	-	-	-	-	900

Amortization of options under stock option plan	-	-	5,186	-	-	-	-	5,186

Net Loss	-	-	-	-	(14,222)	-	-	(14,222)

Balance, December 31, 2008	226,316	275	154,661	(839)	(27,338)	-	-	126,759

Shares issued on exercise of options	18	-	3	-	-	-	-	3

Amortization of options under stock option plan	-	-	4,260	-	-	-	-	4,260

Net Loss attributable to Legend stockholders	-	-	-	-	(38,313)	-	-	(38,313)

Fair value of non-controlling interest	-	-	-	-	-	-	10,261	10,261

LEGEND INTERNATIONAL HOLDINGS, INC.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity (Deficit)
for the period ended December 31, 2012
(Unaudited)
(continued)

	Common Stock			Retained	Retained	Retained
	Shares 000s	Par Value A$000s	Additional Paid-In Capital A$000s	(Deficit) Prior to Exploration Activities A$000s	(Deficit) During Exploration Period A$000s	(Deficit) During Development Period A$000s	Non-Controlling Interests A$000s	Stockholders’ Equity (Deficit) A$000s
Net change in controlling/non-controlling interest	-	-	4,842	-	-	-	8,699	13,541

Net loss attributable to non-controlling stockholders	-	-	-	-	-	-	(1,612)	(1,612)

Balance, December 31, 2009	226,334	275	163,766	(839)	(65,651)	-	17,348	114,899

Shares issued on cashless exercise of options	66	-	-	-	-	-	-	-

Amortization of options under stock option plan	-	-	1,728	-	-	-	-	1,728

Options issued for consulting fees	-	-	247	-	-	-	-	247

Net loss attributable to Legend stockholders	-	-	-	-	(37,866)	-	-	(37,866)

Adjustment due to purchase of additional shares in subsidiary	-	-	(2,705)	-	-	-	(1,327)	(4,032)

Adjustment due to issue of shares by subsidiary	-	-	772	-	-	-	1,692	2,464

Net loss attributable to non-controlling stockholders	-	-	-	-	-	-	(3,803)	(3,803)

Balance, December 31, 2010	226,400	275	163,808	(839)	(103,517)	-	13,910	73,637

LEGEND INTERNATIONAL HOLDINGS, INC.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity (Deficit)
for the period ended December 31, 2012
(Unaudited)
(continued)

	Common Stock			Retained	Retained	Retained
	Shares 000s	Par Value A$000s	Additional Paid-In Capital A$000s	(Deficit) Prior to Exploration Activities A$000s	(Deficit) During Exploration Period A$000s	(Deficit) During Development Period A$000s	Non-Controlling Interests A$000s	Stockholders’ Equity (Deficit) A$000s
Shares issued on cashless exercise of options	7	-	-	-	-	-	-	-

Amortization of options under stock option plan	-	-	452	-	-	-	-	452

Net loss attributable to Legend stockholders	-	-	-	-	(4,100)	(39,114)	-	(43,214)

Adjustment due to purchase of additional shares in subsidiary	-	-	(60)	-	-	-	(34)	(94)

Net loss attributable to non-controlling stockholders	-	-	-	-	-	-	(2,619)	(2,619)

Balance, December 31, 2011	226,407	275	164,200	(839)	(107,617)	(39,114)	11,257	28,162

Shares issued for cash	22,640	23	2,233	-	-	-	-	2,256

Amortization of options under stock option plan	-	-	44	-	-	-	-	44

Net loss attributable to Legend stockholders	-	-	-	-	-	(23,420)	-	(23,420)

Adjustment due to purchase of additional shares in subsidiary	-	-	(3)	-	-	-	(29)	(32)

Adjustment due to issue of shares by subsidiary	-	-	338	-	-	-	4,792	5,130

Net loss attributable to non-controlling stockholders	-	-	-	-	-	-	(3,002)	(3,002)

Balance, December 31, 2012	249,047	298	166,812	(839)	(107,617)	(62,534)	13,018	9,138

The accompanying notes are integral part of the consolidated financial statements.

LEGEND INTERNATIONAL HOLDINGS, INC.
(A Development Stage Company)
Consolidated Statement of Cash Flows

	For the years Ended December 31		Convenience Translation	January 5, 2001 (Inception) to December 31,
	2012 A$000s	2011 A$000s	2012 US$	2012 A$
CASH FLOWS FROM OPERATING ACTIVITIES:

Net (Loss)	(26,422)	(46,696)	(27,407)	(180,964)

Adjustments to reconcile net (loss) to net cash(used) by operating activities:
Foreign currency exchange loss	16	45	18	167
Unrealised gain on marketable securities	-	437	-	185
Shares and Options issued for Stock Based Compensation
- Employees	44	452	46	12,816
- Consultants	-	-	-	778
- Exploration agreement	-	-	-	518
- Registration payment arrangements	-	-	-	1,265
Provision for reclamation and remediation	(123)	44	(128)	847
(Profit)loss on sale of property and equipment	(94)	168	(98)	57
Writedown/writeoff of assets	326	34	338	605
Depreciation and amortization	2,964	4,052	3,075	11,359
Adjustment to fair value on stepped acquisition	-	-	-	(2,201)
Equity accounting loss	435	7,495	451	9,716
Impairment of equity investment	692	5,654	718	6,346
Impairment of other investment	-	719	-	719
Recovery of (provision for) doubtful receivables	(2,340)	6,839	(2,427)	4,499
Interest receivable	(4)	(139)	(4)	(413)
Accrued interest added to principal	-	31	-	68
Net Change in:
Receivables	(99)	664	(103)	(879)
Prepayments and deposits	87	804	90	(1,545)
Inventories	(62)	-	(64)	(172)
Accrued financing costs	6,441	-	6,681	6,441
Accounts payable and accrued expenses	1,247	11	1,292	2,866
Net Cash (Used) by Operating Activities	(16,892)	(19,386)	(17,522)	(126,922)

CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from sale of trading securities	-	1,933	-	3,205
Investment in trading securities	-	-	-	(1,284)
Investment in equity accounted investments	-	(23)	-	(19,299)
Acquisition of subsidiary	-	-	-	(327)
Investment in consolidated entity	(32)	(148)	(33)	(13,411)
Purchase of property and equipment	(126)	(1,912)	(131)	(16,616)
Development costs	(1,185)	(1,682)	(1,229)	(2,867)
Proceeds from sale of property and equipment	156	215	162	481
Net Cash (Used) In Investing Activities	(1,187)	(1,617)	(1,231)	(50,118)

CASH FLOWS FROM FINANCING ACTIVITIES:

Advances payable - affiliates	2,411	(2,098)	2,501	(2,600)
Repayment of convertible debenture	-	-	-	(130)
Repayment of shareholder advance	-	-	-	(1)
Repayment under finance leases	(307)	(381)	(318)	(1,445)
Proceeds from convertible debenture payable	10,000	-	10,373	10,130
Proceeds from long term debt	-	301	-	3,240
Repayment of long term debt	(291)	(290)	(302)	(581)
Shareholder advance	-	-	-	7
Proceeds from issuance of stock	2,256	53	2,340	155,648
Proceeds from issuance of stock by controlled entity	5,131	-	5,322	21,333
Cost of shares issued	(20)	-	(21)	(7,288)
Net Cash Provided/(Used) by Financing Activities	19,180	(2,415)	19,895	178,313

Effect of exchange rate changes on cash	74	(34)	77	1,616

Net increase (decrease) in cash	1,175	(23,452)	1,219	2,889

Cash at beginning of period	1,714	25,166	1,778	-

Cash at end of period	2,889	1,714	2,997	2,889

Supplemental Disclosures:
Cash paid for interest	55	268	342	802
Stock and options issued for services	-	-	-	1,843
Accrued interest and stockholder advances charged to paid in capital	-	-	-	13
Stock issued for exploration agreement	-	-	-	518
Stock issued for registration payment arrangement	-	-	-	1,265
Equipment obtained through a capital lease	73	243	76	1,523
Capital lease obligation for exploration costs	-	-	-	4,189
Interest in relation to capital lease for exploration costs	-	-	-	42
Fair value of warrants in connection with issuance of capital stock	-	-	-	1,331

The accompanying notes are integral part of the consolidated financial statements.

LEGEND INTERNATIONAL HOLDINGS, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

1.	ORGANISATION AND BUSINESS

Legend International Holdings, Inc. ("the Company” or “Legend”) was incorporated under the laws of the State of Delaware on January 5, 2001.

Following a change of management in November 2004, the Company developed a new plan of operations for fiscal 2006, which is to engage in mineral exploration and development activities.  The Company's business plan calls for the identification of mineral properties where it can obtain secure title to exploration, development and mining interests. The Company’s preference is to identify large minerals deposits with low operating costs. In July 2006, the Company completed the acquisition of certain diamond mining tenements in Northern Australia. In November 2007, the Company acquired mining tenements prospective for phosphate in the State of Queensland, Australia.

During the economic downturn of 2008, Legend also decided that part of the Company’s strategy should be to invest into undervalued mining projects should opportunities arise. This investment would not detract from Legend’s primary goal of developing the Phosphate Project and had the aim of diversifying interests to dilute the effect of identified potential project risks.  This was seen as necessary by the Company due to the obviously volatile and unpredictable nature of the commodity markets at the time. Some of these investments included taking a major stake in Merlin Diamonds Ltd (“MED”) (formerly North Australian Diamonds Limited) which controls the Merlin diamond mine and includes MED’s current 31.14% interest in Top End Minerals Ltd (“TEM”) and an investment in Northern Capital Resources Corporation (“NCRC”) which controls gold and zinc assets in Nova Scotia, Canada through investments (direct and indirect) in Golden River Resources Corporation (“GRR”) and Acadian Mining Corporation (“Acadian”). These are outlined in further detail below.

Legend had been an exploration stage company between August 2006 and February 2011.

Effective March 1, 2011, Legend is reporting as a development stage company. During February 2011, the Company announced its maiden mineral reserve for its 100% owned Paradise South phosphate project. In accordance with SEC Industry Guide 7, as a result of establishing mineral reserve estimates, Legend has entered into the development stage for this project as it engages in the process of preparing the mineral deposit for extraction, while it continues with its various other exploration activities. Management considers the phosphate business as its main focus of operations and plans to devote a majority of its resources to this area. As a result of establishing the phosphate mineral reserve estimates, the Company accounts for development expenditure by capitalizing such costs. Exploration costs incurred on the Company’s other activities is written off as incurred to the consolidated statements of comprehensive loss. Legend is focused on the development of mining, beneficiation and processing of its 100% owned phosphate mineral reserves near Mount Isa in northwest Queensland whilst continuing its exploration activities. Legend has a phased implementation plan to become one of the world's leading suppliers of phosphate fertilizer.

The Company has historically funded its activities from funds provided by capital raising through the issuance of its shares and from advances from affiliated entities. The Company has in place a planning and budgeting process to help determine the funds required to support the Company's operating requirements and its exploration and development plans. Based on this process and the amount of the Company's cash and other current assets as of December 31, 2012, management believes that the Company has sufficient operating liquidity to sustain its activities through 2013. However, as the Company has not yet generated income producing activities, it will continue to seek opportunities to raise additional funds from capital raising efforts through the issuance of its shares, funding from affiliated entities as may be available, debt facilities and other financing arrangements until such time as the Company can commence revenue producing activities.

As future development and exploration activities will require additional financing, the Company is pursuing varying strategies to accomplish this including obtaining third parties to take an ownership interest in or to provide financing for the anticipated development activities related to the phosphate project, as well as capital raising through share issuances. In the event the Company is unsuccessful in raising such additional capital, it may not be able to continue active operations.

The financial statements presented herein have been prepared on a consolidated basis to include the accounts of Legend, its subsidiaries MED, Paradise Phosphate Limited (“Paradise”), Teutonic Minerals Pty Ltd and Alexya Pty Ltd. All intercompany balances and transactions have been eliminated in consolidation.

The Company's consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, Legend has incurred net losses since its inception. Notwithstanding the losses since inception, the Company has been able to continue to raise capital to fund its operations.

Other than the arrangements noted above, the Company has not confirmed any other arrangement for ongoing funding.  The Company’s ability to continue operations through fiscal 2013 is dependent upon future funding from capital raisings, or its ability to commence revenue producing operations and positive cash flows.

2.           RECENT ACCOUNTING PRONOUNCEMENTS

In July 2012, the FASB issued ASU No. 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment. This ASU permits an entity the option to first assess qualitative factors to determine whether it is more-likely-than-not that an indefinite-lived intangible asset is impaired. The results of the qualitative assessment would be used as a basis in determining whether it is necessary to perform the two-step quantitative impairment test.  If the qualitative assessment supports the conclusion that it is more-likely-than-not that the fair value of the asset exceeds its carrying amount, the entity would not need to perform the two-step quantitative impairment test.  The focus of the guidance is to reduce the cost and complexity of performing impairment tests for indefinite-lived intangible assets other than goodwill, and to improve consistency in impairment testing among long-lived asset categories. This ASU is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012.  Early adoption is permitted, including for annual and interim impairment tests performed prior to the issuance of the final ASU, if an entity’s financial statements for the most recent annual or interim period have not yet been issued.  We have not early-adopted this ASU and do not believe adoption will have a material effect on our financial statements.

Other Recently Issued, but not Yet Effective Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the significant accounting policies followed in connection with the preparation of the consolidated financial statements.

Basis of Presentation and Used Estimates

The preparation of financial statements in conformaity with accounting principles generally accepted in the United states of America (“US GAAP”) requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The functional and reporting currency is the Australian dollar.

Convenience Translation to US$

The consolidated financial statements as of and for the year ended December 31, 2012 have been translated into United States dollars using the rate of exchange of the United States dollar at December 31, 2012 (A$1.00=US$1.0373). The translation was made solely for the convenience of readers in the United States.

Comparative Figures

Where necessary, comparative figures have been reclassified to be consistent with current year presentation with no effect on operations.

Noncontrolling Interests

The Company follows the FASB issued Accounting Standards Codification (“ASC”) guidance for noncontrolling interests which establishes accounting and reporting standards pertaining to: (i) ownership interests in subsidiaries held by parties other than the parent (“noncontrolling interests”), (ii) the amount of net income attributable to the parent and to the noncontrolling interests, (iii) changes in a parent’s ownership interest, and (iv) the valuation of any retained noncontrolling equity investment when a subsidiary is deconsolidated. If a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary is measured at fair value and a gain or loss is recognized in net income based on such fair value. For presentation and disclosure purposes, the guidance requires noncontrolling interests to be classified as a separate component of equity. Noncontrolling interests reflect third parties ownership interest in entities that are consolidated as less than 100% owned (see note 7).

Principles of Consolidation

The consolidated financial statements include the assets and liabilities of the Company and the entities it controlled at the end of the financial period and the results of the Company and the entities it controlled during the year.  Where entities are not controlled throughout the entire financial year, the consolidated results include the results of those entities for that part of the period during which control exists. The effect of all transactions between entities in the group and the inter-entity balances are eliminated in full in preparing the consolidated financial statements.

Mineral Property Acquisition, Exploration Costs, Development Costs and Amortization of Mineral Rights

Mineral property acquisition, exploration and development costs are expensed as incurred until such time as economic reserves are quantified. As a result of establishing the Paradise South phosphate reserve estimate after it was determined that a mining deposit can be economically and legally extracted or produced based on established proven and probable reserves, further exploration costs and development costs incurred after such determination capitalized. The establishment of proven and probable reserves is based on results of final feasibility studies which indicate whether a property is economically feasible. Upon commencement of commercial production, capitalized costs will be transferred to the appropriate asset category and amortized over their estimated useful lives. Capitalized costs, net of salvage values, relating to a deposit which is abandoned or considered uneconomic for the foreseeable future, will be written off. Mineral rights are amortized over their estimated useful lives being the Company’s estimated rights to tenure.

Stock Options

For the issuances of stock options, the Company follows the fair value provisions of FASB issued guidance now codification ASC Topic 718, “Compensation-Stock Compensation”. Topic 718 requires the Company to measure the cost of employee services received in exchange for an award of equity instruments based on grant date fair value.  The cost will be recognised over the period during which an employee is required to provide service in exchange for the award – usually the vesting period.  In the case where there is no required service period, the fair value of the equity instruments is expensed immediately.

Comprehensive Income (Loss)

The Company follows ASC Topic 220 “Comprehensive Income” (“ASC 220”). ASC 220 requires a company to report comprehensive income/(loss) and its components in a full set of financial statements. Comprehensive income/(loss) is the change in equity during a period from transactions and other events and circumstances from non-owner sources such as unrealized gains (losses) on foreign currency translation adjustments. Changes in unrealized foreign currency translation adjustments during fiscal 2012 and 2011 amounted to A$nil and A$863,000  respectively. Accordingly, the Comprehensive (loss) attributable to Legend’s shareholders for the years ended December 31, 2012 and 2011 amounted to A$(23,420,000) and A$(43,214,000).

Inventories

Materials and Supplies

Materials and supplies are valued at the lower of average cost or net realizable value.

Loss per Share

The Company follows the FASB ASC Topic 260 “Earnings per Share” provisions which require the reporting of both basic and diluted loss per share. Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Anti-dilutive effects on net loss per share are excluded.

Property and Equipment

Property and equipment is stated at cost.  The Company records depreciation and amortization, when appropriate, using straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to expense as incurred.   Additions, major renewals and replacements that increase the property's useful life are capitalized. Property sold or retired, together with the related accumulated depreciation is removed from the appropriate accounts and the resultant gain or loss is included in net income (loss).

		At December 31, 2012			At December 31, 2011
	Depreciable Life (in years)	Cost A$000s	Accumulated Depreciation A$000s	Net Book Value A$000s	Cost A$000s	Accumulated Depreciation A$000s	Net Book Value A$000s
Land		231	-	231	1,101	-	1,101
Buildings	40	10	(5)	5	2,978	(195)	2,783
Leasehold Improvements	1-2	182	(99)	83	267	(102)	165
Motor Vehicles	5	1,503	(914)	589	1,615	(806)	809
Equipment	1-10	4,115	(2,106)	2,009	4,343	(1,482)	2,861
Aircraft	5	4,240	(678)	3,562	4,237	(330)	3,907
Construction in Progress		1,131	-	1,131	1,183	-	1,183
		11,412	(3,802)	7,610	15,724	(2,915)	12,809

The depreciation expense for the year ended December 31, 2012 amounted to A$1,566,000 (US$1,624,000) and for the year ended December 31, 2011 amounted to A$1,715,000. Accumulated depreciation on assets written off and/or disposed of for the year ended December 31, 2012 was A$682,000 (US$707,000) and for the year ended December 31, 2011 was A$788,000. Net book value of assets sold/written off for the year ended December 31, 2012 amounted to A$3,759,000 (US$3,899,000) (2011: A$418,000).The amount written off from construction in progress for the year ended December 31, 2012 was A$nil (US$nil) (2011: A$940,000).

Fair Value of Financial Instruments

ASC Topic 825 “Financial Instruments” requires the Company to disclose, when reasonably attainable, the fair market values of its assets and liabilities which are deemed to be financial instruments. The Company’s financial instruments include cash, receivables, other investments, advances due from affiliates, convertible debenture, advances from affiliates, accounts payable and accrued expenses. The carrying amounts of cash, receivables,  accounts payable and accrued expenses approximate their respective fair values due to the short term maturities of these instruments. The carrying value of the convertible debenture is reasonable approximation of its fair value.The fair value of advances due to and from affiliates are not practicable to estimate as no similar market exists for these instruments and as it does not have a specified date of repayment. The carrying amounts of marketable securities comprised of shares are measured at fair value based on unadjusted quoted market prices that are available in active markets as of the reporting date.

The Company’s other financial instruments consists of long-term debt, including current portion. The fair value of the Company’s fixed rate debt based on market prices as of December 31, 2012 was A$2,509,000 (US$2,603,000), based on current interest rates available to us for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of these obligations, for each period presented, approximate fair value.

Cash Equivalents

Legend considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.  For the periods presented there were no cash equivalents.

Federal Income Tax

ASC Topic 740 requires the Company to recognise, measure, present and disclose in its financial statements uncertain tax positions that the Company has taken or expects to take on a tax return. Additionally for tax positions to qualify for deferred tax benefit recognition under ASC 740, the position must have at least “more than likely not” chance of being sustained upon challenge by the respective taxing authorities, and whether or not it meets that criteria is a matter of significant judgement. The Company believes that it does not have any uncertain tax positions that would require the recording or disclosure of a potential tax liability.

The Company follows the asset and liability approach which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. For the period presented, there was no taxable income. There are no deferred income taxes resulting from temporary differences in reporting certain income and expense items for income tax and financial accounting purposes. The Company, at this time, is not aware of any net operating losses which are expected to be realised, therefore a valuation allowance was established.

Foreign Currency Translation

The Company’s functional and reporting currency is the Australian dollar.  Revenue and expenses incurred in a currency other than the reporting currency, Australian dollars are translated at the date incurred or invoiced. Assets and liabilities are re-valued at the period end exchange rate where appropriate. Gains or losses from foreign currency transactions are included in the results of operations. Foreign currency exchange gain/loss in 2012 and 2011 is primarily as a result of the translation of cash maintained in US banking institutions to A$ and long term debt with overseas institutions and amounted to a loss of A$16,000 (US$18,000) in 2012 and a loss of A$45,000 in 2011.

Goods and Services Tax (“GST”)

Revenues, expenses and assets generated in Australia are subject to Australian GST which requires the supplier to add a 10% GST to predominately all expenses and the cost of assets and for the Company to include a 10% GST to the selling price of a product. Revenues, expenses and assets are recognized net of the amount of GST except where the GST incurred on a purchase of goods and services is not recoverable from the taxation authority, in which case the GST is recognized as part of the cost of acquisition of the assets or as part of the expense item as applicable, and receivables and payables are stated with the amount of GST included. The net amount of GST recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the balance sheet. Cash flows are included in the cash flow statement on a gross basis and the GST component of cash flows arising from investing and financing activities which is recoverable from, or payable to, the taxation authority are classified as operating cash flows. Commitments and contingencies are disclosed net of the amount of GST recoverable from, or payable to, the taxation authority

Reclamation and Remediation Obligations (Asset Retirement Obligations)

Reclamation costs are allocated to expense over the life of the exploration activity and are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation and remediation costs. The asset retirement obligation is based on when the spending for an existing environmental disturbance will occur. The Company reviews, on at least an annual basis, the asset retirement obligation at each exploration site.

Future remediation costs are accrued based on management’s best estimate at the end of each period of the costs expected to be incurred. Such cost estimates include, where applicable, plugging of drill holes, removal of consumables and ripping of drill pads and tracks. Changes in estimates are reflected in earnings in the period an estimate is revised.

Accounting for reclamation and remediation obligations requires management to make estimates unique to each exploration operation of the future costs the Company will incur to complete the reclamation and remediation work required to comply with existing laws and regulations. Actual costs incurred in future periods could differ from amounts estimated. Additionally, future changes to environmental laws and regulations could increase the extent of reclamation and remediation work required. Any such increases in future costs could materially impact the amounts charged to earnings for reclamation and remediation.

Lease Liability

Leases meeting certain criteria are accounted for as a capital lease. Imputed interest is charged against income. The capitalised value of the assets is depreciated over the estimated useful lives. The Company has entered into leasing agreements of two and three year terms for motor vehicles. Obligations under capital lease are reduced by the rental payments net of imputed interest. All other leases are treated as operating leases.

Impairment of Long-Lived Assets

The Company accounts for its long-lived assets in accordance with ASC Topic 360, “Impairment or Disposal of Long-Lived Assets”. ASC Topic 360 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of its assets, including property, plant and equipment and mineral rights, by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, the impairment loss is recorded equal to the difference between the asset’s carrying value and fair value or disposable value. During 2012, the Company reviewed the assets held and adopted a plan to dispose of some of its assets relating to land and buildings  A$3,361,000 (US$3,486,000) and motor vehicles A$10,000 (US$11,000) which were surplus to its needs. As part of the plan, an impairment loss of A$250,000 (US$260,000) was recognized which is included in write off/writedown of assets, representing the excess of the carrying amount of certain assets over the aggregate of the fair value. All of the impaired assets are part of the current assets – assets held for sale.

4.           CONCENTRATIONS OF RISKS

Cash Balances

Cash consists of all cash balances and highly liquid investments with an original maturity of three months or less. Because of the short term maturity of these investments, the carrying amounts approximate their fair value.

The Company monitors its position with, and the credit quality of, the financial institution it invests with. As of the balance sheet date, and periodically throughout the year, the Company has maintained balances in various operating accounts in excess of federally insured limits.

The Company held in interest bearing cash accounts at December 31, 2012, A$2,889,000 (US$2,997,000) including A$1,000 (US$1,000) held in US dollars in Australian banking institutions and A$3,000 (US$3,000) in other banking institutions.

Mineral Rights and Foreign Operations

The Company has mineral rights in Australia.

5.           DEVELOPMENT COSTS

During the year ended December 31, 2012, A$1,185,000 (US$1,229,000) of costs incurred on the Paradise South phosphate project in the process of preparing the mineral deposit for extraction were capitalized and included in development costs.

6.           DEPOSITS

Deposits held by the Company consist of:

	December 31
	2012 A$000s	2011 A$000s

Term Deposit as security for a Banker’s Undertaking	317	299
Other	152	148
Cash deposits provided to Government Departments for the purpose of guaranteeing the Company’s performance in accordance with mining law	616	707
	1,085	1,154

7.           INVESTMENTS/SUBSIDIARIES

The following is the summary of the Company’s acquisitions and investments.

Consolidated Entities

Paradise

The Company holds 100% of the shares of Paradise which commenced operating during the year ended December 31, 2012. During the year ended December 31, 2012, Paradise issued 100,000,000 shares to Legend for all of Legend’s phosphate assets. The assets were transferred at their respective cost basis. Legend has recorded an estimated current tax liability of A$650,000 as a result of the transfer of the assets to Paradise. The amount of other income of Paradise for the year ended December 31, 2012 included in the Consolidated Statements of Comprehensive Loss amounts to A$229,000, and the amount of loss is A$14,062,000.

MED

At December 31, 2011, the Company’s holding in MED was 50.69%. During fiscal 2012, MED issued 24,727,221 ordinary shares for net consideration of A$5,131,000 as a result of the exercise of options and share placements. During fiscal 2012, the Company acquired 165,000 additional shares in MED at a cost of A$32,000. The net dilutive effect of the issues and acquisitions reduced the Company’s interest to approximately 41.95% at December 31, 2012. As such, the Company recorded adjustments to the Company’s additional paid-in capital and non-controlling interest accounts related to these transactions which are reflected in the accompanying Statement of Stockholders’ Equity (Deficit) during fiscal 2012. At December 31, 2012, the management of the Company believes it has the ability to control the operations of MED through its share ownership and control of the management of the day to day operations. Additionally, the Company’s President and Chief Executive Officer and two of its independent Directors serve as Executive Chairman and Managing Director, and Directors, respectively, of MED. At December 31, 2012, it is management’s conclusion that the Company has a controlling interest in MED and accordingly, it consolidated MED’s results into the Company. The amount of other income of MED for the year ended December 31, 2012 and 2011 included in the Consolidated Statements of Comprehensive Loss amounts to A$174,000 and A$844,000 respectively, and the amount of loss is A$5,495,000 and A$4,832,000 respectively. For the year ended December 31, 2012 the loss was offset by the proceeds from the sale of a parcel of rough diamonds from the pre-production trials of A$1,772,000.

Teutonic Minerals Pty Ltd

On February 27, 2008, the Company entered into a Share Sale Agreement whereby the Company agreed to purchase all of the issued and outstanding shares of Teutonic Minerals Pty Ltd. As a result, Teutonic became a subsidiary of the Company from that date. Teutonic held an application for a mineral licence over phosphate in the Georgina Basin in the State of Queensland, Australia. The consideration payable to the vendors was A$300,000, and the Company granted the vendors a 1% gross revenue royalty from production from the mineral licence and incurred legal costs of A$26,526. The mineral licence application held by Teutonic was withdrawn on March 17, 2008 and replaced by a mineral application lodged by the Company. Teutonic had no other assets or liabilities. As at December 31, 2008 the net assets and liabilities acquired by the Company had no value. At December 31, 2012 and 2011, the financial position and results of operations of Teutonic were not material.

Alexya Pty Ltd

On October 22, 2010, the Company incorporated a wholly owned Australian subsidiary, Alexya Pty Ltd (“Alexya”) to hold a certain asset and liability which has been consolidated in the accompanying financial statements. The amount of revenue of Alexya for the year ended December 31, 2012 and 2011 included in the Consolidated Statement of Comprehensive Loss is A$nil and A$nil respectively and the amount of loss is A$907,000 and A$1,201,000 respectively.

The Company also has the following wholly owned inactive subsidiaries:

●	Legend International Holdings Limited
●	Legend Diamonds Pty Ltd

Equity Investments

Northern Capital Resources Corp

At December 31, 2012, Legend held a 31.50% interest in Northern Capital Resources Corp (“NCRC”), a Nevada Corporation. The Company has accounted for the investment in NCRC using the equity method. At December 31, 2012 and 2011, the carrying value of the investment was A$nil and A$595,000 respectively. For the year ended December 31, 2012 and 2011, the Company recorded an equity loss in NCRC of A$124,000 and A$7,133,000 respectively. At December 2012 and 2011, the Company made an assessment of the carrying value of the investment in NCRC and concluded that it needed to impair the carrying value. This assessment took into account the net asset position of NCRC. As a result, the Company impaired the carrying value of the investment and has recorded an impairment of equity investment of A$471,000 (2011: A$5,654,000) in the Company’s consolidated statement of comprehensive loss.

 The Chairman of the Board and Chief Executive Officer of the Company, is also the Chairman of the Board and Chief Executive Officer of NCRC and certain companies with which Mr Gutnick is associated own approximately 35.62% of the outstanding common stock of NCRC. Mr JI Gutnick is one of six directors (four of the directors are independent of NCRC) of the Company. Furthermore, Dr D S Tyrwhitt is also a Director of NCRC.

At December 31, 2012, the investment in the unconsolidated subsidiary is accounted for under the equity method as the Company has significant influence over NCRC.

The following table presents summary unaudited financial information for NCRC. Such summary financial information has been provided herein based upon the individual significance of this unconsolidated equity investment to the consolidated financial information of the Company:

	December 2011 A$000s	December 2012 A$000s

Current assets	958	84
Non- current assets	7,124	1,689
Total assets	8,082	1,773

Current liabilities	615	175
Non-current liabilities	1,249	-
Total liabilities	1,864	175

Total shareholders’ equity	6,218	1,598

Noncontrolling interest	(4,331)	-

Shareholder equity attributable to NCRC	1,887	1,598

Net profit/(loss)	(22,673)	2,068

At December 31, 2012 and 2011, the carrying value of this equity investment was not in excess of the Company’s share of the underlying equity in the net assets of the investee.

Top End Minerals Limited

The Company, through its investment in MED, holds a 31.14% interest in TEM, which has a carrying value of A$179,000 and A$711,000 at December 31, 2012 and 2011 respectively.  MED accounts for the investment in TEM using the equity method, For the year ended December 31, 2012 and 2011, the Company recorded equity loss in TEM of A$311,000 and A$362,000 respectively. At December 31, 2012, the Company made an assessment of the carrying value of the investment in TEM and concluded that it needed to impair the carrying value. This assessment took into account the net asset position of TEM and as a result has recorded an impairment of equity investment of A$221,000. At December 31, 2011, there was no need to impair the carrying value of TEM.

At December 31, 2012, the investment in the unconsolidated subsidiary is accounted for under the equity method as the Company via its subsidiary MED has significant influence over TEM.

The following table presents summary unaudited financial information for TEM. Such summary financial information has been provided herein based upon the individual significance of this unconsolidated equity investment to the consolidated financial information of the Company:

	December 2011 A$000s	December 2012 A$000s

Current assets	3,618	1,116
Non- current assets	8	12
Total assets	3,626	1,128

Current liabilities	180	523
Total liabilities	180	523

Total shareholders’ equity	3,446	605

Net profit/(loss)	(1,166)	(998)

At December 31, 2012 and 2011, the carrying value of this equity investment was not in excess of the Company’s share of the underlying equity in the net assets of the investee.

8.           STOCKHOLDERS EQUITY

Common Stock

Between January 1, 2001 and December 31, 2007, the Company issued 65,582,358 shares of Common Stock raising A$29,761,285. The Company also issued 21,031,700 shares of Common Stock in lieu of services for a value of A$1,374,839. The Company issued a further 89,442,267 shares of Common Stock upon the cashless exercise of options.  The Company issued a further 500,000 shares of Common Stock for part settlement of acquisition of exploration permits amounting to A$518,000. The Company issued a further 200,000 shares of Common Stock as a result of delays in lodging a registration statement amounting to A$364,805. The Company issued a further 112,500 shares of Common Stock valued at A$35,416 to settle outstanding matters with an external party.

Between January 1, 2008 and December 31, 2008, the Company issued 42,000,000 shares of Common Stock raising A$110,028,293. The Company also issued 30,800 shares of Common Stock in lieu of services for a value of A$147,588. The Company issued a further 1,522,358 shares of Common Stock upon the cashless exercise of options and 435,600 shares of Common Stock upon the exercise of options raising A$51,494. The Company issued a further 457,809 shares of Common Stock as a result of delays in lodging a registration statement amounting to A$900,495.

Effective July 14, 2008, the Company entered into a Shares Option Agreement with the Indian Farmers Fertilizer Cooperative Limited (“IFFCO”) to finance the Company’s operations.

Under the Share Options Agreement, IFFCO received options to purchase 30 million shares of Common Stock of the Company on the following terms:

a.	5,000,000 options, at an exercise price of US$2.50 per share and expiring 60 days from July 11, 2008;
b.	8,000,000 options, at an exercise price of US$3.00 per share and expiring 12 months from July 11, 2008;
c.	8,000,000 options, at an exercise price of US$3.50 per share and expiring 18 months from July 11, 2008;
d.	9,000,000 options, at an exercise price of US$4.00 per share and expiring 24 months from July 11, 2008.

During the third quarter of 2008, the 5,000,000 options issued to IFFCO, at an exercise price of US$2.50 per share and expiring 60 days from July 11, 2008 were exercised on August 11, 2008 and pursuant to the Share Options Agreement, received a 1.2% discount on the exercise price. The total amount received was A$13,672,091 and the Company issued 5,000,000 shares of common stock. The 8,000,000 options expiring 12 months after July 11, 2008, the 8,000,000 options expiring 18 months after July 11, 2008 and the 9,000,000 options expiring 24 months after July 11, 2008 were not exercised and were forfeited. IFFCO holds 15.2% of the shares of common stock of the Company.

Between January 1, 2009 and December 31, 2009, an additional 18,000 options were exercised for US$0.111, total amount received A$2,763 and the Company issued 18,000 shares of common stock. Between January 1, 2010 and December 31, 2010, an additional 333,334 options were exercised using the cashless exercise feature and the Company issued 66,282 shares of common stock. Between January 1, 2010 and December 31, 2010, Legend issued 1,000,000 options with an exercise price of US$1.00 and expiring on September 1, 2014 for consulting fees amounting to A$247,000. Between January 1, 2011 and December 31, 2011, an additional 9,000 options were exercised using the cashless exercise feature and the Company issued 7,572 shares of common stock. Between January 1, 2012 and December 31, 2012, the Company issued 22,640,725 shares of Common Stock raising A$2,255,726.

Share Option Plan

The Company has a Stock Incentive Plan (“Stock Plan”) for executives and eligible employees and contractors. Under this Stock Plan, options to purchase shares of stock can be granted with exercise prices not less than the fair market value of the underlying stock at the date of grant. The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price equal to or greater than the market price of the Company’s stock at the date of grant; those option awards generally vest 1/3 after 12 months, 1/3 after 24 months and the balance after 36 months with a 10-year contractual term. The expected life of the options is generally between 5½ to 6½ years. Certain option and share awards provide for accelerated vesting if there is a change in control (as defined in the Stock Plan). The maximum aggregate number of Shares which may be optioned and sold under the Stock Plan is 10% of the issued and outstanding shares (on a fully diluted basis).

The fair value of each option award is estimated on the date of grant using the Binomial option valuation model that uses the assumptions noted in the following table. The Binomial option valuation model requires the input of subjective assumptions, including the expected term of the option award and stock price volatility. Expected volatility is based on the historical volatility of our stock at the time grants are issued and other factors, including the expected life of the options of 5 ½ to 6 ½ years. The Company uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding; the range given below results from certain groups of employees exhibiting different behaviour. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	For the year ended December 31, 2012	For the year ended December 31, 2011
Weighted Average Volatility	70%	70%
Dividend Yield	-	-
Expected term (years)	5.5 – 6.5	5.5 – 6.5
Risk-free rate	1.91%	1.91%

A summary of option activity under the Plan as of December 31, 2012, and changes since December 2006 is presented below:

Options	Shares 000s	Weighted-Average Exercise Price
Balance, December 31, 2006	8,100	$0.83
Granted	6,250	$0.93
Exercised	-	-
Forfeited and expired	(1,763)	$0.72

Balance, December 31, 2007	12,587	$0.79
Granted	11,000	$1.79
Exercised	-	-
Forfeited and expired	(1,125)	$0.98

Balance, December 31, 2008	22,462	$1.19
Granted	1,900	$1.00
Exercised	-	-
Forfeited and expired	(675)	$1.00

Options	Shares 000s	Weighted-Average Exercise Price
Balance, December 31, 2009	23,687	$1.30
Granted	500	$1.00
Exercised	(333)	$0.83
Forfeited and expired	(979)	$0.97

Balance, December 31, 2010	22,875	$1.32
Granted	-	-
Exercised	-	-
Forfeited and expired	(300)	$1.00

Balance, December 31, 2011	22,575	$1.33
Granted	-	-
Exercised	-	-
Forfeited and expired	(675)	$1.00

Balance, December 31, 2012	21,900	$1.34

Options exercisable at December 31, 2012	21,900	$1.34

At the time of an issue of options, management assess the forfeiture rate to be used for the issue based on historical experience and management’s view on the likelihood that the individual will continue employment to the end of the vesting period. The forfeiture rates vary between 33.3% and 100%.

 For the year ended December 31, 2012, stock-based compensation expense relating to stock options was A$44,000 (US$46,000) and is included in exploration expenditure. For the year ended December 31, 2011, stock based compensation expense relating to stock options was A$452,000 (US$460,000), A$173,000 (US$176,000) of which is included in exploration expenditure and A$279,000 (US$284,000) is included in administration expenses. No income tax benefit was recognized in the years ended December 31, 2012 and 2011 for stock-based compensation arrangements because of the valuation allowance. As at December 31, 2012, there was A$nil (US$nil) of unrecognized compensation cost, before income taxes, related to unvested stock options.

	Options Outstanding			Options Exercisable
Exercise Prices US$	Number Outstanding 000s	Weighted Average Remaining Contractual Life (In Years)	Weighted- Average Exercise Price	Number Exercisable 000s	Weighted Average Remaining Contractual Life (In Years)	Weighted- Average Exercise Price
$0.444	1,856	3.86		1,856	3.86
$1.000	13,144	4.85		13,144	4.85
$2.000	5,900	5.17		5,900	5.17
$3.480	1,000	5.52		1,000	5.52

	21,900	4.88	$1.34	21,900	4.88	$1.34

The aggregate intrinsic value of outstanding stock options at December 31, 2012 was US$nil and the aggregate intrinsic value of exercisable stock options was US$nil. For the year ended December 31, 2012, the aggregate intrinsic value of exercised options was US$nil (2011: US$nil).

Merlin Diamonds Limited

Options

The number of MED options outstanding over unissued ordinary shares at December 31, 2012 is nil. For the year ended December 31, 2012, 3,656,000 options were exercised at A$0.16 and MED issued 3,656,000 shares for net consideration of A$580,000.

Directors, Officers and other Permitted Persons MED Option Plan

At December 31, 2012, no options are on issue under this plan.

9.           RECLAMATION AND REHABILITATION

	December 31, 2012 A$000s	December 31, 2011 A$000s

Balance January 1	969	926
Increase (Decrease) as a result of rehabilitation requirement on exploration undertaken during year	159	169
Decrease as a result of rehabilitation performed during the year	(35)	(126)
Closing balance December 31	1,093	969

The Company’s exploration activities are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations so as to protect the environment and believes its operations are in compliance with applicable laws and regulations in all material respects. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures. Estimated future rehabilitation costs are based principally on legal and regulatory requirements.

10.         LEASE LIABILITY

$A000s
The Company entered into capital finance lease agreements for motor vehicles. The leases are non-cancellable and require total monthly repayments of A$25,000 (2011:A$26,000) and expire at various dates from 2013 to 2016. Future minimum payments due for the remaining term of the leases as of December 31, 2012 are as follows:

2013	156
2014	59
2015	14
2016	40
269
Less amounts representing interest	17
252

Current liability	143
Non-current liability	109

252
At December 31, 2012, the net book value of the motor vehicles under capital leases amounts to:	435

11.         OTHER INVESTMENTS

During December 2009, the Company invested A$2,784,000 in exchange for shares in a Fund that purchases shares in companies quoted on international stock exchanges. The fair value of the equity security is not readily determinable from published information. The Company accounts for these investments at cost and reviews the carrying amount for impairment at each balance sheet date. During 2011, the Company redeemed the investment and at December 31, 2011, had received A$1,695,000 of the redeemed investment. At December 31, 2011 the Company assessed the current net asset value of the remaining investment from information provided by the Fund Manager and determined that a provision for impairment was appropriate of A$719,000. The Company considers the provision remains appropriate as at December 31, 2012

12.       AFFILIATE TRANSACTIONS

Legend advances to and receives advances from various affiliates. All advances between consolidated affiliates are eliminated on consolidation.

In December 2004, the Company entered into an agreement with AXIS Consultants Pty Ltd to provide geological, management and administration services to the Company. AXIS is affiliated through common management.  The Company is one of ten affiliated companies. Each of the companies has some common Directors, officers and shareholders. In addition, each of the companies is substantially dependent upon AXIS for its senior management and certain mining and exploration staff. A number of arrangements and transactions have been entered into from time to time between such companies. It has been the intention of the affiliated companies and respective Boards of Directors that each of such arrangements or transactions should accommodate the respective interest of the relevant affiliated companies in a manner which is fair to all parties and equitable to the shareholders of each. Currently, there are no material arrangements or planned transactions between the Company and any of the other affiliated companies other than AXIS.

Legend holds a 9.09% interest in AXIS at a cost of A$1 and which is accounted for under the cost method. The majority shareholder (72.73%) of AXIS is a third party independent of Legend Directors and management. J I Gutnick and his family or any of their private companies do not hold any shares in AXIS.

During 2011, AXIS charged the Company A$5,939,000 for management and administration services and A$7,228,000 for exploration services. The Company paid A$17,697,000 for 2011 charges and funding advances. The amount owed by AXIS at December 31, 2011 was A$7,484,000 (September 2011: A$6,740,000). For 2011, the Company charged AXIS interest of A$136,000 at a rate of 11.19%. At December 31, 2011, management considered the recoverability of the amount owed by AXIS and in accordance with the requirements of accounting standards provided A$6,839,000 provision for doubtful receivable in 2011. The amount owed by AXIS at December 31, 2011 of A$645,000 is included under non-current assets – receivables affiliates.

During 2012, AXIS charged the Company A$6,202,000 (US$6,433,000) for management and administration services and A$3,023,000 (US$3,136,000) for exploration services. The Company paid A$7,728,000 (US$8,016,000) for 2012 charges and funding advances. For 2012 Axis repaid A$915,000 (US$949,000) to the Company and accordingly, the Company recorded an adjustment to the provision of A$2,340,000 (US$2,427,000). Accordingly, the balance of the provision for the amounts due from AXIS at December 31, 2012 amounts to A$4,499,000. For 2012, the Company charged AXIS interest of A$72,000 (US$75,000) at a rate between 9.84% and 10.24%. The net amount  owed by AXIS at December 31, 2012 of A$645,000 (US$669,000) is included under current and non-current assets – receivables affiliates.

During the 2009 year, the Company invested in MED through on-market purchases on ASX and through a takeover offer. The Company’s President and Chief Executive Officer and two of its independent Directors are Executive Chairman and Managing Director, and Directors respectively of MED. At December 31, 2011, the Company’s holding in MED was 50.69%.

In January 2012, MED issued 3,656,000 shares for net consideration of A$580,000 (US$602,000) due to the exercise of 3,656,000 options. On June 28, 2012, MED issued 12,071,221 shares through a private placement for net consideration of A$2,647,000 (US$2,746,000). During 2012, the Company acquired 165,000 additional shares in MED at a cost of A$32,000 (US$33,000). On December 14, 2012 MED advised that it has entered into application for shares agreements with four international investors to place 43 million fully paid ordinary shares at a price of 21 cents each raising A$9,030,000 (US$9,367,000). On December 31, 2012, MED issued 9,000,000 shares under these agreements. The net dilutive effect of the issues and acquisitions reduced the Company’s interest to approximately 41.95% at December 31, 2012. Since that date, MED has issued further shares to third parties and at March 15, 2013, Legend’s interest in MED had reduced to 33.84%

During the 2009 year, the Company and MED entered into a camp access agreement and airfield access agreement relating to the Merlin camp and airstrip to allow the Company to utilize these facilities. At December 31, 2012, the amount due to MED was A$12,000 (US$12,000) and at December 31, 2011, A$45,000. The Company through its investment in MED holds a 31.14% interest in TEM. During the 2012 year, MED charged TEM for corporate and direct costs. The amount owed by TEM at December 31, 2012 was A$200,000 (US$207,000) and is included in current assets – receivables – affiliates.

During the 2010 and 2011 years, the Company took a private placement of shares of common stock in NCRC. At December 31, 2012, the Company held 31.50% of the shares of NCRC (2011: 31.50%). The Company’s President and Chief Executive Officer and one of its independent Directors are President and Chief Executive Officer and Director respectively of NCRC. The amount owed by NCRC at December 31, 2012 included under non-current assets – advances to affiliates was A$nil (2011: A$63,000).

During the 2011 year, Edinox Pty Ltd (“Edinox”), a company associated with Mr J I Gutnick, advanced the Company A$2,264,000. The Company has provided security in the form of properties owned by Legend for the advance. Under the terms of the agreement the advance was repayable on April 2, 2012 but has been extended to at call. For 2012, Edinox charged the Company interest at a rate between 6.32% and 4.92% and costs of A$171,000 (US$177,000) (2011: A$31,000). For 2012 the Company paid A$201,000 (US$208,000) (2011: A$nil) to Edinox for interest and costs. At December 31, 2012, the Company owed Edinox A$2,264,000 (US$2,348,000) (2011: A$2,295,000).

13.       GOODWILL

Goodwill was recorded as part of the acquisition of MED during 2009. The goodwill amount of A$1,093,000 was calculated as the difference between the fair value of the MED net assets acquired of A$12,541,000 (net of non-controlling interest) and total consideration of A$13,633,000. In accordance with Topic 350, Intangibles – Goodwill and Other, the Company completed an impairment test and determined that the goodwill recorded at the acquisition date was not impaired.

14.       MINERAL RIGHTS

Mineral rights were recorded upon the acquisition of MED during 2009 based upon an independent expert’s report prepared for NADL as part of its Target’s Statement to respond to the on market takeover offer by the Company, which included a valuation of Mineral Rights of the mineral properties of MED with mineralized material which were valued at A$18,873,000. The underlying mineral property licenses have a set term and the Mineral Rights are being amortized over the term of  the licenses. The amortization charge for the twelve months ended December 31, 2012 is A$1,398,000 (2011: A$1,398,000) and the net carrying value of Mineral Rights at December 31, 2012 is A$14,095,000 (US$14,621,000).

15.       CONVERTIBLE NOTES

Effective as of February 7, 2012, the Company entered into a convertible note agreement via its wholly-owned subsidiary, Paradise, with two Australian investment funds, pursuant to which Paradise issued A$7.5 million in principal amount of notes due 12 months from the issue, which bear interest at a nominal rate of 10% per annum (the actual amount of effective interest depends upon the event that triggers repayment). If, within 12 months of the completion date of the agreement, Paradise conducted a public offering of securities in Australia and those securities were listed on ASX, then the convertible notes would be converted into ordinary shares of Paradise at a conversion rate which is based on the pre-money value of Paradise at the time of the public offering of securities. The note agreement calls for an adjustment to the repayment factor if Paradise does not complete the public offering, as defined. On April 30, 2012, Paradise raised a further A$2.5 million via an increase in the convertible note facility on the same terms and conditions set out for the A$7.5 million. As at December 31, 2012 interest of $851,000 (US$883,000) has been incurred on the convertible notes which is included in current liabilities – accrued financing costs. The A$10 million convertible note was due for repayment on March 10, 2013. Acorn has agreed to extend the repayment date for 2 months under certain conditions including the finalisation of a term sheet for an off-take agreement prior to March 10, 2013. Paradise has entered into a term sheet with a third party and the repayment date has been extended to May 10, 2013.

Paradise did not proceed with the IPO and listing on ASX due to market conditions and the advanced state of strategic partners at the time.

The approximate cash repayment due at May 10, 2013 is A$17,900,000 (US$18,500,000), made up of the principal amount of $10,000,000 plus interest of approximately $1,200,000 multiplied by a repayment factor of 0.625, equating to A$6,700,000.

The Company expects to repay the convertible note by April 10, 2013, and therefore as of December 31, 2012, Paradise has accrued additional financing cost representing the repayment factor of .66 equating to A$5,590,000 (US$5,798,000) which is included in financing cost expense and in current liabilities – accrued financing costs in the accompanying 2012 financial statements.

16.       LONG-TERM DEBT

During November 2010, the Company entered into a loan facility agreement, which provides for a US$3.2 million credit facility and has a term of five years. Interest on borrowings under the agreement will be fixed at 6.70% per annum.

Borrowings under this agreement amounted to A$2.51 million (US$2.60 million) at December 31, 2012 owed to the financier by our wholly owned subsidiary are secured by certain equipment purchased by the Company. This debt matures in 2015 with the aggregate amount of payment obligations after December 31, 2012 as follows:

Year	A$000s

2013	310
2014	332
2015	1,867

Total	$2,509

17.       INCOME TAXES

The Company has adopted the provisions of ASC Topic 740 "Income Taxes". ASC 740 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

ASC Topic 740 prescribes how a company should recognise, measure, present and disclose in its financial statements uncertain tax positions that the Company has taken or expects to take on a tax return. Additionally for tax positions to qualify for deferred tax benefit recognition under ASC 740, the position must have at least a “more likely than not” chance of being sustained upon challenge by the respective taxing authorities, and whether or not it meets that criteria is a matter of significant judgement. The Company believes that it does not have any uncertain tax positions that would require the recording or disclosure of a potential tax liability.

The Company is subject to taxation in both the USA and Australia.

At December 31, 2012 and 2011, deferred taxes consisted of the following:

	USA 2012 A$000s	Australia 2012 A$000s	Total 2012 A$000s
Deferred tax assets

Net operating loss carry-forward	5,059	5,060	10,119
Exploration expenditure	5,138	-	5,138
Less valuation allowance	(10,197)	(5,060)	(15,257)
Net deferred taxes	-	-	-

	USA 2011 A$000s	Australia 2011 A$000s	Total 2011 A$000s
Deferred tax assets

Net operating loss carry-forward	14,534	27,744	42,502
Exploration expenditure	19,702	-	21,157
Less valuation allowance	(34,236)	(27,744)	(63,659)
Net deferred taxes	-	-	-

Under ASC 740, tax benefits are recognised only for tax positions that are more likely than not to be sustained upon examination by tax authorities, based on the technical merits of the position. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized.

At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

In February 2012, as a result of the transfer of the phosphate assets to Paradise, Legend has realised its carryforward net operating losses and exploration expenditures. In addition, Legend recorded an estimated current tax liability of A$650,000 resulting from the transaction.As a result of the ownership change that occurred in November 2004 (see note 1), Internal Revenue Code Section 382 limits the use of available operating loss carryforwards for losses incurred prior to the ownership change. Carry-forward net operating losses will be available to offset future taxable income. Total available net operating loss carryforwards in the United states, which are subject to limitations, amount to approximately A$14,500,000 at December 31, 2012 and expire in years 2024 through 2031. Net operating loss carryforwards in Australia which do not have a definite expiration date amounted to approximately A$16,900,000.

The Company’s tax returns for all years since December 31, 2008 remain open to examination by most taxing authorities.

18.       COMMITMENTS AND CONTINGENCIES

The Company is a party to claims that arose in the normal course of business. Management of the Company believes that the ultimate outcome of these claims will not have a material effect on the consolidated financial statements.

The Company has entered into lease agreements for the rental of office premises and equipment which expire between 2013 and 2014.

A$000s
Future minimum contractual obligations under operating leases are as follows:

2013	57
2014	27
84

A$000s
Future minimum lease payments under the Company’s non-cancellable operating leases are as follows:

2013	145
2014	55
2015	13
2016	39
252

Exploration

The Company has to perform minimum exploration work and expend minimum amounts of money on its tenements. The overall expenditure requirement tends to be limited in the normal course of the Company’s tenement portfolio management through expenditure exemption approvals, and expenditure reductions through relinquishment of parts or the whole of tenements deemed non prospective. Should the company wish to preserve interests in its current tenements the amount which may be required to be expended is as follows:

	2012 A$000s	2011 A$000s
Not later than one year	2,473	5,278
Later than one year but not later than five years	5,704	9,532
Later than five years but not later than twenty one years	1,724	1,422
	9,901	16,232

19.       SUBSEQUENT EVENTS

The Company has evaluated events and transactions after the balance sheet date through the date the consolidated financial statements were issued and believes that all relevant disclosures have been included herein and there are no other events which require recognition or disclosure in the accompanying consolidated financial statements, other than disclosed herein.

On January 16, 2013 the Company announced that it has placed 150 million shares of Common Stock at a price of 5 cents per share raising $7.5 million. Closing of 45 million shares for US$2,250,000 occurred on February 20, 2013. Further, following the placement of shares, the Company intends to undertake a rights issue of shares of Common Stock on a pro-rata basis, to all stockholders, at 5 cents per share.

On January 18, 2013 the Company announced that it has entered into an agreement to sell 24 million ordinary shares (approximately 16.9%) in MED at a price of 21 cents per share which amounts to A$5.04 million, which will close in 60 days; and on March 12, 2013, it entered into two further contracts to sell a total of 35 million ordinary shares (approximately 19.9% in MED at a price of A$0.22 per share, which will close in 10 business days. Following closing, Legend will hold less than a 1% interest in MED. Funds raised by the placement, the sale of assets and from the rights issue will be used in the development of the phosphate operations, to retire debt and for working capital purposes.

As a result of the reduction in ownership in the investment in MED, the Company expects it will deconsolidate MED in 2013. The net assets of MED included in the accompanying balance sheet are summarised as follows:

A$000s
Total assets	18,671
Total liabilities	(2,042)
Non Controlling Interests	(13,018)
Net assets	3,611

Total assets noted above includes the A$14,095,000 mineral rights and A$1,093,000 of goodwill.

On January 31, 2013, MED announced it has reached an agreement with Innopac Holdings Limited (Innopac) under which Innopac agrees to make a scrip-for-scrip off-market takeover to acquire all of the shares in MED (the Transaction).

Under the Transaction, Innopac will offer 1.67 Innopac shares for every one MED share. This equates to A$0.28 per MED share (based on S$0.2145 per Innopac share which is the weighted average price for trades of Innopac’s shares done on the SGX-ST Mainboard for 7 consecutive trading days prior to and including January 30, 2013, being the day on which the Takeover Bid Implementation Deed was executed, and at an exchange rate of A$1.00 to S$1.28) and represents a premium of approximately 36.59% over the closing price of A$0.205 on January 30, 2013.

The Transaction is unanimously recommended by the Directors of MED, in the absence of a superior proposal.

Subject to compliance with any law and regulatory approvals, Innopac has agreed to use best endeavours to establish a share sale facility for MED shareholders who accept the offer but do not wish to hold Innopac shares, up to an agreed cap.

Innopac has been listed on the Singapore Stock Exchange mainboard since 1983, and is an investment holding and management company headquartered in Singapore. Its present investments are in telecommunications, investment properties and equities. Innopac is continually looking for new investments that will contribute to and increase its shareholders’ value.

The Offer will be subject to a number of conditions which are contained in attachment 1 (defined terms have the meaning given to them in the Takeover Bid Implementation Deed) of the announcement on the Company’s website.

The Takeover Bid Implementation Deed also contains:

●	no shop, no talk, notification and matching rights in favour of Innopac; and

●	a break fee payable by each of Innopac and MED in certain circumstances.

Innopac and MED expect that the Bidder’s Statement and Target’s Statement in relation to the Offer will be sent to MED Shareholders in March 2013.

On March 1, 2013, shareholders representing more than 50% of the issued shares of Common Stock of Legend approved a resolution to increase the authorized shares of common stock to 1,270,000,000 shares of common stock consisting of 1,250,000,000 shares of Common Stock having a par value of $.001 per shares and 20,000,000 shares of Preferred Stock having a par value of $.001 per share and to be issued in such series and to have such rights, preferences, and designation as determined by the Board of Directors of the Corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth expenses, incurred or expected to be incurred by Legend in connect with the issuance and distribution of the securities being registered. Items marked with an asterisk (*) represent estimated expenses.

SEC Registration Fee	$3,029
Legal Fees and Expenses*	30,000
Accounting Fees and Expenses*	20,000
Stock Transfer Agent Costs	50,000
Printing	25,000
Miscellaneous	21,971

TOTAL	$150,000

Item 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our by-laws indemnify each person (including the heirs, executors, administrators, or estate of such person) who is or was a director or officer of Legend to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorney's fees, arising out of his or her status as a director, officer, agent, employee or representative. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled. Legend may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs and expenses, whether or not Legend would have the legal power to indemnify them directly against such liability.

Costs, charges, and expenses (including attorney's fees) incurred by a person referred to above in defending a civil or criminal proceeding shall be paid by Legend in advance of the final disposition thereof upon receipt of any undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by Legend and upon satisfaction of other conditions required by current or future legislation.

If this indemnification or any portion of it is invalidated on any ground by a court of competent jurisdiction, Legend nevertheless indemnifies each person described above to the fullest extent permitted by all portions of this indemnification that have not been invalidated and to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Legend pursuant to the foregoing provisions, or otherwise, be advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 15. RECENT ISSUANCE OF SECURITIES

On June 27, 2012, the registrant issued an aggregate of 22,640,725 shares of common stock to an institutional accredited investor for an aggregate purchase price of $1,132,036.

On February 19, 2013, the registrant issued an aggregate of 45,000,000 shares of common stock to an institutional accredited investor for an aggregate purchase price of $2,250,000.

On May 3, 2013, the registrant issued an aggregate of 97,500,000 shares of common stock to an institutional accredited investor for an aggregate purchase price of $4,875,000.

On August 8, 2013, the registrant issued an aggregate of 52,500,000 shares of common stock to an institutional accredited investor for an aggregate purchase price of $2,625,000.

The foregoing securities were issued by the registrant in reliance on the exemption from registration requirements provided by Section 4(2) of the Securities Act.

Item 16.  EXHIBITS

Incorporated by
Reference to:

Exhibit No.	Exhibit
1.1	Subscription Agreement (1)
3.1	Certificate of Incorporation (1)
3.2	Amended Certificate of Incorporation (2)
3.3	Bylaws (1)
3.4	Specimen Stock Certificate (1)
3.5	Amendment to Certificate of Incorporation dated December 5, 2007 (6)
3.6	Amendment to Certificate of Incorporation dated August 2, 2011 (14)
3.7	Amendment to Certificate of Incorporation dated March 4, 2013 (5)
4.1	Form of Rights Certificate (11)
5.1	Opinion of Phillips Nizer LLP (11)
8.1	Opinion of Phillips Nizer LLP (11)
10.1	2006 Incentive Option Plan (3)
10.2	Contract for the Sale of Mining Tenements (4)
10.3	Subscription Agreement dated as of December 12, 2007 (6)
10.4	Agreement with Iron Duyfken Pty Limited dated November 2, 2007 (7)
10.5	Agreement with Ansett Resources & Industries Pty Ltd. dated November 7, 2007 (7)
10.6	Agreement with King Eagle Resources Pty Limited dated December 7, 2007 (8)
10.7	Share Options agreement dated July 14, 2008 with Indian Farmers Fertilizer Cooperative Limited (IFFCO)(10)
10.8	Service Agreement with AXIS Consultants Pty Ltd dated February 25, 2005 (11)
10.9	US$ Aircraft Loan Facility Agreement (12)
10.10	Asset Sale Agreement dated February 7, 2012 between Legend International Holdings, Inc. and Paradise Phosphate Pty Ltd (13)
10.11	Service Deed dated February 7, 2012 between Legend International Holdings, Inc. and Paradise Phosphate Pty Ltd (13)
10.12
Convertible Note Agreement dated February 7, 2012 between Legend International Holdings, Inc., Paradise Phosphate Pty Ltd., and Australian Microcap Investments Pty Ltd. as trustee for Microcap Investment Trust 1 and Australian Microcap Investments Pty Ltd. as trustee for Microcap Investment Trust 2 (13)

10.13	Security Agreement dated February 7, 2012 between Legend International Holdings, Inc. and Acorn Capital Limited (13)

10.14	Mining Mortgage dated February 7, 2012 between Legend International Holdings, Inc. and Acorn Capital Limited (13)
10.15	Mining Mortgage dated February 7, 2012 between Paradise Phosphate Pty Ltd. and Acorn Capital Limited (13)
10.16	Share Mortgage dated February 7, 2012 between Legend International Holdings, Inc. and Acorn Capital Limited (13)
10.17	General Security Agreement dated February 7, 2012 between Paradise Phosphate Pty Ltd. and Acorn Capital Limited (13)
10.18
Security Trust Deed dated February 7, 2012 between Legend International Holdings, Inc., Paradise Phosphate Pty Ltd., Acorn Capital Limited, and Australian Microcap Investments Pty Ltd. as trustee for Microcap Investment Trust 1 and Australian Microcap Investments Pty Ltd. as trustee for Microcap Investment Trust 2 (13)

10.19
Deed of Amendment (Convertible Note Agreement) dated 27 April 2012 between Legend International Holdings, Inc., Paradise Phosphate Pty Ltd., Acorn Capital Limited, and Australian Microcap Investments Pty Ltd. as trustee for Microcap Investment Trust 1 and Australian Microcap Investments Pty Ltd. as trustee for Microcap Investment Trust 2 (13)

10.20
Second Deed of Amendment (Convertible Note Agreement) dated 17 January 2013 between Legend International Holdings, Inc., Paradise Phosphate Pty Ltd., Acorn Capital Limited, and Australian Microcap Investments Pty Ltd. as trustee for Microcap Investment Trust 1 and Australian Microcap Investments Pty Ltd. as trustee for Microcap Investment Trust 2 (13)

10.21	Share Purchase Agreement dated 17 January 2013 between Newton Centre Development Limited and Legend International Holdings, Inc. (11)
10.22	Share Purchase Agreement dated 8 March 2013 between Goh Hin Calm and Legend International Holdings, Inc. (11)
10.23	Share Purchase Agreement dated 8 March 2013 between Tan Boon Kiat and Legend International Holdings, Inc. (11)
10.24	Share Purchase Agreement dated as of January 17, 2013 between Planetes International Limited and Legend International Holdings, Inc. (11)
10.25
23.1	Consent of PKF O’Connor Davies (11)
23.2	Consent of Phillips Nizer LLP (contained in exhibits 5.1 and 8.2)
99.1	Letter of Transmittal (11)
99.2	Notice of Guaranteed Delivery (11)
99.3	Letter to Stockholders (11)
99.4	Letter to Securities Dealers (11)
99.5	Letter to Clients (11)
99.6	Nominee Holder Certification Form (11)
99.7	Beneficial Owner Election Form (11)
21.1	Subsidiaries of the Registrant (5)

101
The following materials from the Legend International Holdings, Inc. Form S-1 formatted in Extensible Business Reporting Langage (XBRL): (i) the Consolidated Statements of Comprehensive Loss, (ii) the Consolidated Balance Sheets, (iii) the Consolidated Statements of Cash Flows and (iv) related notes.

	#101.INS	XBRL Instance Document.
	#101.SCH	XBRL Taxonomy Extension Schema Document.
	#101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.
	#101.LAB	XBRL Taxonomy Extension Label Linkbase Document.
	#101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.
	#101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

#           Filed herewith.  In accordance with Rule 406% of Regulation S-%, these interactive date files are deemed “not filed” for purposes of section 18 of the Exchange Act, and otherwise are not subject to liability under that section.

Footnotes:

(1)	Incorporated herein by reference to the Company’s Registration Statement on Form S-1, filed on February 2, 2001, File No. 333-55116, and the amendments thereto.

(2)	Incorporated herein by reference to the Company’s current report on Form 8-K filed on March 21, 2003.

(3)	Incorporated herein by reference to the Company’s annual report on Form 10-KSB for the fiscal year ended December 31, 2006.

(4)	Previously filed.

(5)	Incorporated by reference to the Appendix to the Company’s Proxy Statement filed on October 19, 2006.

(6)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed on December 19, 2007.

(7)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed on December 28, 2007.

(8)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed on December 28, 2007.

(9)	Intentionally Omitted.

(10)	Incorporated herein by reference to the Company’s Current Report on From 8-K filed on July 16, 2008.

(11)	Filed herewith

Item 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes that it will:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
	(i)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	(iii)	Include any additional or changed material information on the plan of distribution.
(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
(4)
For determining liability under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus relating to the offering required to be filed pursuant to Rule 424;
	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of or used or referred to by the undersigned;
	(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned or its securities provided by or on behalf of the undersigned; and
	(iv)	Any other communication that is an offer in the offering made by the undersigned to the purchaser.
(5)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(6)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and  contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

(8)	For the purpose of determining liability under the Securities Act to any purchaser:
(i)
Each prospectus filed pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus is deemed part of and included in this registration statement;

(ii)
Each prospectus require to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement shall be made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii)
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in any document incorporated or deemed incorporated by reference into the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the State of Victoria, Australia on August 16, 2013.

LEGEND INTERNATIONAL
HOLDINGS, INC.

By:	Peter Lee
Name:	Peter Lee
Title:	CFO & Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Lee and Brian Brodrick and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign this Registration Statement and any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Joseph I Gutnick	President, Chairman of the Board and Chief Executive Officer	August 19, 2013
Joseph I Gutnick

/s/ David Tyrwhitt	Director	August 19, 2013
David Tyrwhitt

/s/ Peter Lee	Secretary, Chief Financial Officer and Principal Accounting Officer	August 19, 2013
Peter Lee

	Director	_________, 2013
Manish Gupta

/s/ Allan Trench	Director	August 19, 2013
Dr Allan Trench

/s/ Henry Herzog	Director	August 19, 2013
Henry Herzog